                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        LEAP WIRELESS INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4) Proposed maximum aggregate value of transaction:

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   (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

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   (2) Form, Schedule or Registration Statement No.:

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   (3) Filing Party:

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   (4) Date Filed:

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

                              [LEAP WIRELESS LOGO]

                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 19, 2001

To the Stockholders of Leap Wireless International, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation ("Leap"), will be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, on Thursday, April 19, 2001 at 3:30 p.m. local time, for the following purposes:

     1. To elect the following three Class III directors to hold office until the Annual Meeting of Stockholders following fiscal 2003 or until their successors have been elected and have qualified:
                                Harvey P. White
                              Jeffrey P. Williams
                                 Scot B. Jarvis

     2. To approve the adoption of Leap's 2001 Executive Officer Deferred Bonus Stock Plan set forth as Appendix A to the accompanying proxy statement.

     3. To approve an amendment to Leap's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan from 200,000 to 500,000.

     4. To ratify the selection of PricewaterhouseCoopers LLP as Leap's independent accountants for the fiscal year ending December 31, 2001.

     5. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 1, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment or postponement thereof.
                                          By Order of the Board of Directors

                                          /s/ HARVEY P. WHITE
                                          Harvey P. White
                                          Chairman of the Board and
                                          Chief Executive Officer
San Diego, California
March 2, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

                              [LEAP WIRELESS LOGO]

                           10307 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Leap Wireless International, Inc., a Delaware corporation ("Leap"), for use at the Annual Meeting of Stockholders to be held on Thursday, April 19, 2001, at 3:30 p.m. local time (the "Annual Meeting"), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037. The approximate date on which this proxy statement and the accompanying proxy card are first to be sent to stockholders is March 15, 2001.

SOLICITATION

     Leap will bear the cost of soliciting proxies for the upcoming Annual Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, Leap and its directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Leap has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $8,500, plus certain out-of-pocket expenses.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on March 1, 2001 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting, or at any continuation, adjournment or postponement thereof. At the close of business on the Record Date, Leap had 30,040,580 shares of common stock outstanding and entitled to vote. Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of common stock held.

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Leap at Leap's principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Leap's Amended and Restated Certificate of Incorporation, as amended, provides that the number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The authorized number of directors is currently set at 11. Leap's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws also provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Due to the resignation of one of Leap's directors, the Board currently is comprised of 10 directors. The vacant seat is not in the class of directors that is up for election at the Annual Meeting. Leap is conducting a search for an appropriate candidate to be appointed to the Board to fill the vacant seat. Under Leap's Amended and Restated Bylaws, any vacancy on the Board resulting from resignation shall be filled by a majority vote of the directors then in office. The Board expects to fill the vacant seat following the Annual Meeting.

     Three seats on the Board of Directors, currently held by Harvey P. White, Jeffrey P. Williams and Scot B. Jarvis, have been designated as Class III Board seats, with the term of the directors occupying such seats expiring as of the Annual Meeting.

     Each of the nominees for election to this class is currently a Board member of Leap. Mr. White was previously elected by QUALCOMM Incorporated ("Qualcomm"), the sole stockholder of Leap at the time of his election. Messrs. Williams and Jarvis were appointed as Directors by the Board in September 1998. If elected at the Annual Meeting, each of the three nominees will serve until Leap's Annual Meeting of Stockholders following fiscal 2003, in each case until his successor is elected and has qualified, or until his earlier death, resignation or removal.

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

     Biographical information for each person nominated as a director, and for each person whose term of office as a director will continue after the Annual Meeting, is set forth below.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING FOLLOWING FISCAL 2003

HARVEY P. WHITE

     Harvey P. White, 66, has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and also served as President of Leap from June 1998 to July 1999. Mr. White was one of the founders of Qualcomm and served as Vice Chairman of the Board of Qualcomm from June 1998 to September 1998. From May 1992 until June 1998, he served as President of Qualcomm and from February 1994 to August 1995, as Chief Operating Officer of Qualcomm. Before May 1992, he was

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

Executive Vice President and Chief Operating Officer, and was also a Director of Qualcomm since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Verance, Inc., a privately-held multimedia technology start-up company, Applied Micro Circuits Corporation, a supplier of high-bandwidth silicon connectivity and Cibernet Corp., a company that provides financial settlement services to telecommunications companies. Mr. White holds a B.A. from Marshall University.

JEFFREY P. WILLIAMS

     Jeffrey P. Williams, 49, has served as a Director of Leap since September 1998. He has been a Managing Director at Greenhill & Co., LLC, an investment banking firm, since 1998. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996, he was an investment banker with Morgan Stanley & Co. Incorporated in their Telecommunications and Media Group. Mr. Williams also serves as director of Berliner Communications, Inc. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. from Harvard University Graduate School of Business Administration.

SCOT B. JARVIS

     Scot B. Jarvis, 40, has served as a Director of Leap since September 1998. Mr. Jarvis is a cofounder and a managing member of Cedar Grove Partners, LLC and Cedar Grove Investments, LLC, privately-owned companies formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now XO Communications, Inc. and a publicly-traded competitive local exchange company. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. Mr. Jarvis also serves as a Director of Point.com, Metawave Communications Corp. and Wireless Facilities, Inc. Mr. Jarvis holds a B.A. from the University of Washington.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE NAMED ABOVE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING FOLLOWING FISCAL 2001

ANTHONY R. CHASE

     Anthony R. Chase, 45, has served as a Director of Leap since August 2000. Mr. Chase has served as Chairman and Chief Executive Officer of Chasecom LP since 1998, Chairman and Chief Executive Officer of Chase Radio Partners, Inc. since 2000, and Chairman and Chief Executive Officer of both Faith Broadcasting Corporation and Chase Telecommunications, Inc. since 1993. Mr. Chase is also Chairman and Co-Founder, together with SBC Communications, Inc., of the Telecom Opportunity Institute. Mr. Chase began teaching communications law and contracts at the University of Houston Law School in 1990 and received tenure in 1996. Mr. Chase received a B.A. with honors from Harvard University in 1977 and his M.B.A. and J.D. from Harvard Business School and Harvard Law School in 1981. Mr. Chase serves on the Boards of Directors of Cornell Companies, Inc. (NYSE), Northern Trust Bank of Texas, numerous not-for-profit organizations, and is a member of the Council on Foreign Relations.

SUSAN G. SWENSON

     Susan G. Swenson, 52, has served as President and a Director since July 1999 and Chief Operating Officer since October 1999. She also served as Cricket Communications' Chief Executive Officer from July 1999 until July 2000. From March 1994 to July 1999, she served as President and Chief Executive Officer

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

of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately 10 million potential customers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell's San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc. and Palm, Inc. Ms. Swenson holds a B.A. from San Diego State University.

MICHAEL B. TARGOFF

     Michael B. Targoff, 56, has served as a Director of Leap since September 1998. He is founder and Chief Executive Officer of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Before that time, Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Before joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law, where he was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING FOLLOWING FISCAL 2002

JILL E. BARAD

     Jill E. Barad, 49, has served as a Director of Leap since August 2000. Ms. Barad was Chairman of the Board and Chief Executive Officer of Mattel, Inc. from October 1997 to February 2000, and she served as President and Chief Executive Officer of Mattel, Inc. from January 1997 to October 1997. From July 1992 to January 1997, she served as President and COO of Mattel, Inc. Ms. Barad started her career at Mattel as a product manager in 1981. Ms. Barad graduated from Queens College in 1973 with a B.A. in English Literature and Psychology. Ms. Barad is a member of the Board of Directors at Pixar Animation Studios. She is a member of the UCLA Executive Board of Medical Sciences, the Board of Governors of Town Hall Los Angeles, the Board of Fellows of Claremont University Center and Graduate School and Trustee Emeritus of the Queens College Foundation. She is Chairman of the Executive Advisory Board of the Children Affected by AIDS Foundation, and a member of the Advisory Committee Board of the For All Kids Foundation. Ms. Barad is also on the Board of Advisors of the Children's Scholarship Fund.

THOMAS J. BERNARD

     Thomas J. Bernard, 68, has served as a Director of Leap since its formation in June 1998 and is currently Vice Chairman of the Board. Mr. Bernard also served as President -- International Business Division of Leap from July 1999 until his retirement as an officer of Leap in December 2000. From June 1998 to July 1999, he served as Executive Vice President of Leap. From April 1996 to June 1998, Mr. Bernard served as a Senior Vice President of Qualcomm and General Manager of Qualcomm's Infrastructure Products division. Mr. Bernard had retired in April 1994, but returned to Qualcomm in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined Qualcomm in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of Qualcomm. Before joining Qualcomm, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems, cVideo, a developer of software-based recording and transmission products, and Pegaso PCS, an affiliate of Pegaso Telecomunicaciones S.A., de C.V.

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

ALEJANDRO BURILLO AZCARRAGA

     Alejandro Burillo Azcarraga, 48, has served as a Director of Leap since September 1998. Mr. Burillo has more than 30 years experience working for Grupo Televisa. Mr. Burillo served as Vice-Chairman of the Board of Directors of Grupo Televisa until 1999. In addition, Mr. Burillo served as President of International Affairs of Grupo Televisa from 1997 to 1999, and before that time served as Chief Operating Officer of Grupo Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Director of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.

ROBERT C. DYNES

     Robert C. Dynes, 58, has served as a Director of Leap since July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991 and was Senior Vice Chancellor -- Academic Affairs of UCSD from 1995 to 1996. Before 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. Chancellor Dynes holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. Chancellor Dynes serves on numerous scientific and educational boards and committees.

COMPANY MANAGEMENT

     Biographical information for the executive officers of Leap who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the Board of Directors and until their successors have been duly elected and qualified, unless sooner removed by the Board of Directors. Officers are elected by the Board of Directors annually at its first meeting following the Annual Meeting of Stockholders.

     JAMES E. HOFFMANN, 50, has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. From June 1998 to September 1998, Mr. Hoffmann was Vice President, Legal Counsel of Qualcomm. From February 1995 to June 1998, he served as Vice President of Qualcomm and Division Counsel for the Infrastructure Products Division, having joined Qualcomm as Senior Legal Counsel in June 1993. Before joining Qualcomm, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. Mr. Hoffmann holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

     STEWART DOUGLAS HUTCHESON, 44, has served as Senior Vice President, Wireless Data Development since July 2000, having previously served as Senior Vice President, Business Development from April 2000 to July 2000 and as Vice President, Business Development from September 1998 to April 2000. From February 1995 to September 1998, Mr. Hutcheson served as Vice President, Marketing in the Wireless Infrastructure division at Qualcomm. Before joining Qualcomm, Mr. Hutcheson held operational and technical management positions at Solar Turbines, Inc. for 13 years. Mr. Hutcheson holds a B.S. in mechanical engineering from California State Polytechnic University and an M.B.A. from University of California, Irvine.

     DANIEL O. PEGG, 55, has served as Senior Vice President, Public Affairs of Leap since its formation in June 1998. From March 1997 to September 1998, Mr. Pegg served as Senior Vice President, Public Affairs of Qualcomm. Before joining Qualcomm, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

     LEONARD C. STEPHENS, 44, has served as Senior Vice President, Human Resources of Leap since its formation in June 1998. From December 1995 to September 1998, Mr. Stephens was Vice President, Human Resources Operations for Qualcomm. Before joining Qualcomm, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. Mr. Stephens holds a B.A. from Howard University.

     THOMAS D. WILLARDSON, 50, has served as Senior Vice President, Finance and Treasurer of Leap since July 1998. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Willardson was a principal at The Fremont Group, an investment company. Mr. Willardson has served as a Director of Cost Plus, Inc. since March 1991. Mr. Willardson holds a B.S. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Leap's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of Leap's equity securities to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Leap. Officers, directors and greater-than-ten-percent beneficial owners are required by Commission regulations to furnish Leap with copies of all
Section 16(a) forms they file.

     To Leap's knowledge, based solely on a review of the copies of such reports furnished to Leap and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with, except as identified immediately below.

     A Form 4 for Thomas J. Bernard was filed late. Mr. Bernard's spouse retired from Qualcomm Incorporated and exercised her distribution options to purchase Leap common stock on September 17, 2000. Mr. Bernard's Form 4 was due October 10, 2000, but was not filed until October 27, 2000. In addition, Qualcomm filed the following forms late: a Form 5 for the fiscal year ending August 31, 1999 was due October 15, 1999, but was not filed until February 23, 2001; a Form 4 relating to Qualcomm's acquisition of senior discount units in Leap's February 2000 units offering was due March 10, 2000, but was not filed until February 23, 2001; and a Form 4 relating to Qualcomm's exercise of portions of an outstanding warrant to purchase Leap common stock in December 2000 was due January 10, 2001, but was not filed until February 23, 2001.

                           COMPENSATION OF DIRECTORS

     Directors of Leap do not receive any compensation for their services as director except that each non-employee director receives an option to purchase 20,000 shares of Leap common stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Leap common stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director. Beginning in 2001, a director also receives an additional option to purchase 5,000 shares of Leap common stock for each year during which such director serves as chair of either the Audit Committee or the Compensation Committee.

     The exercise price for each option is the fair market value of Leap's common stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to Leap, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of 10 years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to Leap. Special exercise and termination rules apply if the optionee's relationship with Leap is terminated as a result of retirement at age 70 after at least nine years of service on the Board, permanent and total disability, or death.

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

     Leap also reimburses directors for their travel expenses incurred in connection with attendance at Board and Board committee meetings.

                          BOARD AND COMMITTEE MEETINGS

     Leap's Board held three regularly scheduled meetings and four special (telephonic) meetings during fiscal 2000. During the past fiscal year, each incumbent Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served, except as follows: Mr. Alejandro Burillo Azcarraga attended five of the 11 meetings of the Board and meetings of committees of the Board on which he served. The Board has established an Audit Committee and a Compensation Committee. Leap does not have a Nominating Committee or any other standing committee.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee consists of Ms. Barad and Messrs. Targoff and Jarvis. Leap has adopted an Audit Committee charter, a copy of which is set forth as Appendix B hereto, which the Audit Committee reviews annually to ensure that it meets the requirements set forth in Rule 4350(d)(1) of the National Association of Securities Dealers, Inc. ("NASD") listing standards for issuers with securities listed for trading on The Nasdaq Stock Market. The charter specifies that the Audit Committee shall have at least three members, comprised solely of independent directors, each of whom is able to read and understand fundamental financial statements. In addition, at least one member of the Audit Committee must have past employment experience in finance or accounting. Each of the current Audit Committee members is an "independent director" as defined in Rule 4200(a)(14) of the NASD listing standards. The Audit Committee oversees management's conduct of Leap's financial reporting process, Leap's systems of internal accounting and financial controls, and the independent audit of Leap's financial statements. The Audit Committee selects or nominates for stockholder approval, evaluates and, where appropriate, replaces the outside auditor. The Audit Committee held four meetings during fiscal 2000.

     The current member of Leap's Compensation Committee is Mr. Dynes. Mr. John Moores served as a member of the Compensation Committee from December 1999 until his resignation from the Board in February 2001. Leap is currently considering a replacement for Mr. Moores to serve on the Compensation Committee. The Compensation Committee reviews management compensation programs, approves compensation changes for senior executive officers, reviews compensation changes for senior management and other employees and administers stock plan awards. The Compensation Committee held four meetings during fiscal 2000.

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Audit Committee is composed of three directors, Michael B. Targoff, Scot B. Jarvis and Jill E. Barad, and operates pursuant to a written charter (a copy of which is attached as Appendix B to this proxy statement) adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee is responsible for monitoring and overseeing management's conduct of Leap's financial reporting process, Leap's systems of internal accounting and financial controls, and the independent audit of Leap's financial statements by Leap's independent auditors, PricewaterhouseCoopers LLP.

     In this context, the Audit Committee reviewed and discussed the audited financial statements with both management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU sec. 380).

     The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with PricewaterhouseCoopers LLP the issue of its independence from Leap.

     Based on the Audit Committee's review of the audited financial statements and its discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Commission.

                                          AUDIT COMMITTEE

                                          Michael B. Targoff
                                          Scot B. Jarvis
                                          Jill E. Barad

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of January 31, 2001, with respect to the beneficial ownership of Leap's common stock by: (i) each stockholder known to Leap to be the beneficial owner of more than 5% of Leap's common stock; (ii) each director; (iii) each of the five most highly compensated executive officers of Leap; and (iv) all current executive officers and directors as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
          DIRECTORS, OFFICERS AND 5% STOCKHOLDERS             SHARES(2)      TOTAL
          ---------------------------------------             ---------    ----------
Qualcomm Incorporated(3)....................................  5,161,624       15.1%
Stephen F. Mandel(14).......................................  1,616,400        5.4%
Harvey P. White(4)(5)(9)(12)(13)............................    691,518        2.3%
Susan G. Swenson(5)(9)(11)(12)(13)..........................     99,328          *
Thomas J. Bernard(5)(6)(9)..................................     99,706          *
James E. Hoffmann(5)(7)(9)(12)(13)..........................     56,696          *
Leonard C. Stephens(5)(9)(12)(13)...........................     55,325          *
Jill E. Barad...............................................          0          *
Alejandro Burillo Azcarraga(5)..............................     16,000          *
Anthony R. Chase(5)(10).....................................    206,946          *
Robert C. Dynes(5)..........................................      8,000          *
Scot B. Jarvis(5)(8)........................................    305,392        1.0%
Michael B. Targoff(5).......................................     62,500          *
Jeffrey P. Williams(5)......................................    165,215          *
All Executive Officers and Directors as a group (15
  persons)(5)...............................................  1,905,887        6.2%

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 30,020,857 shares of Leap common stock outstanding as of January 31, 2001, adjusted as required by rules promulgated by the Commission.

 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household, and shares held in family trusts.

 (3) Consists partially of the right to purchase 3,375,000 shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of $20,621,250, under a warrant. The warrant is fully exercisable and expires in September 2008. This table also reflects Qualcomm's right to purchase approximately 770,924 shares of common stock at an exercise price of $96.80 per share, under warrants which Qualcomm purchased in our February 2000 units offering. Such warrants are exercisable beginning February 23, 2001 and expire on April 15, 2010. On a fully diluted basis, as of January 31, 2001, Qualcomm would own approximately 11.7% of Leap common stock upon exercise of the warrants described above. Qualcomm's business address is 5775 Morehouse Dr., San Diego, California 92121.

 (4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 357,429 shares held in family trusts, 250 shares held in a charitable remainder trust, 77,565 shares held in a family trust for the benefit of grandchildren and 61,232 shares held in trusts for the benefit of relatives.

 (5) Includes shares issuable upon exercise of options exercisable within 60 days of January 31, 2001 as follows: Mr. Bernard, 55,500 shares; Mr. Burillo, 10,000 shares; Mr. Chase, 3,780 shares; Mr. Dynes, 8,000 shares; Mr. Hoffmann, 31,450 shares; Mr. Hutcheson, 13,450 shares; Mr. Jarvis, 16,000 shares;

Mr. Pegg, 26,520 shares; Mr. Stephens, 25,150 shares; Ms. Swenson, 50,000 shares; Mr. Targoff, 10,000 shares; Mr. White, 150,150 shares; Mr. Willardson, 18,520 shares; and Mr. Williams, 16,000 shares.

 (6) Includes 5,710 shares held by Mr. Bernard's spouse.

 (7) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 16,215 shares held in a family trust.

 (8) Includes 50 shares held in an IRA account, 150 shares held for the benefit of Mr. Jarvis' children, 187,425 shares held by Cedar Grove Partners, LLC and 101,267 shares held by Cedar Grove Investments, LLC. Mr. Jarvis is a managing member of Cedar Grove Partners, LLC and Cedar Grove Investments, LLC and has shared voting and investment power with respect to the shares held by these entities.

 (9) Includes shares subject to vesting 20% per year over a five-year period commencing September 24, 1999 as follows: Mr. White, 47,250 shares; Ms. Swenson, 39,375 shares; Mr. Bernard, 23,625 shares; Mr. Hoffmann, 7,560 shares; and Mr. Stephens, 18,900 shares.

(10) Includes 202,566 shares issuable upon exercise of a warrant held by Chase Telecommunications Holdings, Inc., a company through which Mr. Chase, by virtue of his position as an officer and director, has the shared power to vote and direct the disposition of such shares. Mr. Chase holds a 41.25% ownership interest in Chase Telecommunications Holdings, Inc. and disclaims beneficial ownership of all but 83,558 of the 202,566 shares issuable upon exercise of the warrant.

(11) Includes 5,150 shares held by Ms. Swenson's spouse.

(12) Includes shares held in trust pursuant to Leap's Executive Officer Deferred Stock Plan, which are voted at the direction of the respective officer, as follows: Mr. White 21,826 shares; Ms. Swenson, 3,734 shares; Mr. Hoffmann, 5,634 shares; and Mr. Stephens, 5,227 shares.

(13) Includes shares held in trust pursuant to Leap's Executive Retirement Matching Contribution Plan, which are voted at the direction of the respective officer, as follows: Mr. White, 5,950 shares; Ms. Swenson, 739 shares; Mr. Hoffmann, 567 shares; and Mr. Stephens, 513 shares.

(14) Includes shares held by Lone Spruce, L.P.; Lone Balsam, L.P.; Lone Sequoia, L.P. and Lone Cypress Ltd. The general partner of Lone Spruce, Lone Balsam and Lone Sequoia is Lone Pine Associates LLC. Lone Pine Capital LLC serves as the investment manager to Lone Cypress. Mr. Mandell is the Managing Member of Lone Pine Associates LLC and Lone Pine Capital LLC. This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission for the aforementioned entities on February 14, 2001. The business address for each of the entities identified herein is Two Greenwich Plaza, Greenwich, Connecticut 06830.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information with respect to Leap's Chief Executive Officer and other four most highly-paid executive officers for the fiscal year ended December 31, 2000 (the "Named Executive Officers"). Leap first hired employees on September 23, 1998. Prior to that date, four of the five Named Executive Officers were employees of Qualcomm. Susan G. Swenson became an employee of Leap on July 15, 1999. As a result, the information set forth in the following tables reflects compensation earned by the Named Executive Officers for services they rendered to Leap during the twelve months ended December 31, 2000, December 31, 1999 and August 31, 1999, and for the four former employees of Qualcomm, for services rendered to Qualcomm during its fiscal year 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                  ANNUAL COMPENSATION(1)                COMPENSATION
                                      -----------------------------------------------   ------------
                                                                            OTHER        SECURITIES
                                                                            ANNUAL       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITIONS AT LEAP  YEAR         SALARY     BONUS(5)   COMPENSATION     OPTIONS      COMPENSATION(9)
------------------------------------  ----        --------    --------   ------------   ------------   ---------------
Harvey P. White...................    2000        $600,000    $556,000     $      0       300,000         $817,395
  Chairman of the Board and           1999(2)     $550,000    $305,000     $      0       197,250         $699,581
  Chief Executive Officer             1999(3)     $488,464    $305,000     $      0       497,000(8)      $273,222
                                      1998        $477,853    $320,000     $      0        75,000         $108,902
Susan G. Swenson..................    2000        $410,769    $392,000     $116,251(6)    200,000         $ 73,467
  President, Chief Operating          1999(2)(4)  $180,000    $ 35,000     $      0       360,250         $  1,750
  Officer and Director                1999(3)(4)  $ 41,539    $      0     $      0       360,250         $      0
                                      1998             N/A         N/A          N/A           N/A              N/A
Thomas J. Bernard.................    2000        $350,480    $180,500     $      0        75,000         $ 46,529
  Vice Chairman, President --         1999(2)     $332,500    $150,000     $      0       113,625         $ 66,834
  International Business Division     1999(3)     $280,924    $150,000     $      0       180,000(8)      $ 46,351
  and Director                        1998        $287,509    $120,000     $      0             0         $ 34,545
James E. Hoffmann.................    2000        $250,889    $146,500     $      0        60,000         $ 69,869
  Senior Vice President,              1999(2)     $245,000    $ 80,000     $      0        48,900         $ 20,308
  General Counsel, and Secretary      1999(3)     $224,117    $ 80,000     $      0        83,000(8)      $  5,219
                                      1998        $178,930    $ 60,000     $      0         4,000         $ 13,899
Leonard C. Stephens...............    2000        $235,004    $132,000     $      0        65,000         $ 62,470
  Senior Vice President,              1999(2)     $220,000    $ 80,000     $      0        48,900         $ 27,995
  Human Resources                     1999(3)     $197,270    $ 80,000     $      0        76,000(8)      $ 13,464
                                      1998        $176,930    $ 55,000     $104,947(7)      6,000         $  2,258

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2) Calculated for the twelve months ended December 31, 1999. In July 2000, Leap elected to change its fiscal year end from August 31 to December 31.

(3) Fiscal year ended August 31, 1999. Amounts reflect compensation paid to the Named Executive Officers by Leap after the September 23, 1998 spin-off from Qualcomm, representing approximately eleven months of the fiscal year ended August 31, 1999.

(4) Represents compensation paid for partial year only, as Ms. Swenson became an employee of Leap on July 15, 1999.

(5) In November 1999, Leap adopted a deferred compensation plan that provided for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals were converted into share units credited to the participant's account. Each share unit represents the right to receive one share of Leap's common stock in accordance with the plan. Leap also credited to a matching account that number of share units equal to 20% of the share units credited to the participant's accounts for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participant's accounts are unsecured and subject to the general creditors of Leap.

(6) Reflects amounts paid to Ms. Swenson in connection with her relocation expenses.

(7) In December 1995, Mr. Stephens joined Qualcomm as Vice President of Human Resources. Qualcomm made payments related to his relocation as shown above and in fiscal 1998 also reimbursed Mr. Stephens $50,705 for income taxes arising from the relocation payment.

(8) In connection with the spin-off of Leap by Qualcomm in September 1998, Leap was contractually obligated to issue options to purchase Leap common stock to the holders of outstanding options to purchase Qualcomm common stock (the "Distribution Options"). This arrangement was made to preserve the value of the outstanding Qualcomm options at the time of the spin-off. Distribution Options granted to the Named Executive Officers were 91,000 shares to Mr. White; 15,000 shares to Mr. Bernard; 8,000 shares to Mr. Hoffmann; and 6,000 shares to Mr. Stephens.

(9) Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching, executive officer deferred bonus stock matching and financial planning services as follows:

                                          MATCHING      EXECUTIVE      EXECUTIVE        DEFERRED     FINANCIAL      TOTAL
                                           401(K)       BENEFITS      RETIREMENTS      BONUS STOCK   PLANNING       OTHER
             NAME               YEAR    CONTRIBUTIONS   PAYMENTS    CONTRIBUTIONS(3)   MATCHING(4)   SERVICES    COMPENSATION
             ----               ----    -------------   ---------   ----------------   -----------   ---------   ------------
Harvey P. White...............  2000       $3,360        $11,531        $54,750         $109,556      $15,639      $817,395(5)
                                1999(1)    $4,800        $ 6,971        $50,000         $ 15,250      $     0      $699,581(6)
                                1999(2)    $4,615        $ 1,850        $47,077              N/A      $16,640      $273,222(7)
                                1998       $2,313        $ 2,520        $48,919              N/A      $38,070      $108,902(8)
Susan G. Swenson..............  2000       $4,827        $     0        $34,402         $ 19,301      $14,937      $ 73,467
                                1999(1)    $    0        $     0        $     0         $  1,750      $     0      $  1,750
                                1999(2)    $    0        $     0        $     0              N/A      $     0      $      0
Thomas J. Bernard.............  2000       $3,953        $ 9,703        $32,250         $      0      $   623      $ 46,529
                                1999(1)    $4,800        $14,596        $39,938         $  7,500      $     0      $ 66,834
                                1999(2)    $3,269        $14,596        $17,870              N/A      $10,616      $ 46,351
                                1998       $2,659        $ 4,270        $26,532              N/A      $ 1,084      $ 34,545
James E. Hoffmann.............  2000       $5,048        $ 7,644        $20,843         $ 28,244      $ 8,090      $ 69,869
                                1999(1)    $4,800        $ 3,508        $ 8,000         $  4,000      $     0      $ 20,308
                                1999(2)    $2,032        $ 3,187        $     0              N/A      $     0      $  5,219
                                1998       $2,659        $     0        $ 8,916              N/A      $ 2,324      $ 13,899
Leonard C. Stephens...........  2000       $5,250        $ 9,893        $18,250         $ 26,008      $ 3,069      $ 62,470
                                1999(1)    $4,800        $ 8,955        $ 8,000         $  4,000      $ 2,240      $ 27,995
                                1999(2)    $4,182        $ 7,042        $     0              N/A      $ 2,240      $ 13,464
                                1998       $2,258        $     0        $     0              N/A      $     0      $  2,258

---------------
(1) Calculated for the twelve months ended December 31, 1999. In July 2000, Leap elected to change its fiscal year end from August 31 to December 31.

(2) Fiscal year ended August 31, 1999.

(3) Leap has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 20% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with Leap or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of Leap. At December 31, 2000, 5,950 shares were vested on behalf of Mr. White; 739 shares have been issued but have not vested on behalf of Ms. Swenson; 2,169 shares were vested on behalf of Mr. Bernard; 567 shares have been issued but have not vested on behalf of Mr. Hoffmann; and 513 shares have been issued but have not vested on behalf of Mr. Stephens.

(4) In November 1999, Leap adopted an executive officer deferred stock plan that provided for mandatory deferral of 25% and voluntary deferral of up to the remaining 75% of executive officer bonuses. Bonus deferrals were converted into share units credited to the participant's account, with each share unit entitling the participant to one share of Leap common stock. Participants received a 20% company stock match on the share units credited to their accounts for each bonus payday. After bonuses for the year ended December 31, 2000 had been paid, Mr. White held 21,826 shares, Ms. Swenson held 3,734 shares, Mr. Hoffmann held 5,634 shares, and Mr. Stephens held 5,227 shares in their plan accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. The participant's accounts are unsecured and subject to the general creditors of Leap.

(5) Also includes $622,559, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) (the "Split-Dollar Insurance") reflecting the present value of the economic benefit of the premiums paid by Leap during the twelve months ended December 31, 2000.

(6) Also includes $622,560, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the twelve months ended December 31, 1999.

(7) Also includes $203,040, the dollar value of the benefits of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Leap during the twelve months ended August 31, 1999.

(8) Also includes $17,080, the dollar value of the benefit of premiums paid for the Split Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by Qualcomm during its 1998 fiscal year.

     The following table shows specified information with respect to options to purchase Leap common stock granted to the Named Executive Officers during the twelve months ended December 31, 2000, including option grants to purchase Cricket Communications Holdings, Inc. common stock, which were converted into options to purchase Leap common stock in connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF                                               POTENTIAL REALIZABLE VALUE
                            SECURITIES     % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                            UNDERLYING   OPTIONS GRANTED                           STOCK PRICE APPRECIATION FOR
                             OPTIONS       TO COMPANY                                     OPTION TERM(2)
                             GRANTED      EMPLOYEES IN     EXERCISE   EXPIRATION   ----------------------------
           NAME               (#)(1)       FISCAL YEAR      PRICE        DATE            5%             10%
           ----             ----------   ---------------   --------   ----------   --------------   -----------
Harvey P. White...........   300,000          11.79%        $62.94     7/25/10      $11,870,677     $30,080,258
Susan G. Swenson..........   200,000           7.86%        $62.94     7/25/10      $ 7,913,785     $20,053,506
Thomas J. Bernard.........    75,000           2.95%        $62.94     7/25/10      $ 2,967,669     $ 7,520,065
James E. Hoffmann.........    60,000           2.36%        $62.94     7/25/10      $ 2,374,135     $ 6,016,052
Leonard C. Stephens.......    65,000           2.55%        $62.94     7/25/10      $ 2,571,980     $ 6,517,389

---------------
(1) Options granted by Leap to executive officers in its fiscal year ending December 31, 2000 become exercisable in equal installments on the first through fifth anniversaries of the date of grant.

(2) Calculated on the assumption that the market value of the underlying common stock increases at the stated values, compounded annually. Options granted under Leap's stock option plans generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 159%, respectively.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of options to purchase common stock of Leap during the twelve months ended December 31, 2000, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                       OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                SHARES       VALUE                 (#)                         ($)(1)
                              ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
            NAME               EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Harvey P. White.............    47,250      $300,038     150,150        585,350      $2,792,278     $4,299,162
Susan G. Swenson............    39,375      $500,063      50,000        470,875      $  300,000     $2,521,819
Thomas J. Bernard...........    23,625      $150,019      52,500        196,500      $  857,580     $1,498,380
James E. Hoffmann...........     7,560      $ 48,006      31,450        122,890      $  595,869     $  881,599
Leonard C. Stephens.........    18,900      $120,015      25,150        113,750      $  452,533     $  680,057

---------------
(1) Represents the closing price per share of the underlying shares on the last trading day of the year ended December 31, 2000 less the option exercise price multiplied by the number of shares. The closing value per share was $25.00 on the last trading day of the year as reported on the Nasdaq National Market.

EMPLOYMENT AGREEMENT

     Leap and Susan G. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap's option plan to acquire 250,000 shares of Leap's common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson's outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap's common stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap's executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

CHANGE OF CONTROL AGREEMENTS

     In January 2001, the Board determined that it was in the best interests of Leap and its stockholders to assure that Leap has the continued attention and dedication of its executive officers in the event of a possible change in control of Leap. Leap has presented change in control agreements to each of its executive officers. Leap expects that each executive officer will enter into such agreement. The purpose of the agreements is to diminish the possibility of departure or distraction of Leap's executive officers, to the detriment of Leap and its stockholders, caused by the uncertainties and risks raised by a pending or threatened change in control and to induce the executive officers to remain in the employ of Leap. The agreements have an initial term ending on December 31, 2002. Beginning January 1, 2003, and each January 1 thereafter, the agreements are automatically renewed for a one-year term unless Leap has given written notice to the executive officer that it does not intend to renew the agreement by June 30 of the preceding year. Under the agreements, a "change in control" occurs if (i) any person becomes the beneficial owner of 35% or more of the combined voting power of Leap's then outstanding securities; (ii) the continuing directors (as defined in the agreement) cease to constitute a majority of the Board; (iii) Leap merges or consolidates with another entity and the voting securities of Leap immediately prior to the transaction fail to represent at least 60% of the voting power of the surviving entity following the transaction; or (iv) the stockholders of Leap approve a plan of complete liquidation of Leap or enter into an agreement for the sale or disposition by Leap of all or substantially all of its assets. Under the agreements, immediately prior to a change in control which is not approved in advance by a majority of the Board, 50% of the executive officer's unvested stock awards will immediately become vested and exercisable and the remaining 50% will become vested and exercisable on the one year anniversary of the change in control (if the executive officer is then employed under the agreement) or upon the executive officer's termination other than for cause or resignation for good reason within one year of the change in control. If, as a result of a change in control, the executive officer's unvested stock awards will terminate or be canceled, then immediately prior to the termination or cancellation of the unvested stock awards, all of the executive officer's unvested stock awards will become immediately vested and exercisable. In addition, if the executive officer is terminated within one year of a change in control other than for cause or if the executive officer resigns for good reason, the executive officer is entitled to either two years of salary and bonus (in the case of the Chief Executive Officer and President) or one year of salary and bonus (in the case of all other executive officers) in a lump sum payment, the immediate and full acceleration of any remaining unvested stock awards, the continuation of directors and officers' liability insurance for a period of six years and the continuation of certain medical and dental benefits for either 12 or 24 months, as the case may be. In the event that the termination payments to the executive officer under the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Leap will make additional payments to the executive officer in an aggregate amount such that the net amount of the termination payments and additional payments retained by the executive officer after the payment of all excise taxes on the termination payments and all federal, state and local income tax, employment tax and excise taxes on the additional payments, will be equal to the amount of the termination payments. In consideration of any benefits provided under these agreements, the executive officer will release Leap from further claims and agree not to compete directly or indirectly with Leap for a period of one or two years, as the case may be. For purposes of the agreements, "cause" means willful and continued failure to substantially perform job duties and follow and comply with lawful directives of the Board, willful commission of acts of fraud or dishonesty or willful engagement in illegal conduct or gross misconduct that is materially damaging to Leap. "Good reason" includes the diminution of the responsibility, position or salary of the executive officer, Leap's breach of the change in control agreement or the involuntary relocation of the executive officer.

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In November 1999, Leap established an Executive Officer Deferred Stock Plan that provided for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals were converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap's common stock on the bonus payday. Share units represent the right to receive shares of Leap's common stock in accordance with the plan. Leap also credited to a matching account that number of shares units equal to 20% of the share units credited to the participant's accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Leap reserved 25,000 shares of its common stock for issuance under the plan.

                               PERFORMANCE GRAPH

     The following graph compares cumulative stockholder return on Leap's common stock since September 23, 1998 to (i) the Nasdaq Composite Index, U.S. and foreign companies, (ii) a peer group selected by Leap which includes nine publicly traded companies within Leap's industry (the "New Peer Group"), and
(iii) a peer group index previously used by Leap (the "Former Peer Group"). Leap's New Peer Group is comprised of the following issuers: AirGate PCS, Inc.; Alamosa Holdings, Inc.; Nextel Communications Inc.; Nextel Partners, Inc.; Sprint PCS Group; TeleCorp PCS, Inc.; Triton PCS Holdings, Inc.; UbiquTel, Inc.; and US Unwired, Inc. Leap's Former Peer Group is comprised of the following issuers: Bell Canada International, Inc., Millicom International Cellular S.A., Nextel Communications Inc., Telesystem International Wireless, Inc. and Vodafone Group Plc. Leap has changed its peer group from the Former Peer Group because Leap believes that the inclusion of Bell Canada International, Inc., Millicom International Cellular S.A. and Telesystem International Wireless, Inc. no longer accurately reflects Leap's business focus, which is now more heavily concentrated on domestic wireless telecommunications markets rather than international markets. Leap believes the New Peer Group more accurately reflects this business focus. The graph assumes an initial investment of $100 at September 23, 1998 and reinvestment of all dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE
                               SEPTEMBER 23, 1998

                                    [GRAPH]

                                     LEGEND

 SYMBOL                                               09/1998   12/1998   08/1999   12/1999   08/2000   12/2000
 ------                                               -------   -------   -------   -------   -------   -------
--------  [x]    Leap Wireless International, Inc.     100.0     161.1     386.1    1744.4    1763.9     555.6
[------]  [*]    Nasdaq Stock Market (US & Foreign)    100.0     124.8     156.4     232.7     240.0     140.5
[-- --]   [o]    New Peer Group(1)                     100.0     147.9     374.6     654.1     670.3     297.3
[======]  [t]    Former Peer Group(2)                  100.0     119.2     202.6     282.6     259.9     170.2

(1) Companies in the New Peer Group: AirGate PCS, Inc., Alamosa Holdings, Inc., Nextel Communications Inc., Nextel Partners, Inc., Sprint PCS Group, TeleCorp PCS, Inc., Triton PCS Holdings, Inc., UbiquiTel, Inc., US Unwired, Inc.
(2) Companies in the Former Peer Group: Bell Canada International Inc., Millicom International Cellular SA, Nextel Communications Inc., Telesystem International Wireless Inc., Vodafone Group PLC New

     Leap's closing stock price as reported by the Nasdaq National Market on December 31, 2000, the last trading day of Leap's 2000 fiscal year, was $25.00.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     Leap's Compensation Committee (the "Committee") is currently composed of one outside Director: Mr. Robert C. Dynes. Mr. John J. Moores also served on the Compensation Committee until his resignation from the Board in February 2001. Mr. Moores was involved in consideration of executive officer bonuses for the fiscal year ended December 31, 2000 and is therefore submitting this report along with Mr. Dynes. The Board is currently considering a replacement for Mr. Moores to serve on the Compensation Committee. The Committee develops Leap's compensation policies and annually reviews and approves executive officer compensation. In general, the compensation policies adopted by the Committee are designed (1) to attract and retain executives capable of leading Leap to meet its business objectives, and (2) to motivate Leap's executives to enhance long-term stockholder value.

EXECUTIVE OFFICER COMPENSATION

     In recognition of the strong demand for executives in the wireless communications industry, Leap's limited operating history, and Leap's on-going need to attract and retain senior level talent, the Committee generally intends to set total executive compensation at or above the median levels for comparable positions at similarly sized companies in the wireless communications industry. The Committee also expects that the total compensation for each executive officer will depend upon Leap's performance and the executive's level of responsibility, experience, performance and contribution to Leap's growth and profitability.

     Leap's executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

     The Committee sets the base salary for executive officers based on salary data for markets from which Leap attracts executive talent as well as Leap's own experience in negotiating compensation with senior executives that Leap is attempting to hire. In line with Leap's expectations concerning total compensation for executives, the Committee generally sets the base salaries for executive officers at or slightly above the median level for Leap's industry.

     Leap intends to pay bonuses to its executive officers after the end of each fiscal year, based primarily upon Leap's performance during the year, the individual performance of each executive officer, and compensation survey information for executives employed within Leap's market segment. Following its analysis of these factors for Leap's executive officers, the Committee awarded executive officer bonuses for the year ended December 31, 2000 in January 2001.

     Leap grants stock options to provide long-term incentives and to align employee and stockholder long-term interests. Stock options provide a direct link between compensation and stockholder return. Stock options are generally granted with an exercise price equal to the fair market value of Leap's common stock on the date of the grant. To facilitate the long-term incentives provided by option grants, options become exercisable over five years, with the shares covered by an option becoming exercisable in five equal installments on the first through fifth anniversaries of the date of the grant. The option exercise period is designed to encourage employees to work for the long-term view of Leap's welfare and to establish their long-term relationship with Leap. It is also designed to reduce employee turnover and to retain the trained skills of valued employees.

     The number of options granted to individual executive officers depends upon the executive's position at Leap, his or her performance prior to the option grant, and market practices within the wireless communications industry. Because a primary purpose of granting options is to provide incentives for future performance and to retain valued employees, the Committee considers the number of shares that are not yet exercisable by an executive under previously granted options when granting additional stock options.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Harvey White, a founder of Leap, led the company to a successful fiscal year 2000. Leap's fiscal year 2000 achievements were quite significant. Specifically, Leap:

     - raised $902 million through a public offering of Leap common stock and a units offering;

     - sold its Chilean subsidiary, Smartcom, recognizing a gain of $313.4 million before related income tax effects;

     - acquired 25 wireless licenses covering approximately 22.7 million potential customers (1998 POPs);

     - entered into financing agreements and amendments to existing financing agreements with three major infrastructure vendors, which together produced up to an aggregate of $1,845.0 million in vendor financing; and

     - launched the Cricket service in 10 markets nationwide and increased its customers to more than 190,000 at the end of 2000.

     Based upon the aforementioned significant accomplishments and Mr. White's contribution to Leap, the Committee awarded Mr. White a fiscal year 2000 bonus of $556,000. Additionally, Mr. White received a fiscal year 2001 salary increase of $150,000 based on his performance and competitive market data for CEO's of companies similar in size within the wireless communications industry. Mr. White also received options to purchase 300,000 shares of Leap common stock for his leadership and guidance during fiscal year 2000.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its chief executive officer and its other four most highly compensated executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. The stockholders have previously approved Leap's 1998 Stock Option Plan, the Cricket Communications Holdings, Inc. 1999 Stock Option Plan and Leap's 2000 Stock Option Plan, qualifying future awards under these plans as performance based compensation exempt from the Section 162(m) limits. In addition, the Committee intends to evaluate Leap's executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of Leap's stockholders.

                                          COMPENSATION COMMITTEE

                                          Robert C. Dynes
                                          John J. Moores

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current member of Leap's Compensation Committee is Mr. Dynes. Mr. John Moores served as a member of the Compensation Committee from December 1999 until his resignation from the Board in February 2001. Leap is currently considering a replacement for Mr. Moores to serve on the Compensation Committee. During the fiscal year ended December 31, 2000, Messrs. Burillo and Targoff also served at various times as members of the Compensation Committee.

     In December 1999, Michael B. Targoff, a director of Leap, purchased 166,667 shares of Cricket Communications Holdings at a price of $6.00 per share. The shares were acquired in exchange for issuance of a secured demand promissory note issued to Cricket Communications Holdings by Mr. Targoff in the amount of $1,000,002. The promissory note, which has been paid in full, was secured by the shares and accrued interest at the rate of 10% per annum. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, each issued and outstanding share of Cricket Communications Holdings not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap's common stock.

     In April 1999, Leap entered into an agreement with Pegaso to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. Leap generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of Leap until April 1999, Leap also provided management and operations services to Pegaso through a subsidiary of the international telecommunications company. In fiscal 1999, Pegaso paid Leap $28.2 million for services plus related expenses under these arrangements. In fiscal 2000, Pegaso paid Leap $35.6 million for services plus related expenses. Mr. Burillo and his affiliates own an interest of approximately 33.2% in Pegaso. Leap owns an interest of approximately 20.1% in Pegaso.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS

     Before the spin-off of Leap from Qualcomm, Scot B. Jarvis and Jeffrey P. Williams, two of Leap's directors, worked with Qualcomm to develop the Cricket unlimited local calling strategy that Leap has adopted and refined for use in domestic wireless markets. Through June 2000, Messrs. Jarvis and Williams were also directors of Cricket Communications Holdings, Inc., a subsidiary of Leap that is implementing the Cricket strategy. In June 1999, Cricket Communications Holdings granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its common stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams exercised these options in full, and as a result they owned approximately 1.5% and 0.8%, respectively, of the outstanding common stock of Cricket Communications Holdings, prior to its June 2000 merger with a subsidiary of Leap.

     Mr. Jarvis fully exercised his Cricket Communications Holdings stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications Holdings a promissory note for the remaining balance of $448,666. The promissory note was secured by 498,666 shares of Cricket Communications Holdings common stock and accrued interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan was paid in full on August 31, 2000.

     Mr. Williams fully exercised his Cricket Communications Holdings stock options in July 1999 and paid to Cricket Communications the exercise price of $410,000 in cash.

     In December 1999, Mr. Jarvis and Mr. Williams purchased 121,483 and 63,700 shares of Cricket Communications Holdings, respectively, at a price of $6.00 per share. The shares were acquired in exchange for issuance of demand promissory notes issued to Cricket Communications Holdings by Messrs. Jarvis and Williams in the amounts of $728,898 and $382,200, respectively. The promissory notes are secured by the shares and accrue interest at the rate of 10% per annum.

     In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, each issued and outstanding share of Cricket Communications Holdings not held by Leap was converted into the right to receive 0.315 of a fully-paid and nonassessable share of Leap common stock.

     In March 2000, Leap acquired substantially all of the assets of Chase Telecommunications Holdings, Inc., a company partially owned and controlled by Mr. Chase. As part of the consideration of that acquisition, (i) Mr. Chase entered into a consulting agreement with a wholly-owned subsidiary of Leap pursuant to which Mr. Chase will receive $250,000 per year for 5 years and was granted options to purchase 9,450 shares of Leap common stock, (ii) Chase Telecommunications Holdings, Inc. received a warrant to purchase 202,566 shares of Leap common stock for an aggregate exercise price of $1,000,000, and (iii) Chase Telecommunications Holdings, Inc. received a contingent earn-out payment of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired from Chase Telecommunications Holdings, Inc. during the fifth full year following the closing of the acquisition.

     In October 2000, Leap entered into a preliminary agreement with Greenhill & Co. LLC, an affiliate of Leap's director, Mr. Williams, to act as a financial advisor to Leap in connection with the evaluation and implementation of a program to raise privately sourced capital from financial investors and to assist Leap in a competitive analysis of other participants in the FCC's broadband PCS reauction of wireless licenses that closed on January 26, 2001. The agreement has not yet been finalized. However, the parties have preliminarily agreed that as compensation for these services, Greenhill will receive an advisory fee of $150,000 and a placement fee in an amount equal to two percent (2%) of the gross investment proceeds, if any, received by Leap in connection with the capital raising efforts conducted by Greenhill. In addition, Greenhill will be entitled to reimbursement of its reasonable out-of-pocket expenses. The agreement, once finalized, will contain terms and conditions typical for an arrangement of this type, including indemnification of Greenhill.

TRANSACTIONS WITH QUALCOMM

     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm. In September 1999, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend. To transfer the Leap business from Qualcomm to us, Qualcomm entered into various agreements with Leap that are described below. The agreements have been amended from time to time, including changes required by the FCC as a condition to allowing us to acquire specific wireless licenses. In May 1999, Qualcomm sold its network infrastructure division to Ericsson. In connection with that sale, Qualcomm transferred to Ericsson its rights to sell network infrastructure equipment to Leap and its subsidiaries and ventures. In February 2000, Qualcomm sold its subscriber division to Kyocera. In connection with that sale, Qualcomm transferred to Kyocera its rights to sell customer equipment to Leap and its subsidiaries and ventures.

FEBRUARY 2000 UNITS OFFERING

     Qualcomm purchased $150.0 million (original purchase price) of senior discount units in Leap's units offering in February 2000. Leap used a portion of the net proceeds from its February 2000 equity offering to repay all outstanding borrowings under its credit agreement with Qualcomm and terminated the credit agreement. As a result of Qualcomm's participation in the units offering, however, Qualcomm remains a significant lender to Leap. Leap's relationship with Qualcomm may also create conflicts of interest between Leap and Qualcomm. In addition, Qualcomm is not restricted from competing with Leap or directly pursuing wireless telecommunications businesses or interests which would also be attractive to Leap.

QUALCOMM LOAN AGREEMENT

     In January 2001, Leap entered into a secured loan agreement with Qualcomm under which Qualcomm will loan to Leap approximately $125 million to finance its acquisition of wireless licenses in the FCC's recent broadband PCS auction completed in January 2001. Qualcomm has agreed to fund borrowings under the agreement by the transfer to Leap of an FCC auction discount voucher, or, at Qualcomm's option, cash. Under the terms of the agreement, Leap must repay the outstanding principal and accrued interest to

Qualcomm in a single payment no later than five years after the date of the initial borrowing. The loan is subject to mandatory prepayments in certain circumstances, including as a result of our receiving net cash proceeds in excess of $400 million from issuances of debt or equity securities by Leap or its subsidiaries (other than certain excluded issuances such as equipment vendor financing, and sales under the Acqua Wellington common stock purchase agreement the proceeds of which are used to acquire wireless licenses). The loan bears interest at a variable rate depending on the collateral Leap provides. Leap expects this rate to be at LIBOR plus 7.5%. As security for the loan, Leap has agreed to pledge in favor of Qualcomm the stock of subsidiaries holding licenses acquired in the recent FCC auction with an aggregate purchase price of at least 150% of the outstanding principal amount of the loan. The loan is subject to the same covenants that are contained in the Indenture for the high-yield notes issued in Leap's February 2000 units offering, and other customary covenants and conditions.

REAL ESTATE LEASE

     In July 2000, Leap entered into a sublease agreement with Qualcomm under which Leap subleases 10,575 square feet of office space located in San Diego, California. The term of the agreement began on October 1, 2000 and continues on a month-to-month basis. Leap currently pays $13,219 per month to Qualcomm under the sublease, which will increase to $13,500 beginning September 1, 2001. Either party may terminate the sublease on 90 days' written notice and the sublease will automatically terminate if the term of the master lease terminates for any reason. Leap expects that the amount of space it subleases from Qualcomm will increase to approximately 25,000 square feet in the near future.

AGREEMENTS RELATING TO SPIN-OFF DISTRIBUTION

Separation and Distribution Agreement

     Immediately before the distribution of Leap common stock to Qualcomm's stockholders, we entered into the Separation and Distribution Agreement with Qualcomm. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

     To effect the separation of the companies, Qualcomm transferred some of its businesses and ventures to us. Qualcomm also contributed to Leap the following:

     - $10 million in cash;

     - Qualcomm's right to receive payment of approximately $113 million of debt from Leap's operating companies;

     - Qualcomm's rights under specific agreements relating to Leap's business and ventures; and

     - other assets.

     Qualcomm's performance as an equipment vendor was not a condition of payment to Leap under the notes and other debt transferred. Leap did not receive any intellectual property in connection with the separation of the companies, and Qualcomm retained all rights not expressly transferred regarding agreements with Leap's subsidiaries and ventures.

     In connection with the transfer of assets and rights by Qualcomm, Leap issued a warrant to Qualcomm to purchase 5,500,000 shares of Leap common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. Qualcomm has agreed that it will not exercise the warrant in a manner that would cause Qualcomm and its officers and directors to collectively hold more than 15% of Leap's outstanding common stock. On December 6, 2000, Qualcomm exercised a portion of the warrant and received 562,500 shares of Leap's common stock for an aggregate purchase price of $3,434,766 in cash. On December 12, 2000, Qualcomm net-exercised an additional portion of the warrant and received 453,200 shares of Leap's common stock, surrendering warrants to purchase 109,300 shares of Leap's common stock in payment of the exercise price. After both of these exercises, the remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000.

     In the Separation and Distribution Agreement, Leap also assumed some liabilities of Qualcomm, including:

     - funding obligations to Leap's subsidiaries and ventures totaling approximately $75 million;

     - Qualcomm's rights and obligations to manage Leap's subsidiaries and ventures; and

     - $2 million of accrued liabilities regarding Leap's employees.

     The Separation and Distribution Agreement provides for:

     - releases of claims of each party against the other;

     - the allocation of potential liabilities; and

     - indemnification rights between the parties.

     The Separation and Distribution Agreement also provides that, in international markets, Leap will deploy, and will cause its affiliates to deploy, only systems using cdmaOne until January 1, 2004.

     CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from Qualcomm's CDMA technology and successor standards that Qualcomm has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. Leap also agreed that, in international markets, it would invest only in companies using cdmaOne systems until January 1, 2004.

     Under the Separation and Distribution Agreement, Leap also granted Qualcomm a non-exclusive, royalty-free license to any patent rights developed by Leap or its affiliates. In addition, under the Separation and Distribution Agreement, Leap granted Qualcomm a right of first refusal for a period of three years with respect to proposed transfers by Leap of its investments and joint venture interests. Leap further agreed to take an active role in the management of companies in which it holds stock or joint venture interests. The parties also generally agreed that, for a period of three years following our spin-off from Qualcomm, neither party would solicit or hire employees of the other.

Master Agreement Regarding Equipment Acquisition

     The Master Agreement Regarding Equipment Acquisition contains Leap's obligations regarding the purchase and sale of terrestrial-based cdmaOne infrastructure and customer equipment. As a result of Qualcomm's sale of its network infrastructure division to Ericsson, Leap owes some purchase obligations to Ericsson with respect to network equipment and, as a result of the sale of Qualcomm's subscriber division to Kyocera, to Kyocera with respect to customer equipment. Under the Master Agreement Regarding Equipment Acquisition, Leap generally agreed that:

     For five years, Leap will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for customer equipment from Kyocera. In addition, for each initial investment by Leap made before October 2002 in a wireless telecommunication entity operating in the U.S., Leap will require the U.S. operator to enter into an equipment requirements agreement with Kyocera and Ericsson. The equipment requirements agreement will require the U.S. operator to purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for customer equipment from Kyocera, in each case for a five year period. For each investment by Leap in a U.S. operator of wireless communications made after October 2002, Leap will attempt to require the U.S. operator to provide Ericsson and Kyocera with an opportunity to bid on its requirements for infrastructure equipment and customer equipment, respectively. Leap also will encourage the U.S. operator to acquire equipment from Ericsson and Kyocera.

     Leap and the U.S. companies in which it invests must comply with these requirements only if Kyocera or Ericsson, as applicable, offers competitive equipment on competitive terms, and its bid to sell equipment and related services is less than or equal to the lowest competing bid that Leap or such companies would accept. However, until Kyocera has received contracts from Leap and the companies in which it invests for at least $250 million of customer equipment for use in the U.S., Leap and U.S. companies in which it initially invests before 2002 must comply with these requirements if Kyocera's bid is 110% or less than the lowest competing bid Leap or such other company would accept.

     Under the terms of the agreement, because Leap has already received more than $60 million in financing from parties other than Qualcomm, if Leap makes an initial investment in a wireless communications company operating outside of the U.S., Leap will seek to provide Kyocera and Ericsson with an opportunity to bid on the foreign operator's infrastructure and customer equipment. Leap will also encourage the foreign operator to acquire its equipment from Kyocera and Ericsson. The obligations of all the foreign operators will depend on Kyocera and Ericsson offering competitive equipment on competitive terms, including price.

     All the obligations of Leap regarding equipment purchases under the Master Agreement Regarding Equipment Acquisition will expire in September 2007. If Leap attempts to acquire equipment on a "bundled" basis, then Ericsson and Kyocera are entitled, in some cases, to respond separately to each portion of the proposed bundled acquisition. If Leap does not attempt to acquire the equipment on a competitive basis from multiple vendors, but instead decides to negotiate exclusively with Ericsson or Kyocera, then Ericsson or Kyocera, as applicable, will offer and sell the equipment to Leap on a "most favored pricing" basis.

Conversion Agreement

     Under the Conversion Agreement with Qualcomm, Leap agreed to issue up to 2,271,060 shares of its common stock to the holders of the Trust Convertible Preferred Securities of Qualcomm Financial Trust I, a wholly owned statutory business trust of Qualcomm, upon the conversion of their securities. On March 6, 2000, Qualcomm issued a call for the redemption of the remaining outstanding Trust Convertible Preferred Securities, all of which have now been converted or redeemed. In sum, Leap issued an aggregate of 2,268,732 shares of its common stock to the holders of the Trust Convertible Preferred Securities under the Conversion Agreement. The remaining 2,328 shares reserved for issuance under the Conversion Agreement were not issued as a result of cash payments in lieu of fractional shares that would have been issued upon conversion of the Trust Convertible Preferred Securities and as a result of redemptions by Qualcomm. Upon conversion of the Trust Convertible Preferred Securities, Qualcomm received a benefit in the form of forgiveness of debt, but Leap received no benefit or other consideration.

DEFERRED PAYMENT AGREEMENTS WITH SMARTCOM

     Smartcom entered into a Deferred Payment Agreement, as amended and restated, with Qualcomm related to Smartcom's purchase of equipment, software and services from Qualcomm. Under the terms of the Deferred Payment Agreement, Qualcomm agreed to defer collection of principal amounts up to a maximum of $115.7 million, including capitalized interest. The obligations under the Deferred Payment Agreement were secured by all of the assets of Smartcom. Inversiones had agreed to pledge its shares in Smartcom as collateral for its guarantee of Smartcom's obligations to Qualcomm under the agreement. The Deferred Payment Agreement required Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets of Smartcom were restricted from distribution to Leap. The deferred payments bore interest at a rate equal to LIBOR plus 5.0% to 6.5% or a bank base rate plus 4.0% to 5.5%, in each case with the specific rate based on specific financial ratios. Accrued interest could be added to the outstanding principal amount of the applicable borrowing until September 2001.

     Amounts deferred under the agreement were to have been repaid by September 2006. In February 2000, Smartcom and Qualcomm entered into an Equipment Credit Agreement related to Smartcom's equipment supply and service agreements with a vendor. The Equipment Credit Agreement permitted up to $38.5 million of borrowings, including capitalized interest. The Equipment Credit Agreement provided for financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Equipment Credit Agreement accrued interest at a rate equal to LIBOR plus 5.0% to 7.0% or a bank base rate plus 4.0% to 6.0%, in each case with the specific rate based on certain financial ratios. Principal payments were scheduled to begin in March 2002 with a final maturity of September 2006. At May 31, 2000, Smartcom had financed amounts totaling $16.3 million, including capitalized interest, under the Equipment Credit Agreement.

     In February 2000, Smartcom and Qualcomm entered into a Subscriber Deferred Payment Agreement related to Smartcom's purchase of handsets and accessories and test equipment from Qualcomm. Under the terms of the agreement, Qualcomm had agreed to defer collection of amounts up to a maximum of $11.2 million, including capitalized interest. The Subscriber Deferred Payment Agreement provided for certain financial and operating covenants similar to the Deferred Payment Agreement. Borrowings under the Subscriber Deferred Payment Agreement accrued interest at a rate equal to LIBOR plus 3.5% to 5.0% or a bank base rate plus 2.5% to 4.0%, in each case with the specific rate based on certain financial ratios. Principal outstanding was due at maturity in September 2001. At May 31, 2000, just prior to Leap's sale of Smartcom, Smartcom had financed amounts totaling $11.2 million under the Subscriber Deferred Payment Agreement.

     In connection with Leap's sale of Smartcom, in June 2000, Leap entered into a Waiver, Release and Termination of Obligations with Qualcomm, Inversiones and Smartcom, whereunder Qualcomm released us and Inversiones from our respective obligations under the Deferred Payment Agreement, the Equipment Credit Agreement, the Subscriber Deferred Payment Agreement and all other related agreements.

                                   PROPOSAL 2

                   PROPOSAL TO APPROVE THE ADOPTION OF LEAP'S
                2001 EXECUTIVE OFFICER DEFERRED BONUS STOCK PLAN

     In January 2001, the Board of Directors approved, subject to stockholder approval, the adoption of Leap's 2001 Executive Officer Deferred Bonus Stock Plan (the "2001 Plan"). The 2001 Plan is a deferred compensation plan that provides for the mandatory deferral of 25% of each executive officer's bonuses, and the voluntary deferral of up to 75% of such bonuses for a given year if paid after the last day of that year. Share units representing such deferrals, which are payable on a deferred basis in shares of Leap common stock are credited to the participants' accounts on the bonus payday. Leap also matches 20% of the total amount of the bonuses deferred through the crediting of additional share units to a participant's account, which share units vest ratably over a three year period.

     The 2001 Plan is intended to reward Leap's executive officers for their performance through the issuance of the matching share units as well as to serve as a retention tool through the 2001 Plan's vesting provisions. The 2001 Plan has the added benefits of conserving cash that otherwise would be paid currently in the form of executive officer bonuses and further aligning the interests of Leap's executive officers with those of its stockholders by increasing the ownership of Leap common stock by such officers.

     A total of 275,000 shares of common stock would be reserved for issuance under the 2001 Plan. No shares of Leap's common stock have been issued pursuant to the 2001 Plan. There are seven executive officers of Leap currently eligible to participate in the 2001 Plan. A copy of the 2001 Plan is attached hereto as Appendix A.

     The Board adopted Leap's first executive officer deferred stock plan in 1999. The Board found that this pilot plan, which contained terms similar to the 2001 Plan, was well received by Leap's executive officers and was an effective tool in motivating and retaining officers. Based in part on the success of the pilot plan, the Leap Board has approved the adoption of the 2001 Plan, subject to the requisite stockholder approval.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

GENERAL

     The 2001 Plan is a non-qualified deferred compensation plan that provides for mandatory deferral of 25% of an executive officer's bonuses, and voluntary deferral of up to 75% of such bonuses for a given year if paid after the last day of that year. Bonus deferrals are converted into share units credited to the participant's deferred bonus share account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap's common stock on the bonus payday. Each share unit represents the right to receive one share of Leap's common stock in accordance with the 2001 Plan. Leap will also credit to a matching share account that number of share units equal to 20% of the share units credited to the participant's deferred bonus share account for each bonus payday. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Participants' accounts are unsecured and subject to the claims of general creditors of Leap.

PURPOSE

     The 2001 Plan is intended to reward Leap's executive officers for their performance through the deferred distribution of matching share units as well as to serve as a retention tool through the 2001 Plan's vesting provisions. The 2001 Plan has the added benefits of conserving cash that otherwise would be paid currently in the form of executive officer bonuses and further aligns the interests of the executive officers with those of Leap's stockholders by increasing the ownership of Leap's common stock by the officers. The 2001 Plan would provide deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ADMINISTRATION

     The 2001 Plan is administered by the Board of Directors in accordance with the 2001 Plan. The Board has full discretionary power and authority to:

     - engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other firms or persons and to rely upon the reports, advice, opinions or valuations of any such persons except as required by law;

     - adopt rules applicable to the 2001 Plan and construe the 2001 Plan and the rules established thereunder;

     - determine questions of eligibility, vesting, entitlement to benefits and distributions of participants;

     - make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary power and authority;

     - appoint claims and review officials to conduct claims procedures; and

     - delegate any duty, power or responsibility to a committee (as provided below), to any firm or to any other person or persons.

The Board of Directors is authorized to delegate administration of the 2001 Plan to a committee composed of not fewer than three members of the Board. Every finding, decision and determination made by the Board shall, to the fullest extent permitted by law, be final and binding on all parties. As used herein with respect to the 2001 Plan, the "Board" refers to any committee to which administration of the 2001 Plan has been delegated as well as to the Board of Directors itself. Leap will pay for all expenses properly incurred in the administration of the 2001 Plan.

STOCK SUBJECT TO THE 2001 PLAN

     The total number of share units that may be credited under the 2001 Plan may not exceed 275,000, subject to adjustment as described below. Share units that are distributed as shares of common stock will not be available for subsequent crediting under the 2001 Plan. Share units that are forfeited prior to vesting will be available for subsequent crediting under the 2001 Plan. As of February 22, 2001, no share units were credited to participants under the 2001 Plan and no shares of common stock have been issued under the 2001 Plan.

ELIGIBILITY

     An employee who on the first day of any fiscal year is a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of Leap is a participant in the 2001

Plan for that fiscal year. Leap has seven executive officers who would be participants in the 2001 Plan for fiscal year 2001.

SHARE UNITS CREDITED UNDER THE 2001 PLAN

     Leap has not credited any share units representing rights to receive shares of common stock under the 2001 Plan. The 2001 Plan is effective for bonuses earned with respect to the 2001 fiscal year. Participation in the 2001 Plan is mandatory to the extent of 25% of an executive officer's bonuses for each fiscal year. In addition, under the 2001 Plan an executive officer may, at his or her sole discretion, defer up to 75% of his or her bonuses for a given year that are paid after the last day of such year. The Compensation Committee of the Board of Directors considers whether, and to what extent, each executive officer shall be awarded a bonus after the end of each fiscal year. Also, an executive officer will be credited with matching share units equal to 20% of the share units credited to his or her deferred bonus share account. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday.

     The following table sets forth the benefits that would have been conferred under the 2001 Plan for bonuses awarded to executive officers for the year ended December 31, 2000, had the 2001 Plan been in effect for fiscal 2000, to (i) each of the named executive officers and (ii) the executive officers as a group. Officers and directors who are not executive officers are not eligible to participate in the 2001 Plan. Benefits under the 2001 Plan for future years are not determinable until such time as executive officer bonuses are awarded for such fiscal year. In addition, benefits conferred under the 2001 Plan depend on the amount of voluntary bonus deferrals elected by the executive officers in future fiscal years.

                                                   MANDATORY   VOLUNTARY      MATCHING       SHARE UNITS
                NAME AND POSITION                  DEFERRAL    DEFERRAL    CONTRIBUTION(1)   RECEIVED(2)
                -----------------                  ---------   ---------   ---------------   -----------
Harvey P. White..................................  $136,985    $410,954       $109,556          19,996
  Chairman of the Board and Chief Executive
     Officer
Susan G. Swenson.................................    96,579           0         19,301           3,524
  President, Chief Operating Officer and Director
James E. Hoffmann................................    35,313     105,939         28,244           5,154
  Senior Vice President, General Counsel, and
     Secretary
Leonard C. Stephens..............................    32,522      97,565         26,008           4,747
  Senior Vice President, Human Resources
All Executive Officers as a Group (7
  persons)(3)....................................   293,353     880,059        234,566          42,818

---------------
(1) Matching contributions vest ratably over three years on each anniversary date of the applicable bonus payday.

(2) Share units received is calculated by dividing the total dollar value of the deferrals (including matching contributions) by the fair market value of the common stock on the bonus payday. Bonuses awarded for fiscal year 2000 were paid on February 21, 2001.

(3) Mr. Bernard, one of the named executive officers, retired from his position as an officer of Leap on December 31, 2000. Therefore, in accordance with the terms of the 2001 Plan, none of his bonus for the year ended December 31, 2000 would have been deferred under the 2001 Plan, but would have been paid in full to Mr. Bernard in cash.

GRANTOR TRUST

     Leap may establish a grantor trust under the 2001 Plan and may make contributions to the trust to provide for distributions of benefits to be made under the 2001 Plan. Leap's contributions to the trust may be in the form of cash, shares of common stock or other securities or property.

TERMS OF SHARE UNITS

     Distribution Date. Each participant in the 2001 Plan shall select a distribution date for his or bonus deferral and matching share units credited for each plan year. The participant may select any distribution date no earlier than the third anniversary of the last bonus payday for the plan year and no later than the tenth anniversary of such bonus payday.

     A participant who has not terminated employment with Leap and its subsidiary companies will receive a distribution of his or her vested share units to be distributed with respect to a distribution date in a lump sum not later than 30 days after the calendar month in which the distribution date occurs. The share units will be distributed in the form of shares of common stock, less amounts required to be withheld by law. A participant who terminates employment with Leap and its subsidiary companies will receive a distribution of his or her remaining vested share units in a lump sum not later than 30 days after the calendar month in which such termination of employment occurs. The share units will be distributed in the form of shares of common stock, less amounts required to be withheld by law. In the case of a participant's death, the participant's vested share units, less amounts required to be withheld by law, will be distributed to the participant's designated beneficiary or beneficiaries in a lump sum. If a participant's employment terminates, his or her unvested share units will be forfeited.

     Dividends and Distributions on Common Stock. If a dividend or distribution (other than a dividend in the form of shares of common stock) is paid or distributed on the common stock, a participant's accounts will be credited, as of the payment or distribution date, with the number of full and fractional share units equal to (i) the product of (1) the number of share units credited to the participant's accounts as of the record date of such dividend or other distribution, multiplied by (2) the dollar amount or fair market value of such dividend or distribution per share of common stock, divided by (ii) the fair market value of a share of common stock as of the date of payment or distribution. If a dividend in the form of shares of common stock is distributed on the common stock, a participant's account will be credited, as of the distribution date of such dividend, with the number of full and fractional share units equal to the number of share units credited to such participant's accounts as of the record date of such dividend, multiplied by the number of shares of common stock distributed with respect to such dividend per share of common stock.

     Vesting of Accounts. A participant is fully vested as to share units credited to his or her deferred bonus share account immediately upon deposit. Share units credited to a participant's matching share account vest ratably over three years on each anniversary date of the applicable bonus payday. A participant will become vested in all share units credited to his or her matching share account upon the earliest to occur of his or her separation of service from Leap by reason of his or her:

     - retirement after attaining age 65;

     - death;

     - disability (as defined in the 2001 Plan); or

     - discharge other than for cause (as defined in the 2001 Plan).

Upon a participant's separation from service other than as described above, the portion of the participant's matching share account that is not vested as of the date of his or her separation from service will be immediately forfeited.

     Limitation on Rights of Employees. The 2001 Plan is strictly a voluntary undertaking on the part of Leap and does not constitute a contract between Leap and any employee with respect to, or consideration for, or an inducement or condition of, the employment of the employee.

DURATION, AMENDMENT AND TERMINATION

     The Board has the right to terminate the 2001 Plan at any time. If the 2001 Plan is terminated, Leap will distribute participants' accounts as provided by the Board.

     The 2001 Plan may be amended at any time by the Board, including retroactive amendments necessary to conform the 2001 Plan to the provisions and requirements of ERISA or the Internal Revenue Code of 1986, as amended (the "Code"). No amendment may decrease the vested percentage or amount of interest any participant, any beneficiary or any other person entitled to payment under the 2001 Plan has in the participant's accounts.

EFFECT OF CERTAIN CORPORATE EVENTS

     If any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Leap, or exchange of common stock or other securities of Leap, issuance of warrants or other rights to purchase common stock or other securities of Leap, or other similar corporate transaction or event, in the Board's sole discretion, affects the common stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001 Plan, then the Board shall, in such manner as it may deem equitable, adjust the aggregate number of share units that will be credited under the 2001 Plan and the number of share units credited or to be credited to participants' accounts under the 2001 Plan and the number and kind of shares of common stock (or other securities or property) or amounts to be distributed to participants or beneficiaries under the 2001 Plan.

     In the event of any transaction or event described above or any unusual or nonrecurring transactions or events affecting Leap, any affiliate of Leap, or the financial statements of Leap or any affiliate of Leap, or of changes in applicable laws, regulations, or accounting principles, the Board, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event and either automatically or upon the participant's request, is authorized to take any one or more of the following actions whenever the Board determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2001
Plan:

     - to provide for the early distribution of the share units credited to such participant's accounts;

     - to provide that such participant's matching share account cannot become vested after such event;

     - to provide that such participant's matching share account shall become fully vested;

     - to provide that the obligations of Leap with respect to such participant's accounts be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or the rights of such participant with respect to such participant's accounts shall be substituted for by similar rights covering units or amounts representing the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of share units or other units or amounts credited to such participant; and

     - to make adjustments in the number and type of shares of common stock (or other securities or property) or cash amounts to be distributed to participants under the 2001 Plan.

     The existence of the 2001 Plan and the accounts of participants under the 2001 Plan shall not affect or restrict in any way the right or power of Leap or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in Leap's capital structure or its business, any merger or consolidation of Leap, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the common stock or the rights thereof or which are convertible into or exchangeable for common stock, or the dissolution or liquidation of Leap, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     In the event of the consolidation or merger of Leap with or into any other corporation, or the sale by Leap of its assets, the resulting successor may continue the 2001 Plan by adopting it in a resolution of its board of directors or agreement of its partners. If within 90 days from the effective date of such consolidation, merger or sale of assets, such new corporation does not adopt the 2001 Plan, then the 2001 Plan will be terminated.

FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes the Federal income tax consequences of an executive officer's participation in the 2001 Plan and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, foreign, state and local income taxes and other taxes that may be applicable.

     Bonus Deferrals; Bonus and Matching Share Units. An executive officer participating in the 2001 Plan will not recognize the bonus deferred as taxable income upon the mandatory or voluntary deferral of the executive officer's bonuses under the 2001 Plan. Also, an executive officer will not recognize taxable income as a result of the crediting of share units to the execution officer's deferred bonus share account based on the deferral of the executive officer's bonus, or the crediting of share units to the executive officer's matching share account, under the 2001 Plan.

     Dividends and Distributions on Common Stock. An executive officer will not recognize taxable income upon the crediting of additional share units to such executive officer's accounts as a result of dividends or distributions on the common stock.

     Distributions Under the 2001 Plan. An executive officer will recognize ordinary income upon the distribution of his or her share units under the 2001 Plan. The amount recognized will equal the fair market value of the shares of common stock distributed, determined at the time of distribution, and the amount of cash paid to the executive officer.

     The Company's Deductions. Leap (or the subsidiary corporation that employs the executive officer) will be entitled to a tax deduction in the amount of the ordinary income recognized by the executive officer upon the distribution of the executive officer's share units under the 2001 Plan.

REQUIRED VOTE

     Approval of the adoption of the 2001 Plan requires the affirmative vote of a majority of the shares of Leap's common stock represented and voting at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

                   PROPOSAL TO APPROVE AN AMENDMENT TO LEAP'S
       1998 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES
                      RESERVED FOR ISSUANCE UNDER THE PLAN

     In September 1998, the Board of Directors adopted, and Qualcomm, as sole stockholder of Leap, approved, the Leap Wireless International, Inc. 1998 Employee Stock Purchase Plan (the "Purchase Plan") to provide all eligible employees an opportunity to purchase shares of common stock of Leap. Under the Plan, eligible employees may purchase shares of Leap common stock at 85% of the lesser of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock are currently reserved for sale under the Purchase Plan. As of January 31, 2001, 105,758 shares of common stock have been sold pursuant to the Purchase Plan and only 94,242 shares of common stock remain available for purchase under the Purchase Plan. At February 1, 2001, there were approximately 860 employees eligible to participate in the Purchase Plan. Leap expects to hire approximately 1,100 new employees during 2001. This projected increase in the workforce makes the increase in shares reserved for sale under the Purchase Plan essential to Leap's expected growth and retention of key employees.

     In February 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the Purchase Plan to increase the number of shares reserved for sale under the Purchase Plan from 200,000 to 500,000. In accordance with the terms of the Purchase Plan, the amendment is being submitted to the stockholders for approval, which approval is required for the amendment to become effective.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

GENERAL

     The Purchase Plan provides a means by which eligible employees of Leap or certain of its affiliates may purchase Leap common stock at 85% of the lesser of the fair market value of such stock on the first or the last day of each offering period. Employees may authorize Leap to withhold up to 15% of their earnings during any offering period, subject to certain limitations.

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which employees of Leap and its designated parent and subsidiary corporations may be given an opportunity to purchase common stock of Leap at a discount to the market price. Leap, by means of the Purchase Plan, seeks to retain the services of these employees, to secure and retain the services of new employees, and to provide incentives for employees to exert maximum efforts for the success of Leap. Leap intends that the rights to purchase stock of Leap granted under the Purchase Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

     The Purchase Plan generally is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan to determine when and how rights to purchase stock of Leap will be granted, the provisions of each offering of such rights and whether any parent or subsidiary corporation of Leap will be eligible to participate in the Purchase Plan. For purposes of the Purchase Plan, parent corporation and subsidiary corporation have the respective meanings set forth in Sections 424(e) and (f) of the Code.

     The Board of Directors is authorized to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

STOCK SUBJECT TO THE PURCHASE PLAN

     Currently, the total number of shares of common stock that may be sold pursuant to the Purchase Plan may not exceed 200,000 shares, subject to adjustment as described below. As of January 31, 2001, 105,758 shares of Leap common stock have been sold under the Purchase Plan. The proposed amendment to the Purchase Plan would increase the number of shares of common stock that may be sold under the Purchase Plan from 200,000 to 500,000. If rights granted under the Purchase Plan terminate without having been exercised, the common stock not purchased again becomes available for sale under the Purchase Plan.

ELIGIBILITY

     Any employee who is employed by Leap or a designated parent or subsidiary corporation and, unless otherwise provided by the Board, who is customarily employed at least 20 hours per week and five months per calendar year by Leap on the first day of an offering period is eligible to participate in that offering under the Purchase Plan. In addition, the Board requires that an employee complete a period of 90 days of continuous employment in order to be eligible to participate in the Purchase Plan. At February 1, 2001 Leap and its affiliates had approximately 860 employees who were eligible to participate in the Purchase Plan, including seven executive officers. Leap expects to hire approximately 1,100 new employees in 2001. This projected increase in the workforce makes the increase in the number of shares of common stock which may be issued under the proposed amendment to the Purchase Plan essential to Leap's expected growth and retention of key employees.

     No rights to purchase common stock may be granted under the Purchase Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 5% or more of the total combined voting power or value of all classes of stock of Leap or of any affiliate of Leap. An eligible employee will not be granted rights to purchase common stock under the Purchase Plan and other "employee stock purchase plans" of Leap's affiliates that, in the aggregate, accrue at a rate that exceeds $25,000 of the fair market value of the stock (determined at the time such rights are granted) for each calendar year such rights are outstanding. The Board may exclude certain employees of Leap who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code from an offering.

     The following table sets forth the benefits conferred under the Purchase Plan for the year ended December 31, 2000, to (i) each of the named executive officers, (ii) the executive officers as a group and (iii) all non-executive officer employees as a group. Directors who are not employees of Leap and its affiliates are not eligible to participate in the Purchase Plan. Benefits under the Purchase Plan for future years are not determinable, as they depend on a variety of factors, including but not limited to:

     - the individual elections of eligible employees as to whether and to what extent they will participate in the Purchase Plan;

     - the determinations of the Board as to whether and how often they will conduct offerings; and

     - the market price of Leap common stock.

                                                              SHARES    AVERAGE PRICE
                     NAME AND POSITION                        ISSUED      PER SHARE
                     -----------------                        ------    -------------
     Harvey P. White........................................   8,029       $13.15
       Chairman of the Board and Chief Executive Officer
     Susan G. Swenson.......................................     330        37.77
       President, Chief Operating Officer and Director
     Thomas J. Bernard......................................   8,029        13.15
       Vice Chairman, Former President -- International
       Business Division and Director
     James E. Hoffmann......................................   6,787        13.15
       Senior Vice President, General Counsel, and Secretary
     Leonard C. Stephens....................................   3,418        13.15
       Senior Vice President, Human Resources
     All Executive Officers as a Group (7 persons)..........  25,899        25.46
     Non-Executive Officer Employees as a Group (107
      persons)..............................................  79,859        13.15

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time, as determined by the Board. The Board has historically utilized 6-month offering periods ending in April and October of each year. The Board may specify a maximum number of shares that may be purchased by any employee, as well as a maximum aggregate number of shares that may be purchased by all eligible employees, in an offering.

TERMS OF RIGHTS

     The following is a description of the terms of rights under the Purchase
Plan:

     Participation. An eligible employee may participate in an offering by delivering a participation agreement to Leap. The participation agreement authorizes payroll deductions of up to 15% of the employee's earnings during the purchase period. The Board may designate the maximum percentage of earnings that an eligible employee may use to purchase shares of common stock for an offering and may permit eligible employees to use additional amounts apart from payroll deductions to purchase shares of common stock. An eligible employee's earnings include regular salary or wages (including certain 401(k) plan, cafeteria plan and other plan employee contributions and deferrals) and may also include or exclude bonuses, commissions, overtime pay, incentive pay and other amounts.

     Purchase Price. The purchase price of common stock acquired under the Purchase Plan is 85% of the lesser of the fair market value of a share of Leap common stock on the first or the last day of each offering period. Under the Purchase Plan, the fair market value of a share of common stock is the closing price for which the common stock was sold on the Nasdaq National Market System on the last market trading day prior to the day of determination.

     Payment of Purchase Price; Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions over the offering period. A participant may reduce or terminate his or her payroll deductions no more than once during an offering period. A participant may not increase or begin such payroll deductions after the beginning of any offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of Leap. A participant may not make any additional payments into such account.

     Purchase of Stock. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares any employee may purchase and a maximum aggregate number of shares that may be purchased in the offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares that may be purchased, as designated by the Board, the Board may make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

     Withdrawal. A participant may withdraw from an offering under the Purchase Plan at any time at least 10 days prior to the end of the offering period by delivering to Leap a notice of withdrawal. Upon withdrawal from an offering by the employee, Leap will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during the offering, and the employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in the offering. An employee's withdrawal from an offering will not have any effect upon the employee's eligibility to participate in subsequent offerings under the Purchase Plan.

     Termination of Employment. Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason and Leap will distribute to such employee all of his or her accumulated payroll deductions, without interest.

     Restrictions on Transfer. Rights granted under the Purchase Plan may not be transferred and may be exercised only by the person to whom such rights are granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event any change is made in Leap's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Leap common stock without Leap's receipt of consideration, appropriate adjustments will be made to the number of shares of common stock authorized for issuance under the Purchase Plan, the maximum number of shares of common stock issuable in any offering and the price of such common stock.

     In the event of a dissolution, liquidation or some types of mergers involving Leap, the surviving corporation will either assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time.

     The Board may also amend the Purchase Plan at any time. However, no amendment will be effective unless approved by the stockholders of Leap within twelve (12) months before or after its adoption by the Board if the amendment would:

     - increase the number of shares of common stock reserved for sale under the Purchase Plan;

     - modify the requirements relating to eligibility for participation in the Purchase Plan; or

     - modify the Purchase Plan in any other way if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

FEDERAL INCOME TAX CONSEQUENCES

     The following summarizes the Federal income tax consequences of an employee's participation in the Purchase Plan and is not intended to be a complete description of the tax consequences. This summary does not address Federal employment taxes, foreign, state and local income taxes and other taxes that may be applicable.

     Grant of Option; Exercise of Option. An eligible employee will not recognize taxable income on the date the employee is granted an option under the Purchase Plan (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income on the date shares are purchased under the Purchase Plan (i.e., the last day of the offering period).

     Sale of Common Stock After the Holding Period. If an employee does not sell or otherwise dispose of the shares of common stock purchased upon exercise of his or her option under the Purchase Plan within two years after the date on which the option is granted or within one year after the date on which the shares of common stock are purchased (the "Holding Period"), or if the employee dies while owning the shares of common stock, the employee will be taxed in the year in which he or she sells or disposes of the shares of common stock, or the year closing with his or her death, whichever applies, as follows:

     - The employee will recognize ordinary income in an amount equal to the lesser of:

      - the excess, if any, of the fair market value of the shares of common stock on the date on which such shares are sold or otherwise disposed, or the date on which the employee died, over the amount paid for the shares of common stock, or

      - the excess of the fair market value of the shares of common stock on the date the option was granted over the option price (determined assuming that the option was exercised on the date granted) for such shares of common stock; and

     - The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of common stock by the amount of ordinary income recognized as described above).

     Sale of Common Stock During the Holding Period. If the employee sells or otherwise disposes of the shares of the common stock purchased upon exercise of his or her option under the Purchase Plan before the Holding Period expires, and the amount realized is greater than or equal to the fair market value of the shares of common stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of common stock as follows:

     - The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of common stock on the date on which the option was exercised, over the option price for such shares of common stock; and

     - The employee will recognize as capital gain any further gain realized (after increasing the tax basis in the shares of common stock by the amount of ordinary income recognized as described above).

     If the employee sells or otherwise disposes of the shares of common stock before the Holding Period expires, and the amount realized is less than the fair market value of the shares of common stock on the date of exercise, the employee will be taxed in the year in which he or she sells or disposes of the shares of common stock as follows:

     - The employee will recognize ordinary income to the extent of the excess of the fair market value of the shares of common stock on the date on which the option was exercised, over the option price for such shares of common stock; and

     - The employee will recognize capital loss to the extent the fair market value of the shares of common stock on the exercise date exceeds the amount realized on the sale or other disposition.

     The Company's Deduction. Leap (or the subsidiary that employs the employee) is entitled to a tax deduction only to the extent that the employee recognizes ordinary income because the employee sells or otherwise disposes of the shares of common stock during the Holding Period.

REQUIRED VOTE

     The approval of the amendment to increase the number of shares issuable under the Purchase Plan requires the affirmative vote of a majority of the shares of Leap's common stock represented and voting at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                   PROPOSAL 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as Leap's independent accountants for the fiscal year ending December 31, 2001 and has directed that management submit the selection of independent accountants to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP audited Leap's financial statements for the fiscal years 1998 and 1999, the four-month transition period from September 1, 1999 to December 31, 1999 and the fiscal year 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Stockholders are not required to ratify the selection of PricewaterhouseCoopers LLP as Leap's independent accountants. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Leap and its stockholders.

Audit Fees

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of Leap's annual financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in Leap's Form 10-Qs for the year ended December 31, 2000 were $624,559. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of Leap's financial statements included in Leap's Transition Report on Form 10-K for the period from September 1, 1999 to December 31, 1999, which was filed in October 2000, were $354,366.

Financial Information Systems Design and Implementation Fees

     No fees were billed to Leap for professional services rendered by PricewaterhouseCoopers LLP relating to the design and implementation of Leap's financial information systems during the year ended December 31, 2000.

All Other Fees

     The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP to Leap for the year ended December 31, 2000 was $822,865. These fees included fees billed for professional services rendered for the reviews of Leap's various SEC filings, for tax consulting services and for other consulting services in the amounts of $328,665, $324,000 and $170,200, respectively.

     The Audit Committee has considered whether the provision of services under the headings "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the accountants' independence and determined that it is consistent with such independence.

     The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Leap's financial statements for the 2000 fiscal year have been examined by PricewaterhouseCoopers LLP. The Board has selected PricewaterhouseCoopers LLP to serve as Leap's independent accountants for the 2001 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Proposals that stockholders wish to include in the Proxy Statement for the next annual stockholders meeting must be received by Leap no later than November 2, 2001 and must satisfy the conditions established by the Securities and Exchange Commission for such proposals. Proposals that stockholders wish to present at the annual stockholders meeting to be held following fiscal 2001 (but not included in the related Proxy Statement) must be received by Leap at its principal executive office at 10307 Pacific Center Court, San Diego, California 92121, not before January 19, 2002 and no later than 5:00 p.m. P.D.T. on February 18, 2002 and must satisfy the conditions for such proposals set forth in Leap's Amended and Restated Bylaws. Stockholders are also advised to review Leap's Amended and Restated Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A COPY OF LEAP'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO LEAP WIRELESS INTERNATIONAL, INC., ATTN. INVESTOR RELATIONS, 10307 PACIFIC CENTER COURT, SAN DIEGO, CALIFORNIA 92121.

                                          By Order of the Board of Directors

                                         /s/ HARVEY P. WHITE
                                          Harvey P. White
                                          Chairman of the Board and
                                          Chief Executive Officer

March 2, 2001

                                   APPENDIX A

                     THE LEAP WIRELESS INTERNATIONAL, INC.
                        2001 EXECUTIVE OFFICER DEFERRED
                                BONUS STOCK PLAN

                     THE LEAP WIRELESS INTERNATIONAL, INC.
                2001 EXECUTIVE OFFICER DEFERRED BONUS STOCK PLAN

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I. DEFINITIONS......................................
                                                              A-1
  Section 1.1 -- General....................................
                                                              A-1
  Section 1.2 -- Accounts...................................
                                                              A-1
  Section 1.3 -- Active Participant.........................
                                                              A-1
  Section 1.4 -- Administrator..............................
                                                              A-2
  Section 1.5 -- Beneficiary................................
                                                              A-2
  Section 1.6 -- Board......................................
                                                              A-2
  Section 1.7 -- Bonus......................................
                                                              A-2
  Section 1.8 -- Bonus Payday...............................
                                                              A-2
  Section 1.9 -- Cause......................................
                                                              A-2
  Section 1.10 -- Code......................................
                                                              A-2
  Section 1.11 -- Committee.................................
                                                              A-2
  Section 1.12 -- Company; Company Affiliate................
                                                              A-3
  Section 1.13 -- Deferred Bonus............................
                                                              A-3
  Section 1.14 -- Deferred Bonus Share Account..............
                                                              A-3
  Section 1.15 -- Disability................................
                                                              A-3
  Section 1.16 -- Employee..................................
                                                              A-3
  Section 1.17 -- ERISA.....................................
                                                              A-3
  Section 1.18 -- Executive Officer.........................
                                                              A-3
  Section 1.19 -- Fair Market Value.........................
                                                              A-3
  Section 1.20 -- Matching Share Account....................
                                                              A-4
  Section 1.21 -- Participant...............................
                                                              A-4
  Section 1.22 -- Plan......................................
                                                              A-4
  Section 1.23 -- Plan Year.................................
                                                              A-4
  Section 1.24 -- Separation from the Service...............
                                                              A-4
  Section 1.25 -- Share Unit................................
                                                              A-4
  Section 1.26 -- Vested....................................
                                                              A-4
ARTICLE II. ELIGIBILITY.....................................
                                                              A-4
  Section 2.1 -- Requirements for Participation.............
                                                              A-4
  Section 2.2 -- Bonus Deferral Election Procedure..........
                                                              A-4
  Section 2.3 -- Content of Deferral Election Form..........
                                                              A-5
ARTICLE III. PARTICIPANT BONUS DEFERRALS....................
                                                              A-5
  Section 3.1 -- Mandatory Bonus Deferrals..................
                                                              A-5
  Section 3.2 -- Voluntary Bonus Deferrals..................
                                                              A-5
ARTICLE IV. SHARE CREDITS...................................
                                                              A-6
  Section 4.1 -- Deferred Bonus Share Credits...............
                                                              A-6
  Section 4.2 -- Matching Share Credits.....................
                                                              A-6
  Section 4.3 -- Share Units Subject to the Plan............
                                                              A-6
ARTICLE V. ACCOUNTS.........................................
                                                              A-6
  Section 5.1 -- Deferred Bonus Share Account...............
                                                              A-6
  Section 5.2 -- Matching Share Account.....................
                                                              A-6
  Section 5.3 -- Assignments, etc. Prohibited...............
                                                              A-7
ARTICLE VI. ACCOUNT BALANCES................................
                                                              A-7
  Section 6.1 -- Account Balances...........................
                                                              A-7
  Section 6.2 -- Dividends and Distributions on Common
     Stock..................................................
                                                              A-7

                                                              PAGE
                                                              ----
ARTICLE VII. VESTING OF ACCOUNTS............................
                                                              A-7
  Section 7.1 -- Vesting of Accounts........................
                                                              A-7
  Section 7.2 -- Additional Vesting of Matching Share
     Accounts...............................................
                                                              A-8
ARTICLE VIII. DISTRIBUTION OF BENEFITS TO PARTICIPANTS......
                                                              A-8
  Section 8.1 -- Distribution Prior to Separation from the
     Service................................................
                                                              A-8
  Section 8.2 -- Distribution on Separation from the
     Service................................................
                                                              A-8
  Section 8.3 -- Effect of Delay or Failure to Ascertain
                 Amount Distributable or to Locate
                 Distributee................................
                                                              A-9
  Section 8.4 -- Forfeitures................................
                                                              A-9
ARTICLE IX. BENEFITS UPON DEATH.............................
                                                              A-9
  Section 9.1 -- Designation of Beneficiary.................
                                                              A-9
  Section 9.2 -- Distribution upon Death....................
                                                              A-9
ARTICLE X. ADMINISTRATIVE PROVISIONS........................
                                                              A-10
  Section 10.1 -- Duties and Powers of the Administrator....
                                                              A-10
  Section 10.2 -- Committee.................................
                                                              A-10
  Section 10.3 -- Limitations upon Powers of the
     Administrator..........................................
                                                              A-11
  Section 10.4 -- Compensation and Indemnification of
     Administrator; Expenses of Administration..............
                                                              A-11
  Section 10.5 -- Effect of Administrator Action............
                                                              A-11
  Section 10.6 -- Recordkeeping.............................
                                                              A-11
  Section 10.7 -- Statement to Participants.................
                                                              A-11
  Section 10.8 -- Inspection of Records.....................
                                                              A-11
  Section 10.9 -- Identification of Fiduciaries.............
                                                              A-12
  Section 10.10 -- Procedure for Allocation of
     Administrative Responsibilities........................
                                                              A-12
  Section 10.11 -- Claims Procedure.........................
                                                              A-12
  Section 10.12 -- Conflicting Claims.......................
                                                              A-13
  Section 10.13 -- Service of Process.......................
                                                              A-13
ARTICLE XI. MISCELLANEOUS PROVISIONS........................
                                                              A-13
  Section 11.1 -- Termination of the Plan...................
                                                              A-13
  Section 11.2 -- Changes in Common Stock or Assets of the
                  Company, Acquisition or Liquidation of the
                  Company and Other Corporate Events........
                                                              A-13
  Section 11.3 -- Limitation on Rights of Employees.........
                                                              A-14
  Section 11.4 -- Unfunded Obligations of the Company.......
                                                              A-15
  Section 11.5 -- Grantor Trust.............................
                                                              A-15
  Section 11.6 -- Consolidation or Merger...................
                                                              A-16
  Section 11.7 -- Errors and Misstatements..................
                                                              A-16
  Section 11.8 -- Payment on Behalf of Minor, etc...........
                                                              A-16
  Section 11.9 -- Amendment of Plan.........................
                                                              A-16
  Section 11.10 -- Tax Withholding..........................
                                                              A-16
  Section 11.11 -- Governing Law............................
                                                              A-17
  Section 11.12 -- Pronouns and Plurality...................
                                                              A-17
  Section 11.13 -- Titles...................................
                                                              A-17
  Section 11.14 -- References...............................
                                                              A-17

                     THE LEAP WIRELESS INTERNATIONAL, INC.

                2001 EXECUTIVE OFFICER DEFERRED BONUS STOCK PLAN

     Leap Wireless International, Inc., a Delaware corporation (the "Company"), by resolution of its Board of Directors, adopted The Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan (the "Plan"), for the benefit of certain executive officers of the Company, subject to the approval of the stockholders of the Company at the annual meeting to be held on April 15, 2001.

     The Plan shall become effective as of January 1, 2001, subject to the approval of the Plan by the stockholders of the Company. The first Plan Year shall be the Company's fiscal year beginning on January 1, 2001. The first Bonus of eligible Executive Officers deferred under the Plan shall be the Bonus earned for the first Plan Year.

     The Plan is a nonqualified deferred compensation plan pursuant to which twenty-five percent (25%) of an eligible executive officer's Bonus (as defined herein) will be deferred and converted into Share Units (as defined herein) credited to the officer's account under the Plan. Share Units will represent the right to receive shares of the Company's Common Stock, par value $0.0001 per share ("Common Stock"), in accordance with the Plan. The Plan also provides that an eligible executive officer may elect to defer all or any portion of the remainder of such eligible executive officer's Bonus and that amounts deferred at the election of an eligible executive officer will be converted into Share Units credited to the officer's account under the Plan. Finally, the Plan provides for additional Share Units that will be credited to the eligible executive officer's account under the Plan, determined based on such executive officer's Bonus deferrals pursuant to the Plan. The Plan provides that the Share Units credited to an eligible executive officer's account will be distributed to such eligible executive officer upon the earlier of the date or dates designated by the officer or the officer's retirement, death, Disability (as defined herein) or other termination of employment. Subject to the provisions of the Plan, the aggregate number of Share Units credited under the Plan shall not exceed 275,000 Share Units.

     The Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

     The Company may establish a grantor trust pursuant to the Plan and may make contributions to the trust to provide for distributions of benefits to be made under the Plan. The Company's contributions may be in the form of cash, shares of Common Stock or other securities or property.

                                   ARTICLE I.

                                  DEFINITIONS

Section 1.1 -- General

     Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly indicates to the contrary.

Section 1.2 -- Accounts

     "Accounts" of a Participant shall mean, as the context indicates, either or both of his Deferred Bonus Share Account and his Matching Share Account.

Section 1.3 -- Active Participant

     "Active Participant" shall mean any Employee who is participating in the Plan for the Plan Year in question as provided in Article II.

Section 1.4 -- Administrator

     "Administrator" shall mean Leap Wireless International, Inc., acting through the Board or its delegates, except that if Leap Wireless International, Inc. appoints a Committee under Section 10.2, the term "Administrator" shall mean the Committee as to those duties, powers and responsibilities specifically conferred upon the Committee. Leap Wireless International, Inc. shall have all duties and responsibilities imposed by ERISA, except as specifically assigned to, delegated to or reserved to the Board or the Committee under the Plan.

Section 1.5 -- Beneficiary

     "Beneficiary" of a Participant shall mean the person or persons designated by the Participant in accordance with Section 9.1 and the Rules of the Plan.

Section 1.6 -- Board

     "Board" shall mean the Board of Directors of Leap Wireless International, Inc. The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons, including a Committee appointed under Section 10.2.

Section 1.7 -- Bonus

     "Bonus" of an Active Participant for any Plan Year shall mean the amount of his or her bonus or bonuses earned for such Plan Year, prior to the deferral of all or any portion thereof in accordance with the Plan, determined under any bonus program maintained by the Company for Executive Officers for such Plan Year. The "Bonus" of an Active Participant for a Plan Year shall be determined without regard to whether the bonus or bonuses earned by such Active Participant for such Plan Year would otherwise be paid by the Company during such Plan Year or the next following Plan Year.

Section 1.8 -- Bonus Payday

     "Bonus Payday" of an Active Participant for any Plan Year shall mean the day or days established by the Company on which such Active Participant's Bonus (or any portion thereof) would otherwise be paid.

Section 1.9 -- Cause

     "Cause" with respect to a Participant shall mean:

          (a) willful misconduct by the Participant that is materially damaging to the Company or any Company Affiliate (whether financially or otherwise),

          (b) the Participant's conviction of, or the entry by the Participant of a guilty or no contest plea to, a felony, or a misdemeanor involving moral turpitude,

          (c) the Participant's commission of fraud, misappropriation or embezzlement in connection with the business of the Company or a Company Affiliate, or

          (d) the Participant's willful and repeated failure to perform the Participant's duties as an Executive Officer as directed by the Board.

Section 1.10 -- Code

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

Section 1.11 -- Committee

     "Committee" shall mean the Committee, if any, appointed in accordance with
Section 10.2.

Section 1.12 -- Company; Company Affiliate

     (a) "Company" shall mean Leap Wireless International, Inc., and any successor company which continues the Plan under Section 11.6.

     (b) "Company Affiliate" shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), (c), (m) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

Section 1.13 -- Deferred Bonus

     "Deferred Bonus" of an Active Participant on any Bonus Payday shall mean the dollar amount of such Active Participant's Bonus (or portion thereof) for such Bonus Payday that is deferred under Section 3.1 or 3.2.

Section 1.14 -- Deferred Bonus Share Account

     "Deferred Bonus Share Account" of a Participant shall mean his individual account, if any, in the Plan established in accordance with Section 5.1.

Section 1.15 -- Disability

     "Disability" of a Participant shall mean the Participant's complete inability to engage in any substantial gainful activity or wage or profit for reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or is expected to last for a continuous period of not less than 12 months, as determined by the Administrator in good faith, based on competent medical evidence.

Section 1.16 -- Employee

     "Employee" shall mean any person who renders services to the Company in the status of an employee as that term is defined in Code Section 3121(d).

Section 1.17 -- ERISA

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.18 -- Executive Officer

     "Executive Officer" shall mean an Employee who holds the position of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President or Senior Vice President of the Company.

Section 1.19 -- Fair Market Value

     "Fair Market Value" as of a given date shall mean (a) the closing price of a share of Common Stock on the trading day prior to such date on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), or, if shares were not traded on the day prior to such date, then on the next preceding date on which trading occurred, or (b) if Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the fair market value of a share of Common Stock as established by the Administrator acting in good faith.

Section 1.20 -- Matching Share Account

     "Matching Share Account" of a Participant shall mean his individual account, if any, in the Plan established in accordance with Section 5.2.

Section 1.21 -- Participant

     "Participant" shall mean an Employee who is an Active Participant for the Plan Year in question, or who was an Active Participant for a prior Plan Year.

Section 1.22 -- Plan

     "Plan" shall mean The Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan.

Section 1.23 -- Plan Year

     "Plan Year" shall mean the fiscal year of the Company. The first Plan Year shall be the Company's fiscal year beginning on January 1, 2001.

Section 1.24 -- Separation from the Service

     (a) "Separation from the Service" of an Employee shall mean his or her resignation from or discharge by a Company or a Company Affiliate, or his or her Disability, death or retirement, but shall not include his or her transfer among the Company and the Company Affiliates.

     (b) A leave of absence or sick leave authorized by the Company or a Company Affiliate in accordance with established policies, a vacation period, a temporary layoff for lack of work or a military leave shall not constitute a Separation from the Service.

Section 1.25 -- Share Unit

     "Share Unit" shall mean a nominal unit credited under the Plan, which represents the right to receive a share of Common Stock in accordance with the Plan.

Section 1.26 -- Vested

     "Vested," when used with reference to a Participant's Accounts, shall mean nonforfeitable, except as provided in the Plan.

                                  ARTICLE II.

                                  ELIGIBILITY

Section 2.1 -- Requirements for Participation

     (a) An Employee who is an Executive Officer on January 1, 2001 shall be an Active Participant for the Plan Year ending on December 31, 2001.

     (b) An Employee who on the first day of any Plan Year beginning after January 1, 2001 is an Executive Officer shall be an Active Participant for such Plan Year.

     (c) An Employee who is an Active Participant for any Plan Year shall not be an Active Participant for any subsequent Plan Year unless such Employee satisfies the requirements of subsection (b) with respect to such Plan Year.

Section 2.2 -- Bonus Deferral Election Procedure

     The Administrator shall provide each Active Participant for a Plan Year with a Bonus deferral election form on which the Active Participant may elect to defer all or a portion of his Bonus in accordance with Section 3.2. Each Active Participant electing to defer Bonus under Section 3.2 for a Plan Year shall complete and execute the Bonus deferral election form and return it to the Administrator in accordance with the Rules of the Plan. For each Plan Year, an Active Participant shall complete and execute the Bonus deferral election form and return it to the Administrator no later than the last day of the third quarter of the Company's fiscal year coinciding with the relevant Plan Year.

Section 2.3 -- Content of Deferral Election Form

     (a) Each Active Participant for a Plan Year shall set forth on his or her Bonus deferral election form for such Plan Year

          (i) his or her consent that he, or she, his or her successors in interest and assigns and all persons claiming under him or her shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,

          (ii) the percentage (if any) of his or her Bonus for such Plan Year to be deferred under Section 3.2 and, in such case, his or her authorization to the Company to reduce his or her Bonus in accordance with Section 3.2(a),

          (iii) such other information as may be required for the administration of the Plan.

     (b) In addition, each Active Participant shall set forth on his or her Bonus deferral election form for each Plan Year the Distribution Date for such Plan Year.

     (c) For purposes of this Article and Article VIII, the "Distribution Date" of an Active Participant for a Plan Year shall mean the first day of a calendar month designated by such Active Participant; provided, however, that such "Distribution Date" shall not be earlier than the third anniversary of the latest Bonus Payday for such Participant for such Plan Year and shall not be later than the tenth anniversary on the last Bonus Payday for such Participant for such Plan Year.

                                  ARTICLE III.

                          PARTICIPANT BONUS DEFERRALS

Section 3.1 -- Mandatory Bonus Deferrals

     Each Active Participant for a Plan Year shall defer to his or her Deferred Bonus Share Account an amount equal to twenty-five percent (25%) of his or her Bonus for each Bonus Payday for such Plan Year.

Section 3.2 -- Voluntary Bonus Deferrals

     (a) An Active Participant may elect, in accordance with Section 2.2 above and the Rules of the Plan, to defer to his or her Deferred Bonus Share Account an amount equal to any whole number percentage, which is not greater than seventy-five percent (75%) (or such other percentage as is established by the Administrator for such Plan Year), of that portion of his or her Bonus for such Plan Year which is paid by the Company to the Active Participant during the next following Plan Year.

     (b) An Active Participant's Bonus deferral election under subsection (a) shall be made on the form described in Section 2.3 and shall be delivered to the Administrator in accordance with Section 2.2 above and the Rules of the Plan.

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

                                  ARTICLE IV.

                                 SHARE CREDITS

Section 4.1 -- Deferred Bonus Share Credits

     Subject to Section 4.3, for each Bonus Payday for a Plan Year, an Active Participant's Deferred Bonus Share Account shall be credited with the number of full and fractional Share Units equal to:

          (a) the amount of such Active Participant's Deferred Bonus for such Bonus Payday, divided by

          (b) the Fair Market Value on such Bonus Payday.

Such Share Units shall be determined by rounding down, disregarding any fractional Share Unit and refunding the dollar amount, if any, of such Participant's Deferred Bonus which is not sufficient to credit one full Share Unit, to the Participant for the Bonus Payday in question. Such Share Units shall be credited to the Active Participant's Deferred Bonus Share Account as of such Bonus Payday.

Section 4.2 -- Matching Share Credits

     Subject to Section 4.3, for each Bonus Payday for a Plan Year, an Active Participant's Matching Share Account shall be credited with the number of full and fractional Share Units equal to twenty percent (20%) of the number of Share Units credited to such Active Participant's Deferred Bonus Share Account as of such Bonus Payday under Section 4.1. Such Share Units shall be determined by rounding down and disregarding any fractional Share Unit. Such Share Units shall be credited to the Active Participant's Matching Share Account as of such Bonus Payday.

Section 4.3 -- Share Units Subject to the Plan

     (a) Subject to adjustments under Section 11.2, the aggregate number of Share Units that shall be credited under the Plan shall not exceed 275,000 Share Units. Share Units debited upon distribution under Articles VIII and IX shall not be available for subsequent crediting under this Article IV. Share Units that are forfeited under Section 8.4 shall be available for subsequent crediting under this Article IV.

     (b) If the Share Units that would otherwise be credited under Section 4.1,
4.2 or 6.2 on any date would cause the aggregate number of Share Units credited under the Plan to exceed the limit prescribed under subsection (a), the Administrator shall make a pro rata allocation (and in full Share Units) of the available remaining Share Units in as nearly a uniform manner as shall be practicable and the dollar amounts not credited as Share Units shall be refunded to the Active Participant (in the case of an Active Participant's Deferred Bonus under Section 4.1), forfeited (in the case of amounts to be credited under
Section 4.2), or distributed in cash to the Participant in an amount equal to the Fair Market Value thereof (in the case of amounts under Section 6.2).

                                   ARTICLE V.

                                    ACCOUNTS

Section 5.1 -- Deferred Bonus Share Account

     The Administrator shall establish and maintain for each Participant a Deferred Bonus Share Account to which shall be credited the Share Units under Sections 4.1 and 6.2 and debited the Share Units distributed or forfeited under Articles VIII and IX.

Section 5.2 -- Matching Share Account

     The Administrator shall establish and maintain for each Participant a Matching Share Account to which shall be credited the Share Units under Sections
4.2 and 6.2 and debited the Share Units distributed or forfeited under Articles VIII and IX.

Section 5.3 -- Assignments, etc. Prohibited

     No part of the Accounts of a Participant shall be liable for the debts, contracts or engagements of such Participant, his or her Beneficiary or Beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever, except to designate a Beneficiary or Beneficiaries as provided in Section 9.2.

                                  ARTICLE VI.

                                ACCOUNT BALANCES

Section 6.1 -- Account Balances

     A Participant's Account balances shall be denominated in full and fractional Share Units.

Section 6.2 -- Dividends and Distributions on Common Stock

     (a) Subject to Section 4.3, in the event that any dividend or other distribution (other than a dividend in the form of shares of Common Stock) is paid or distributed on shares of Common Stock, a Participant's Accounts shall be credited, as of the payment or distribution date of such dividend or other distribution, with the number of full and fractional Share Units equal to:

          (i) the product of

             (A) the number of Share Units credited to such Participant's Accounts, as of the record date of such dividend or other distribution, multiplied by

             (B) the dollar amount of such dividend or distribution per share of Common Stock (if such dividend or payment or distribution is paid in cash), or the fair market value (as determined by the Administrator) of such dividend or distribution per share of Common Stock (if such dividend or distribution is distributed in kind), as of the date of payment or distribution, divided by

          (ii) the Fair Market Value, determined as of the date of payment or distribution.

     (b) Subject to Section 4.3, in the event that any dividend in the form of shares of Common Stock is distributed on shares of Common Stock, a Participant's Accounts shall be credited, as of the distribution date of such dividend, with the number of full and fractional Share Units equal to:

          (i) the number of Share Units credited to such Participant's Accounts, as of the record date of such dividend, multiplied by

          (ii) the number of shares of Common Stock distributed with respect to such dividend per share of Common Stock.

                                  ARTICLE VII.

                              VESTING OF ACCOUNTS

Section 7.1 -- Vesting of Accounts

     (a) Except as provided in Section 8.3, a Participant shall be Vested at all times in all of the Share Units credited to his Deferred Bonus Share Account.

     (b) Subject to Sections 8.3 and 8.4, a Participant shall become Vested in the Share Units credited to his Matching Share Account as of a Bonus Payday as follows:

          (i) one-third of such Share Units credited as of a Bonus Payday shall become Vested on the first anniversary of such Bonus Payday; provided, however, that if the resulting number of Share Units then becoming Vested produces a fractional Share Unit, the fractional Share Unit shall be rounded up to the next whole number of Share Units,

          (ii) one-third of such Share Units credited as of a Bonus Payday shall become Vested on the second anniversary of such Bonus Payday; provided, however, that if the resulting number of Share Units then becoming Vested produces a fractional Share Unit, the fractional Share Unit shall be rounded up to the next whole number of Share Units, and

          (iii) one-third of such Share Units credited as of a Bonus Payday shall become Vested on the third anniversary of such Bonus Payday; provided, however, that if the resulting number of Share Units then becoming Vested produces a fractional Share Unit, the fractional Share Unit shall be rounded down to the remaining number of Share Units credited to the Participant's Matching Share Account so that the Participant shall become fully Vested in the Share Units credited to his Matching Share Account as of such Bonus Payday as of the third anniversary of such Bonus Payday.

Any Share Units that are credited to a Participant's Matching Share Account as a result of any dividend or other distribution paid or distributed on shares of Common Stock, with respect to the Share Units credited on the record date of such dividend or distribution, in accordance with Section 6.2, shall become Vested on such date as the Share Units credited on the record date become Vested under this subsection.

Section 7.2 -- Additional Vesting of Matching Share Accounts

     Except as provided in Section 8.3, a Participant shall become Vested in all of the Share Units credited to his Matching Share Account upon the earliest to occur of his Separation from the Service by reason of:

          (a) his retirement after attaining age 65,

          (b) his death,

          (c) his Disability, or

          (d) his discharge other than for Cause.

                                 ARTICLE VIII.

                    DISTRIBUTION OF BENEFITS TO PARTICIPANTS

Section 8.1 -- Distribution Prior to Separation from the Service

     A Participant who has elected to receive the distribution of the Share Units credited for a Plan Year as of the Distribution Date for such Plan Year, and who has not had a Separation from the Service before such Distribution Date, shall receive a distribution of the Vested Share Units credited to his or her Accounts for such Plan Year (and any Share Units credited with respect thereto under Section 6.2), less any amounts required to be withheld by law, in one lump sum, not later than 30 days after the end of the calendar month in which such Distribution Date occurs. Such distribution shall be made by the Company in the form of whole shares of Common Stock. Such Participant's Accounts shall be debited the number of Share Units distributed.

Section 8.2 -- Distribution on Separation from the Service

     A Participant who has a Separation from the Service (other than by reason of his or her death) shall receive a distribution of the Vested Share Units credited to his or her Accounts, less any amounts required to be withheld by law, in one lump sum, not later than 30 days after the end of the calendar month in which his or her Separation from the Service occurs. Such distribution shall be made by the Company in the form of whole shares of Common Stock. Such Participant's Accounts shall be debited the number of Share Units distributed.

Section 8.3 -- Effect of Delay or Failure to Ascertain Amount Distributable or to Locate Distributee

     (a) If the person to whom an amount distributable or payable under Article VIII or IX has not been ascertained or located within the stated time limits and reasonable efforts to do so have been made, then distribution or payment shall be made not later than 30 days after such amount is determined or such person is ascertained or located, or as prescribed in subsection (b).

     (b) If, within one year after a Participant has a Separation from the Service, the Administrator, in the exercise of due diligence, has failed to locate him or her (or if such Separation from the Service is by reason of his or her death, has failed to locate the person entitled to the amount in his or her Accounts under Article IX), the Share Units credited to his or her Accounts in the Plan shall be forfeited (and debited from his or her Accounts); provided, however, that if the Participant (or in the case of his or her death, the person entitled thereto under Article IX) makes proper claim therefor under Section 10.11, the amount so forfeited (without interest, dividends or distributions thereon) shall be paid to such Participant or such person, in one lump sum, not later than 30 days after such claim is made.

Section 8.4 -- Forfeitures

     If a Participant has a Separation from the Service, the portion of his Matching Share Account which is not Vested as of the date of his Separation from the Service shall be immediately forfeited (and debited from his Accounts) and the Company shall cease to be obligated under Articles VIII and IX with respect to the portion of such Matching Share Account that is forfeited.

                                  ARTICLE IX.

                              BENEFITS UPON DEATH

Section 9.1 -- Designation of Beneficiary

     (a) Each Participant shall have the right to designate, revoke and redesignate one or more Beneficiaries hereunder and to direct distribution of the Vested Share Units credited to his or her Accounts to such Beneficiaries.

     (b) Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the Rules of the Plan on a form provided by the Administrator and shall be effective upon delivery to the Administrator.

Section 9.2 -- Distribution upon Death

     (a) Upon the death of a Participant, the Vested Share Units credited to his or her Accounts, less any amounts required to be withheld by law, shall be distributed to such Participant's Beneficiary or Beneficiaries designated under
Section 9.1, in one lump sum, not later than 30 days after the end of the calendar month in which such Participant's death occurs. In the event that the Participant has failed to designate a Beneficiary, or no Beneficiary survives the Participant, the Share Units credited to his or her Accounts, less any amounts required to be withheld by law, shall be distributed to such Participant's estate, in one lump sum, not later than 30 days after the end of the calendar month in which the Participant's death occurs. Such distribution shall be made by the Company in the form of whole shares of Common Stock. Such Participant's Accounts shall be debited the number of Share Units distributed.

     (b) A Beneficiary shall cease to be entitled to benefits upon the Administrator's determination that such Beneficiary did not survive the Participant, or the Administrator's failure to locate such Beneficiary, after making reasonable efforts to do so.

                                   ARTICLE X.

                           ADMINISTRATIVE PROVISIONS

Section 10.1 -- Duties and Powers of the Administrator

     (a) The Administrator shall administer the Plan in accordance with the Plan and ERISA and shall have full discretionary power and authority:

          (i) to engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators, physicians or other firms or persons and (with its officers, directors and Employees) to rely upon the reports, advice, opinions or valuations of any such persons except as required by law;

          (ii) to adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules;

          (iii) to construe the Plan and the Rules of the Plan;

          (iv) to determine questions of eligibility and vesting of Participants;

          (v) to determine entitlement to a Benefit and to distributions of Participants, "Beneficiaries," and all other persons;

          (vi) to make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary power and authority;

          (vii) to appoint claims and review officials to conduct claims procedures as provided in Section 10.11; and

          (viii) to delegate any duty, power or responsibility to the Committee, to any firm or person engaged under paragraph (i) or to any other person or persons.

     (b) Every finding, decision, and determination made by the Administrator (or its delegate) shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

Section 10.2 -- Committee

     (a) The Board may establish a Committee consisting of three or more members to hold office at the pleasure of the Board.

     (b) The Committee shall have such powers, duties and responsibilities as are delegated to it by the Board. The Board may amend, modify or terminate the delegation of powers, duties and responsibilities to the Committee from time to time. Any power, duty or responsibility no longer delegated to the Committee shall become a power, duty or responsibility of the Board, and may be delegated by the Board to such person or persons as the Board determines appropriate. Committee members shall not receive payment for their services as such.

     (c) Appointment of Committee members shall be effective upon filing of written acceptance of appointment with the Board. A Committee member may resign at any time by delivery of written notice to the Board.

     (d) Vacancies in the Committee shall be filled in accordance with subsection (a).

     (e) The Committee shall act by a majority of its members in office, either by meeting or by a written instrument executed by a majority of the Committee members. The Committee may, by a written instrument executed by all of the Committee members then in office, authorize one of its members to execute any instrument required to be executed by the Committee.

     (f) The Chairperson of the Committee shall appoint a Secretary to keep the minutes of its meetings.

Section 10.3 -- Limitations upon Powers of the Administrator

     The Plan shall be uniformly and consistently interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

Section 10.4 -- Compensation and Indemnification of Administrator; Expenses of Administration

     (a) The Company shall pay or reimburse the Chief Executive Officer of Leap Wireless International, Inc. (and his delegates), each Committee member and each Employee functioning under Section 10.1(a)(viii) for all expenses (including reasonable attorneys' fees) properly incurred by him in the administration of the Plan.

     (b) The Company shall indemnify and hold each such Employee and Committee member harmless from all claims, liabilities and costs (including reasonable attorneys' fees) arising out of the good faith performance of his functions hereunder.

     (c) The Company may obtain and provide for any Employee and Committee member, at the expense of the Company, liability insurance against liabilities imposed on him by law.

     (d) Legal fees incurred in the preparation and amendment of documents shall be paid by the Company.

     (e) Except as provided in subsection (a), fees and expenses of persons rendering services to the Plan shall not be paid or reimbursed by the Company, except as agreed upon by the Company.

Section 10.5 -- Effect of Administrator Action

     Except as provided in Section 10.3, all actions taken and all determinations made by the Administrator (or its delegate) in good faith shall be final and binding upon all Participants, their Beneficiaries and any other person.

Section 10.6 -- Recordkeeping

     (a) The Administrator shall maintain suitable records as follows:

          (i) records of each Participant's Accounts which, among other things, shall show separately Compensation deferral and matching credits, and

          (ii) records of its deliberations and decisions.

     (b) The Administrator shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

     (c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 10.7 -- Statement to Participants

     Within 30 days after the last day of each Plan Year, the Administrator shall furnish to each Participant a statement setting forth the value of his or her Accounts and such other information as the Administrator shall deem advisable to furnish.

Section 10.8 -- Inspection of Records

     Copies of the Plan and the records of a Participant's Accounts shall be open to inspection by him or her or his or her duly authorized representatives at the office of the Administrator at any reasonable business hour.

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

Section 10.9 -- Identification of Fiduciaries

     (a) The Administrator shall be the named fiduciary of the Plan and, as permitted or required by law, shall have exclusive authority and discretion to operate and administer the Plan.

     (b) The named fiduciary, the Board, the Company, and every person who exercises any discretionary authority or discretionary control respecting the Plan or who has any discretionary authority or discretionary responsibility in the administration of the Plan, including any person designated by the named fiduciary to carry out fiduciary responsibilities under the Plan, shall be a fiduciary and as such shall be subject to provisions of ERISA and other applicable laws governing fiduciaries.

Section 10.10 -- Procedure for Allocation of Administrative Responsibilities

     (a) Administrative responsibilities under the Plan shall be allocated as follows:

          (i) the sole duties, responsibilities and powers allocated to the Board, the Company, the Committee and any other person shall be those expressly provided in the relevant Sections of the Plan, and

          (ii) all administrative responsibilities not allocated to the Board, or the Company, are allocated to the Administrator, subject to delegation.

     (b) Administrative responsibilities under the Plan may be reallocated among fiduciaries by amending the Plan in the manner prescribed in Section 11.8, followed by the fiduciaries' acceptance of, or operation under, such amended Plan.

Section 10.11 -- Claims Procedure

     (a) A claim by a Participant, Beneficiary or any other person shall be presented to the claims official appointed by the Administrator (or its delegate) in writing within the maximum time permitted by law or under the regulations of the Secretary of Labor or his delegate pertaining to claims procedures.

     (b) The claims official shall, within a reasonable time, consider the claim and shall issue his or her determination thereon in writing.

     (c) If the claim is granted, the appropriate distribution or payment shall be made by the Company.

     (d) If the claim is wholly or partially denied, the claims official shall, within 90 days (or such longer period as may be reasonably necessary), provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant

          (i) the specific reason or reasons for such denial;

          (ii) specific reference to pertinent Plan provisions on which the denial is based;

          (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (iv) an explanation of the Plan's claims review procedure.

     (e) The Administrator (or its delegate) shall provide each claimant with a reasonable opportunity to appeal the claim official's denial of a claim to a review official (appointed by the Administrator (or its delegate) in writing) for a full and fair review. The claimant or his duly authorized representative

          (i) may request a review upon written application to the review official (which shall be filed with it),

          (ii) may review pertinent documents, and

          (iii) may submit issues and comments in writing.

     (f) The review official may establish such time limits within which a claimant may request review of a denied claim as are reasonable in relation to the nature of the benefit which is the subject of the claim and to other attendant circumstances but which, in no event, shall be less than 60 days after receipt by the claimant of written notice of denial of his or her claim.

     (g) The decision by the review official upon review of a claim shall be made not later than 60 days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of such request for review.

     (h) The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific references to the pertinent Plan provisions on which the decision is based.

     (i) In considering claims under this claims procedure, the claims official and the review official shall have fiduciary and discretionary authority to make findings of fact and to construe the terms of the Plan and, to the full extent permitted by law, the determination of the claims official (if no review is properly requested or the decision of the review official on review, if review has been properly requested) shall be final and binding on all parties unless held by a court of competent jurisdiction to constitute an abuse of discretion.

Section 10.12 -- Conflicting Claims

     If the Administrator is confronted with conflicting claims concerning a Participant's Accounts, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Accounts.

Section 10.13 -- Service of Process

     The Secretary of Leap Wireless International, Inc. is hereby designated as agent of the Plan for the service of legal process.

                                  ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

Section 11.1 -- Termination of the Plan

     (a) While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated; provided, however, that no amendment shall decrease the Vested percentage or amount of interest any Participant, any Beneficiary or any other person entitled to payment under the Plan has in the Participant's Accounts.

     (b) In the event of any termination, the Administrator shall distribute Participants' Accounts as provided by the Board.

Section 11.2 -- Changes in Common Stock or Assets of the Company, Acquisition or
                Liquidation of the Company and Other Corporate Events

     (a) Notwithstanding Section 6.2, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to a Participant's Accounts under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the aggregate number of Share Units that shall be credited under the Plan under Section 4.3 and the number of Share Units (or other units or amounts) credited or to be credited to Participants' Accounts under the Plan and the number and kind of shares of Common Stock (or other securities or property) or amounts to be distributed to Participants and Beneficiaries under the Plan.

     (b) In the event of any transaction or event described in Section 11.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to such Participant's Matching Share Account under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

          (i) To provide for the early distribution of the Share Units credited to such Participant's Accounts in shares of Common Stock (or other securities or property) or in cash;

          (ii) To provide that such Participant's Matching Share Account cannot become Vested after such event;

          (iii) To provide that such Participant's Matching Share Account shall become fully Vested;

          (iv) To provide that the obligations of the Company with respect to such Participant's Accounts be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or the rights of such Participant with respect to such Participant's Accounts shall be substituted for by similar rights covering units or amounts representing the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Share Units or other units or amounts credited to such Participant; and

          (v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) or cash amounts to be distributed to Participants and Beneficiaries under the Plan.

     (c) The existence of the Plan and the Accounts of Participants under the Plan shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 11.3 -- Limitation on Rights of Employees

     The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between a Company and any Employee with respect to, or consideration for, or an inducement or condition of, the employment of an Employee. Nothing contained in the Plan shall give any Employee the right to be retained in the service of a Company or to interfere with or restrict the rights of the Company, which are hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Employees, Participants, "Beneficiaries" or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

Section 11.4 -- Unfunded Obligations of the Company

     The obligations of the Company under the Plan shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of the Company for the benefit of any Participant, any Beneficiary or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan. The interest of any Participant, any Beneficiary or any other person hereunder shall be limited to the right to receive the benefits as set forth herein. To the extent that a Participant, any Beneficiary or any other person acquires a right to receive benefits under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company.

Section 11.5 -- Grantor Trust

     (a) The Company may establish a grantor trust (the "Trust") in connection with the Plan, and may make irrevocable contributions to the Trust in accordance with the terms of the trust agreement (the "Trust Agreement") establishing the Trust. The Company shall designate the trustee of the Trust. The Trust Agreement shall provide that the Trust assets shall be subject to the claims of the creditors of the Company in the event of the "Insolvency" (as defined in the Trust Agreement) of the Company, and that the Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan for purposes of the Code and ERISA.

     (b) The Trust Agreement may provide that the trustee of the Trust shall invest the assets in the Trust as directed by the Company. The Company may, but shall not be obligated to, direct the trustee to invest the assets of the Trust in shares of Common Stock.

     (c) The Company may cause the payment of benefits under the Plan to be made, in whole or in part, by the Trust in accordance with the terms of the Trust Agreement.

     (d) Any payment of benefits by the Trust shall be in satisfaction of the obligations of the Company under the Plan. Notwithstanding the establishment of the Trust, and any contributions made by the Company to the Trust, the Company shall remain obligated to make all payments of benefits under the Plan, except to the extent such payments are made by the Trust in accordance with the Trust Agreement.

     (e) To the extent the Company establishes the Trust and directs that the assets of the Trust be invested in shares of Common Stock, all voting rights on shares of Company Stock in the Trust Fund held by the Trust shall be exercised by the Trustee in accordance with instructions from the Participants with respect to the Share Units credited to their Accounts, or the Administrator in accordance with the following provisions of this Section:

          (i) All voting rights on shares of Company Stock in the Trust shall be exercised by the Trustee only as directed by the Participants with respect to shares of Company Stock attributable to the Share Units credited to their Accounts in accordance with the following provisions of subsections
     (ii) and (iii) below.

          (ii) As soon as practicable before each annual or special shareholders' meeting of the Company at which shares of Company Stock are entitled to vote, the Trustee shall furnish to each Participant a copy of the proxy solicitation material sent generally to stockholders, together with a form requesting confidential instructions on how the shares of Company Stock attributable to the Share Units credited to such Participant's Accounts (including fractional shares to 1/1000th of a share) are to be voted. The Company shall cooperate with the Trustee to ensure that Participants receive the requisite information in a timely manner. The materials furnished to the Participants shall include a notice from the Trustee explaining each Participant's right to instruct the Trustee with respect to the voting of the shares of Company Stock attributable to the Share Units credited to the Participant's Accounts. Upon timely receipt of such instructions, the Trustee (after combining votes of fractional shares to give effect to the greatest extent to Participants' instructions) shall vote the shares as instructed. If voting instructions for shares of Company Stock to the Accounts of any Participant are not timely received by the Trustee for a particular stockholders' meeting, such shares shall not be voted in accordance with the instructions but shall be voted as provided in subsection (iii) below. The instructions received by the Trustee from Participants shall be held by the Trustee in strict confidence and shall not be divulged or released to any person including directors, officers or employees of the Company, or of any other company, except as otherwise required by law.

          (iii) All shares of Company Stock attributable to Share Units credited to the Accounts of Participants shall be voted only in accordance with the directions of such Participants as given to the Trustee. Each Participant shall be entitled to 1/1000th of a share) attributable to Share Units credited to his or her Accounts. If, however, voting instructions for shares of Company Stock to the Participant's Accounts are not timely received by the Trustee for a particular stockholders' meeting, such shares shall be voted by the Trustee as directed by the Administrator.

Section 11.6 -- Consolidation or Merger

     In the event of the consolidation or merger of a Company with or into any other corporation, or the sale by a Company of its assets, the resulting successor may continue the Plan by adopting it in a resolution of its board of directors or agreement of its partners. If within 90 days from the effective date of such consolidation, merger or sale of assets, such new corporation does not adopt the Plan, the Plan shall be terminated.

Section 11.7 -- Errors and Misstatements

     In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and the Companies shall pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 11.8 -- Payment on Behalf of Minor, etc.

     In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Companies, the Board, the Administrator, the Committee and their officers, directors and Employees.

Section 11.9 -- Amendment of Plan

     As limited by any applicable law, the Plan may be wholly or partially amended by the Board from time to time including retroactive amendments necessary to conform to the provisions and requirements of ERISA or the Code or regulations pursuant thereto; provided, however, that no amendment shall decrease the Vested percentage or amount of interest any Participant or any other person entitled to payment under the Plan has in the Participant's Nonqualified Accounts.

Section 11.10 -- Tax Withholding

     The Company shall be entitled to require payment in cash or deduction from other compensation payable to a Participant of any sums required by federal, state or local tax law to be withheld with respect to the crediting of Share Units to a Participant's Accounts and the distribution of amounts to such Participant. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise distributable under the Plan (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

Section 11.11 -- Governing Law

     This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of California.

Section 11.12 -- Pronouns and Plurality

     The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 11.13 -- Titles

     Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 11.14 -- References

     Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

     Executed as of             , 2001 at San Diego, California.

                                          LEAP WIRELESS INTERNATIONAL, INC.

                                          By:

                                            Title:

                                   APPENDIX B

                       LEAP WIRELESS INTERNATIONAL, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD.

Accordingly, all of the members will be directors:

     1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

     2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have accounting or related financial management expertise.

KEY RESPONSIBILITIES

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

- The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

- As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

- The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

- The Committee shall:

       - Request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the company consistent with Independence Standards Board Standard Number 1;

       - Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

       - Recommend that the Board take appropriate action to oversee the independence of the outside auditor.

The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

                                   APPENDIX C

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Leap's common stock, $.0001 par value per share, is listed for trading on The Nasdaq National Market under the symbol "LWIN." The following table sets forth the high and low sales prices for the common stock as reported by the Nasdaq National Market in each of the periods indicated:

                                                              HIGH ($)   LOW ($)
                                                              --------   -------
CALENDAR YEAR -- 1999
  First Quarter                                                 14.88      5.19
  Second Quarter                                                25.50     11.38
  Third Quarter                                                 26.50     14.56
  Fourth Quarter                                                94.06     22.75
CALENDAR YEAR -- 2000
  First Quarter                                                110.50     47.06
  Second Quarter                                                99.75     32.25
  Third Quarter                                                 81.88     44.75
  Fourth Quarter                                                66.63     23.50

     On March 1, 2001, the last reported sale price of Leap's common stock on the Nasdaq National Market was $31.38. As of March 1, 2001, there were 30,040,580 shares of common stock outstanding held by approximately 1,612 holders of record.

     Leap has never paid or declared any cash dividends on its common stock and does not intend to pay dividends on its common stock in the foreseeable future. The terms of the indenture governing the high-yield notes issued in Leap's February 2000 units offering restrict its ability to declare or pay dividends. Leap intends to retain any earnings to fund its growth.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements included elsewhere in this report.

                                                                                           PERIOD FROM
                                                        YEAR ENDED AUGUST 31,             SEPTEMBER 1 TO    YEAR ENDED
                                               ----------------------------------------    DECEMBER 31,    DECEMBER 31,
                                                1996      1997       1998       1999           1999            2000
                                               -------   -------   --------   ---------   --------------   ------------
STATEMENT OF OPERATIONS DATA(1):
Revenues:
  Service revenues...........................  $    --   $    --   $     --   $   3,619      $  6,733       $   40,599
  Equipment revenues.........................       --        --         --         288            39            9,718
                                               -------   -------   --------   ---------      --------       ----------
  Total revenues.............................       --        --         --       3,907         6,772           50,317
                                               -------   -------   --------   ---------      --------       ----------
Operating expenses:
  Cost of service............................       --        --         --      (1,355)       (2,409)         (20,821)
  Cost of equipment..........................       --        --         --      (2,455)       (7,760)         (54,883)
  Selling, general and administrative
    expenses.................................     (396)   (1,361)   (23,888)    (28,745)      (19,344)        (117,349)
  Depreciation and amortization..............       --        --         --      (5,824)       (6,926)         (24,563)
                                               -------   -------   --------   ---------      --------       ----------
    Total operating expenses.................     (396)   (1,361)   (23,888)    (38,379)      (36,439)        (217,616)
                                               -------   -------   --------   ---------      --------       ----------
  Operating loss.............................     (396)   (1,361)   (23,888)    (34,472)      (29,667)        (167,299)
Equity in net loss of and write-down of
  investments in and loan receivable from
  unconsolidated wireless operating
  companies..................................       --    (3,793)   (23,118)   (127,542)      (23,077)         (78,624)
Interest income..............................       --        --        273       2,505           764           48,477
Interest expense.............................       --        --         --     (10,356)      (12,283)        (112,358)
Foreign currency transaction gains (losses),
  net........................................       --        --         --      (7,211)       (8,247)          13,966
Gain on sale of wholly owned subsidiaries....       --        --         --       9,097            --          313,432
Gain on issuance of stock by unconsolidated
  wireless operating company.................       --        --         --       3,609            --           32,602
Other income (expense), net..................       --        --         --        (243)       (3,336)           1,913
                                               -------   -------   --------   ---------      --------       ----------
Income (loss) before income taxes and
  extraordinary items........................     (396)   (5,154)   (46,733)   (164,613)      (75,846)          52,109
Income taxes.................................       --        --         --          --            --          (47,540)
                                               -------   -------   --------   ---------      --------       ----------
Income (loss) before extraordinary items.....     (396)   (5,154)   (46,733)   (164,613)      (75,846)           4,569
Extraordinary loss on extinguishment of
  debt.......................................       --        --         --          --            --           (4,737)
                                               -------   -------   --------   ---------      --------       ----------
    Net loss.................................  $  (396)  $(5,154)  $(46,733)  $(164,613)     $(75,846)      $     (168)
                                               =======   =======   ========   =========      ========       ==========
Basic net income (loss) per common share:
  Income (loss) before extraordinary items...  $ (0.02)  $ (0.29)  $  (2.65)  $   (9.19)     $  (4.01)      $     0.18
  Extraordinary loss.........................       --        --         --          --            --            (0.19)
                                               -------   -------   --------   ---------      --------       ----------
         Net loss............................  $ (0.02)  $ (0.29)  $  (2.65)  $   (9.19)     $  (4.01)      $    (0.01)
                                               =======   =======   ========   =========      ========       ==========
Diluted net income (loss) per common share:
  Income (loss) before extraordinary items...  $ (0.02)  $ (0.29)  $  (2.65)  $   (9.19)     $  (4.01)      $     0.14
  Extraordinary loss.........................       --        --         --          --            --            (0.15)
                                               -------   -------   --------   ---------      --------       ----------
         Net loss............................  $ (0.02)  $ (0.29)  $  (2.65)  $   (9.19)     $  (4.01)      $    (0.01)
                                               =======   =======   ========   =========      ========       ==========
Shares used in per share calculations(2):
  Basic......................................   17,648    17,648     17,648      17,910        18,928           25,398
                                               =======   =======   ========   =========      ========       ==========
  Diluted....................................   17,648    17,648     17,648      17,910        18,928           32,543
                                               =======   =======   ========   =========      ========       ==========

                                                         AS OF AUGUST 31,                AS OF DECEMBER 31,
                                               -------------------------------------    ---------------------
                                               1996     1997       1998       1999        1999        2000
                                               -----   -------   --------   --------    --------   ----------
BALANCE SHEET DATA(1):
Cash and cash equivalents....................  $  --   $    --   $     --   $ 26,215    $ 44,109   $  338,878
Working capital (deficit)....................   (111)     (279)   (14,789)     6,587      50,361      587,819
Restricted cash equivalents and
  investments................................     --        --         --         --      20,550       65,471
Total assets.................................     --    42,267    157,752    335,331     360,765    1,647,407
Long-term debt...............................     --        --         --    221,812     303,818      897,878
Stockholders' equity (deficit)...............   (111)   41,988    142,963     70,900      10,892      583,258

---------------
(1) For the fourth quarter of the year ended August 31, 1999, the period from September 1, 1999 to December 31, 1999, and the first six months of the year ended December 31, 2000, the financial statements of Smartcom are included in the selected consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom that we did not already own on April 19, 1999. Before the fourth quarter of the year ended August 31, 1999, Leap's investment in Smartcom was accounted for using the equity method of accounting. Leap subsequently divested its entire interest in Smartcom on June 2, 2000.

(2) Refer to Note 2 of the Consolidated Financial Statements for an explanation of the calculation of basic and diluted net loss per common share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The words "Leap," "we," "our," "ours" and "us" refer to Leap Wireless International, Inc. and, unless the context otherwise requires, its consolidated subsidiaries. Unless otherwise specified, information relating to population and potential customers is based on 1998 population estimates provided by Easy Analytic Software Incorporated.

     The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this Appendix. You should read this discussion and analysis in conjunction with our financial statements and related notes.

     Except for the historical information contained herein, this Appendix, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contains forward-looking statements reflecting management's current forecast of certain aspects of Leap's future. Some forward-looking statements can be identified by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this Appendix. It is based on current information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to: changes in the economic conditions of the various markets our subsidiaries serve which could adversely affect the market for wireless services; our ability to access capital markets; a failure to meet the operational, financial or other covenants of our credit facilities; our ability to rollout networks in accordance with our plans, including receiving equipment and backhaul and interconnection facilities on schedule from third parties; failure of network systems to perform according to expectations; the effect of competition; the acceptance of our product offering by our target customers; our ability to retain customers; our ability to maintain our cost, market penetration and pricing structure in the face of competition; uncertainties relating to negotiating and executing definitive agreements and the ability to close pending transactions described in this Appendix; technological challenges in developing wireless data services and customer acceptance of such services if developed; rulings by courts or the FCC adversely affecting our rights to own and/or operate certain wireless licenses; and other factors detailed in the section entitled "Risk Factors" included elsewhere in this Appendix and in our other SEC filings. The forward-looking statements should be considered in the context of these risk factors. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OVERVIEW

     Leap is a wireless communications carrier that is providing innovative, affordable, simple wireless services designed to accelerate the transformation of wireless service into a mass consumer product. We generally seek to address a much broader population segment than traditional wireless providers have addressed to date. In the U.S., we are offering wireless service under the brand name "Cricket(TM)." Our innovative Cricket strategy is designed to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. In each of our markets, we are deploying 100% digital, Code Division Multiple Access, or CDMA, networks that we believe provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

     Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a low, flat monthly rate compared with traditional wireless services. Cricket customers pay in advance each month's service from a simple, straightforward bill. We offer Cricket service without a contract, and because service is paid in advance, we currently require no credit check. The simplicity of the Cricket service allows us to sustain lower operating costs per customer compared to traditional wireless providers. Our networks are designed and built to provide coverage in the local calling area where our target customers live, work and play. As a result, we believe that our network operating costs are less than those of traditional wireless providers.

     At the end of 2000, we had launched Cricket service in markets covering a total population of approximately 8 million and had more than 190,000 Cricket customers across the U.S. To date we have acquired or have rights to acquire wireless licenses covering approximately 73.1 million potential customers in 36 states, and we plan to continue launching new Cricket markets throughout 2001 and beyond.

     We currently plan to expand our service offerings to include wireless data services designed to appeal to a broad segment of the population and further transform the nature of wireless communications for our customers. We believe that wireless data services, like our innovative Cricket service, need to be simple, easy to use and affordable for all consumers. In furtherance of our objective to offer low-cost wireless data services, we completed our first purchase of wireless data technology in December 2000 through the acquisition of myAladdin.com, a proprietary, personalized, location-based technology, and we are planning further acquisitions in this area.

     In Mexico, we were a founding shareholder and have invested $100 million in Pegaso Telecomunicaciones, S.A. de C.V., a company that is providing a wireless service in Mexico that is more traditional than our Cricket service. Pegaso holds wireless licenses covering all of Mexico, representing approximately 99 million potential customers. At the end of 2000, Pegaso had approximately 536,000 customers. We currently own 20.1% of Pegaso.

     While we expect our emphasis for the next few years will be on our U.S.-based operations, if presented with attractive opportunities, we may invest in international markets where we believe the combination of unfulfilled demand and our attractive wireless service offerings can fuel rapid growth.

     As is typical for start-up telecommunications networks, we expect our networks in each of our markets to incur operating expenses significantly in excess of revenues in their initial period of operation. Operating losses are likely to continue for the next several years as we rapidly expand service in new markets and seek to increase our customer bases in new and existing markets. We believe, however, that with our simple, easy to understand approach to wireless, we can attract new customers more quickly, maintain lower customer acquisition costs, and sustain lower operating costs per customer compared to traditional wireless providers, which will allow us to generate profits in each of our markets sooner than is typical for a start-up wireless provider.

RECENT AND PENDING ACQUISITIONS

  CHASE TELECOMMUNICATIONS

     In March 2000, we completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc., including its wireless licenses. The purchase price included approximately $6.3 million in cash, the assumption of principal amounts of liabilities that totaled approximately $138.0 million (with a fair market value of approximately $131.3 million), a warrant now exercisable to purchase 202,566 shares of Leap common stock at an aggregate exercise price of $1.0 million, and contingent earn-out payments of up to $41.0 million (plus certain expenses) based on earnings of the business acquired during the fifth full year following the closing of the acquisition. Under the purchase method of accounting, the total estimated fair value of the acquisition was $152.9 million, of which $43.2 million was allocated to property and equipment and other assets and $109.7 million was allocated to intangible assets. Intangible assets consist primarily of wireless licenses, which are to be amortized over their estimated useful lives of 40 years following commencement of commercial service.

  WIRELESS LICENSES

     Leap acquired 36 licenses in the federal government's 1999 reauction of broadband PCS spectrum licenses for $18.7 million in cash. From January 2000 through February 2001, we completed the purchase of additional licenses in the U.S. from various third parties for an aggregate of $99.1 million in cash, 566,205 shares of our common stock that had an aggregate fair value at the time of purchase of $26.7 million and the assumption of $13.8 million in debt, net of discount, owed to the FCC related to the licenses. In November 2000, we entered into an agreement with CenturyTel, Inc. to purchase wireless licenses in various markets in exchange for $118.7 million in cash and promissory notes in the aggregate face amount of $86.5 million payable with interest at the rate of 10% per annum in quarterly installments, with $48.0 million due 90 days after close and the final payment due one year after close. In addition, from January 2000 through February 2001, we entered into various agreements with third parties to purchase additional wireless licenses in exchange for an aggregate of cash, shares of common stock and the assumption of FCC debt with an aggregate estimated fair value of $197.6 million as of February 22, 2001, subject to certain adjustments based upon changes in the market value of wireless licenses and the market price of our common stock at the time of closing of some acquisitions. Each of the pending agreements is subject to customary closing conditions, including FCC approval, and may not be closed on schedule or at all. We were also the high bidder on 22 wireless licenses in the FCC's broadband PCS auction completed in January 2001 for an aggregate purchase price of $350.0 million. The transfer of these licenses to Leap remains subject to FCC approval. See the section entitled "Risk Factors -- The FCC's Decision that We Are Qualified to Hold C-Block and F-Block Licenses Is Subject to Review and Appeal" included elsewhere in this report.

SMARTCOM DISPOSITION

     In April 1999, we increased our ownership interest in Smartcom from 50% to 100%. We began fully consolidating Smartcom's results of operations in June 1999, having previously accounted for our investment in Smartcom under the equity method of accounting. On June 2, 2000, we completed the sale of Smartcom to Endesa S.A. Under the terms of our agreement with Endesa, Endesa purchased all of the outstanding capital stock of Smartcom from our subsidiary, Inversiones Leap Wireless Chile, S.A., and its designated shareholder nominee, in exchange for gross consideration of approximately $381.5 million, consisting of cash, three promissory notes, the repayment of intercompany debt due to Leap by Smartcom, and the release of cash collateral. One of the promissory notes is subject to a one year right of set-off to secure the indemnification obligations of Leap and Inversiones under the share purchase agreement between the parties. Another of the promissory notes is subject to adjustment based upon an audit of the closing balance sheet of Smartcom completed following the closing of the agreement. The final audit is not yet completed, and we are in discussions with Endesa concerning a potential adjustment, which we do not expect to be material. In February 2001, we sold the third note which had an original principal amount of $58.2 million to a third party for $60.7 million including accrued interest. Each of the two remaining promissory notes matures on June 2, 2001 and bears interest at a rate equal to the 3-month LIBOR, compounded semi-annually. In addition, the sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from our consolidated balance sheet. We recognized a gain on sale of Smartcom of $313.4 million before related income tax expense of $34.5 million.

PRESENTATION

  CHANGE IN FISCAL YEAR

     On July 31, 2000, our Board of Directors elected to change Leap's fiscal year from a year ending on August 31 to a year ending on December 31. The first new twelve-month fiscal year ended on December 31, 2000. As a result of the change in year-end, we issued consolidated financial statements as of December 31, 1999 and for the period from September 1, 1999 to December 31, 1999.

  FOREIGN SUBSIDIARIES

     To accommodate the different fiscal periods of Leap and its foreign subsidiaries, we have historically recognized our share of net earnings or losses of such foreign companies on a two-month lag. In conjunction with Leap's change in fiscal year end, this lag was extended to three months beginning in the period from September 1, 1999 to December 31, 1999. The effect of this change on previously reported amounts was adjusted in accumulated deficit in the period from September 1, 1999 to December 31, 1999.

     The financial statements of Smartcom are included in our consolidated financial statements from June 1, 1999 to March 31, 2000 as a result of our acquisition of the remaining 50% of Smartcom that we did not already own in April 1999 and our sale of 100% of Smartcom on June 2, 2000. The accounts of Smartcom were consolidated using a three-month lag, and as a result of the sale in June 2000, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000. Due to the sale of Smartcom, our reported results are not indicative of future results.

     As we currently own 20.1% of Pegaso, we account for our interest in Pegaso under the equity method of accounting.

  REVENUES AND COST RECOGNITION

     For our domestic Cricket business, revenues include wireless voice services and the sale of handsets and accessories. Wireless services are provided on a month-to-month basis and are generally billed in advance. We do not charge fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating our networks. Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third party resellers are included in inventory until they are sold to and activated by customers. Amounts due from third party resellers for handsets are recorded as deferred revenue upon shipment by us and are recognized as equipment revenues when service is activated by customers. Sales incentives offered without charge to customers related to the sale of handsets are recognized as a reduction of revenue when the related equipment revenue is recognized. Customers have the right to return handsets and accessories within 30 days of purchase or 30 minutes of usage, whichever occurs first. We record an estimate for returns at the time of recognizing revenue. Returns have historically been insignificant.

     We sell our handsets to customers and resellers at prices below cost. Handsets sold through our indirect resellers are subject to a reseller's mark-up which is not included in our equipment revenues. We also deduct from equipment revenues the value of the first month's service, which is included in the price of the handset. We also generate revenues from features, including call waiting, caller ID and voicemail. Service revenue is also generated from the customer's usage of long-distance minutes purchased from Cricket and directory assistance.

RESULTS OF OPERATIONS

     The following table presents condensed consolidated statement of operations data for the periods indicated (in thousands).

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Revenues:
  Service revenues..........................................  $  40,599     $   9,177
  Equipment revenues........................................      9,718           306
                                                              ---------     ---------
  Total revenues............................................     50,317         9,483
                                                              ---------     ---------
Operating expenses:
  Cost of service...........................................    (20,821)       (3,263)
  Cost of equipment.........................................    (54,883)       (7,931)
  Selling, general and administrative expenses..............   (117,349)      (40,272)
  Depreciation and amortization.............................    (24,563)      (10,884)
                                                              ---------     ---------
          Total operating expenses..........................   (217,616)      (62,350)
                                                              ---------     ---------
  Operating loss............................................   (167,299)      (52,867)
Equity in net loss of and write-down of investments in and
  loan receivable from unconsolidated wireless operating
  companies.................................................    (78,624)     (130,441)
Interest income.............................................     48,477         2,482
Interest expense............................................   (112,358)      (20,041)
Foreign currency transaction gains (losses), net............     13,966       (10,005)
Gain on sale of wholly-owned subsidiaries...................    313,432         9,097
Gain on issuance of stock by unconsolidated wireless
  operating company.........................................     32,602         3,609
Other income (expense), net.................................      1,913        (3,490)
                                                              ---------     ---------
Income (loss) before income taxes and extraordinary items...     52,109      (201,656)
Income taxes................................................    (47,540)           --
                                                              ---------     ---------
Income (loss) before extraordinary items....................      4,569      (201,656)
Extraordinary loss on early extinguishment of debt..........     (4,737)           --
                                                              ---------     ---------
  Net income (loss).........................................  $    (168)    $(201,656)
                                                              =========     =========

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     DOMESTIC BUSINESS

     Prior to March 2000, we did not report any revenues and related cost of revenues from our domestic Cricket business because Chase Telecommunications, which introduced Cricket service in Chattanooga, Tennessee in March 1999 and Nashville, Tennessee in January 2000, was accounted for under the equity method of accounting. Excluding Smartcom, we generated $19.1 million and $9.6 million in service and equipment revenues, respectively, and incurred $13.8 million and $33.1 million of cost of service and cost of equipment, respectively, from our Cricket operations for the period from March 17, 2000 to December 31, 2000.

     During the fourth quarter of 2000, we launched additional Cricket markets, bringing our total covered potential customers to approximately 8 million. We continued to develop a strong network of national, regional and local resellers, which, together with our company-owned Cricket stores, sell the Cricket service and handsets.

     At December 31, 2000, customers of our Cricket service rose to more than 190,000, compared to approximately 22,000 at December 31, 1999. We added over 127,000 customers in the fourth quarter of 2000, many in the month of December due to the launch of four new markets covering approximately 4.0 million

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

potential customers and our offering of rebates and holiday sales promotions. We estimate these rebates and promotions resulted in a reduction of equipment revenues of approximately $3.6 million.

     We calculate cost per gross additional customer (CPGA) by including all distribution costs such as advertising, all marketing and sales expenses including corporate costs, as well as handset subsidies. In the fourth quarter of 2000, our CPGA was approximately $249, including all pre-launch marketing expenses associated with the launch of our new markets as well as holiday promotional activities.

     Excluding Smartcom, selling, general and administrative expenses were $96.3 million and $28.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in selling, general and administrative expenses was due primarily to higher expenses associated with the development of new markets in the U.S. and the launch of network service in additional markets. Excluding Smartcom, sales and marketing expenses for the year ended December 31, 2000 totaled $22.6 million and consisted primarily of advertising and public relations and related payroll expenses. General and administrative expenses totaled $59.8 million for the year ended December 31, 2000 and included costs for raising capital, business development including acquiring spectrum licenses, government relations, public reporting and investor relations, legal expenses and developing our wireless data services businesses. In addition, we incurred stock-based compensation expense of $13.9 million related to the exchange of stock options from our June 2000 acquisition of the remaining interest in Cricket Communications Holdings that we did not already own. We expect that selling, general and administrative expenses will continue to increase in the future as a result of our planned network development and launch of Cricket service in additional U.S. markets and the development and launch of our wireless data services.

     Excluding Smartcom, depreciation and amortization was $14.5 million and $0.6 million for the years ended December 31, 2000 and 1999, respectively. The increase in depreciation and amortization was due primarily to the consolidation of Chase Telecommunications from March 2000, network construction expenditures and wireless licenses being placed in service in conjunction with market launches, as well as amortization of goodwill associated with our June 2000 purchase of the remaining interest in Cricket Communications Holdings that we did not already own.

     Excluding Smartcom, our operating loss was $129.2 million and $29.0 million for the years ended December 31, 2000 and 1999, respectively. The increase in operating loss primarily reflected the consolidation of Chase Telecommunications from March 2000 and the increase in market development and launch costs in the U.S. We expect substantial growth in customers, operating revenues and operating expenses as a result of the planned development and launch of Cricket service in additional U.S. markets.

     During the year ended December 31, 2000, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and to Chase Telecommunications prior to March 2000. During the corresponding period of the prior year, our share of the net loss of and write-down of investments in and loan receivable from unconsolidated wireless operating companies also included Smartcom prior to June 1999 (prior to Leap's acquisition of the remaining 50 percent interest) and our Russian investments which were largely written-down or liquidated.

     Excluding Smartcom, our interest income was $48.4 million and $2.1 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest income related to increased balances of our cash and cash equivalents and investments received from our equity offering and units offering in February 2000, and cash and notes receivable related to the sale of Smartcom in June 2000.

     Excluding Smartcom, our interest expense was $103.2 million and $14.3 million for the years ended December 31, 2000 and 1999, respectively. The increase in interest expense related primarily to interest on our senior notes and senior discount notes issued in our February 2000 units offering and to vendor financing of our wireless networks. We expect interest expense to increase substantially in the future due to our expected additional borrowings used to finance the construction of wireless networks in various markets across the U.S.

     Foreign currency transaction gains (losses) primarily reflected unrealized exchange gains (losses) recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

     Gain on sale of subsidiary of $313.4 million reflects our June 2000 sale of Smartcom, before related income tax effects of $34.5 million. In addition to the taxes payable on this gain, we incurred an additional $13.0 million in income taxes related to interest income and foreign exchange gains earned by our Chilean holding company on U.S. dollar cash balances and notes receivable from the sale.

     Gain on issuance of stock by unconsolidated wireless operating company reflects reductions in our share of Pegaso's accumulated losses as a result of decreases in our percentage ownership interest of Pegaso. In July 1999, several of the other investors contributed $50.0 million to Pegaso. In April 2000, Sprint PCS invested $200 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. In August 2000, several other existing investors contributed $50.0 million to Pegaso.

     Included in the year ended December 31, 2000, in connection with the repayment of our credit agreement with Qualcomm in February 2000, we wrote-off and reported as an extraordinary loss $4.4 million in related unamortized debt issuance costs.

     CONSOLIDATION OF SMARTCOM

     As a direct result of the consolidation of Smartcom, we recorded $21.5 million and $0.1 million of additional service and equipment revenues, respectively, $7.0 million and $21.8 million of additional cost of service and cost of equipment, respectively, $21.0 million of additional selling, general and administrative expenses, $10.0 million of additional depreciation and amortization, $9.0 of additional net interest expense, $10.8 million of additional foreign currency transaction gains and $0.3 million of additional net other income, in each case for the year ended December 31, 2000. As a direct result of the consolidation of Smartcom, we recorded $9.2 million and $0.3 million of additional service and equipment revenues, respectively, $3.3 million and $7.9 million of additional cost of service and cost of equipment, respectively, $11.9 million of additional selling, general and administrative expenses, $10.3 million of additional depreciation and amortization, $5.4 million of additional net interest expense, $10.0 million of additional foreign currency transaction gains and $0.1 million of additional net other expense, in each case for the year ended December 31, 1999.

FOUR MONTHS ENDED DECEMBER 31, 1999 COMPARED TO FOUR MONTHS ENDED DECEMBER 31, 1998

     We incurred a net loss of $75.8 million during the four month period ended December 31, 1999 compared to a net loss of $26.1 million in the corresponding period of the prior year. The increase related primarily to the costs associated with the launch of network service in new markets. Pegaso launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Cricket wireless service was launched in Nashville, Tennessee in late January 2000. In addition, in November 1999 we re-launched service in Chile under a new brand name and corporate identity. As a result, total customers on our networks reached approximately 206,000 customers at December 31, 1999 (22,000 in the U.S., 78,000 in Chile and 106,000 in Mexico), compared to a total customer base of approximately 23,000 customers at December 31, 1998.

     As a direct result of the consolidation of Smartcom, we recorded $6.6 million of operating revenues, $10.2 million of cost of operating revenues, $9.9 million of additional selling, general and administrative expenses, $6.7 million of additional depreciation and amortization, $4.7 million of additional net interest expense, and $8.2 million of foreign currency transaction losses during the four month period ended December 31, 1999. Smartcom's net loss of $33.1 million recognized during the four month period ended December 31, 1999, compared to $4.5 million that we recognized under the equity method for our 50% interest in the corresponding period of the prior year. During the four months ended December 31, 1998, we did not report any operating revenues because all of our revenue generating operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the four months ended December 31, 1998.

     We incurred $19.3 million of selling, general and administrative expenses during the four month period ended December 31, 1999, compared to $5.3 million in the corresponding period of the prior year. The increase included $9.9 million from the consolidation of Smartcom. Excluding Smartcom, selling, general and administrative expenses increased by $4.1 million over the corresponding four month period of the prior year due to increased staffing and business development activities related to Cricket Communications.

     We incurred an operating loss of $29.7 million during the four month period ended December 31, 1999 compared to an operating loss of $5.5 million in the corresponding period of the prior year. The $24.2 million increase primarily reflected the consolidation of Smartcom.

     Equity in net loss of unconsolidated wireless operating companies was $23.1 million during the four month period ended December 31, 1999 compared to $19.9 million in the corresponding period of the prior year. During the four months ended December 31, 1999, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso and Chase Telecommunications. During the corresponding period of the prior year, our equity share in the net loss of our unconsolidated wireless operating companies also included Smartcom (prior to Leap's acquisition of the remaining 50 percent interest) and our Russian investments which have been subsequently written-down, liquidated or are in the process of liquidation. Despite these changes, equity in net loss of unconsolidated wireless operating companies increased as a result of the costs associated with the launch of Pegaso's service and the expansion of Cricket services by Chase Telecommunications.

     Interest expense was $12.3 million during the four month period ended December 31, 1999, compared to $1.3 million in the corresponding period of the prior year. Interest expense related primarily to borrowings under our credit agreement with Qualcomm and Smartcom's financing of its wireless communications network.

     Foreign currency transaction losses of $8.2 million during the four month period ended December 31, 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

YEAR ENDED AUGUST 31, 1999 COMPARED TO YEAR ENDED AUGUST 31, 1998

     We incurred a net loss of $164.6 million in the year ended August 31, 1999 compared to a net loss of $46.7 million in the year ended August 31, 1998. The increase resulted primarily from start-up costs associated with our unconsolidated wireless operating companies. Our equity in net loss of unconsolidated wireless operating companies was $100.3 million in the year ended August 31, 1999. In addition, in the year ended August 31, 1999, we recorded a write-down of equity investments of $27.2 million, interest expense of $10.4 million, foreign currency transaction losses of $7.2 million, a gain on the sale of a wholly-owned subsidiary of $9.1 million and a gain on issuance of stock by an unconsolidated wireless operating company of $3.6 million.

     As a direct result of the consolidation of Smartcom in the fourth quarter of the year ended August 31, 1999, we recorded $3.9 million of operating revenues, $3.8 million of cost of operating revenues, $4.5 million of additional selling, general and administrative expenses, $5.3 million of additional depreciation and amortization, $2.9 million of additional interest expense, and $7.2 million of foreign currency transaction losses. Smartcom's full consolidation increased our net operating loss in the year ended August 31, 1999 by $9.9 million. During the prior year, we did not report any operating revenues because all of our operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the prior year.

     We incurred $28.7 million of selling, general and administrative expenses in the year ended August 31, 1999 compared to $23.9 million in the year ended August 31, 1998. The increase resulted from the consolidation of Smartcom in the fourth quarter of the year ended August 31, 1999. Excluding Smartcom, selling, general and administrative expenses remained relatively flat.

     We incurred an operating loss of $34.5 million in the year ended August 31, 1999 compared to an operating loss of $23.9 million in the year ended August 31, 1998. The $10.6 million increase primarily reflected the consolidation of Smartcom in the fourth quarter of the year ended August 31, 1999.

     Equity in net loss of unconsolidated wireless operating companies was $100.3 million in the year ended August 31, 1999 compared to $23.1 million in the year ended August 31, 1998. The significant increase in our share of the net loss of our unconsolidated wireless operating companies related primarily to the expenditures they incurred in launching their network services, including marketing and other expenses, and the
                                       C-11
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amortization of their capitalized network costs. Smartcom, accounted for under the equity method until the fourth quarter of 1999, launched nationwide service in September 1998. Pegaso launched operations in Tijuana, Guadalajara and Monterrey from February through September 1999. Chase Telecommunications launched its traditional wireless service in the U.S. in September 1998 and re-launched service utilizing Leap's Cricket wireless concept in March 1999. Equity in net loss of unconsolidated wireless operating companies included a $16.9 million asset impairment charge in the year ended August 31, 1999 as a result of the satellite failures experienced by one of our former Russian investments.

     We recorded an aggregate $27.2 million write-down in the fourth quarter of the year ended August 31, 1999, related to our former Russian investments, reducing the carrying value of these investments to the liquidation proceeds we expect to receive.

     Interest expense in the year ended August 31, 1999 related primarily to borrowings under our credit agreement with Qualcomm and the consolidation of $2.9 million of Smartcom interest expense in the fourth quarter of the year ended August 31, 1999. Smartcom's interest expense related primarily to the financing of its wireless communications network. We did not incur any interest expense during the year ended August 31, 1998.

     Foreign currency transaction losses of $7.2 million in the year ended August 31, 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso during the fourth quarter of the year ended August 31, 1999.

     Gain on sale of wholly-owned subsidiary of $9.1 million in the year ended August 31, 1999 resulted from our sale of OzPhone Pty. Ltd., our former Australian subsidiary. OzPhone held wireless licenses but had not initiated service.

     Gain on issuance of stock by unconsolidated wireless operating company of $3.6 million in the year ended August 31, 1999 reflects a reduction in our share of Pegaso's accumulated losses as a result of a decrease in our percentage ownership of Pegaso. In July 1999, several of the other investors contributed $50.0 million to Pegaso.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     For the year 2001, we have budgeted a total of approximately $1,817.1 million for the following requirements:

     - approximately $850.0 million for capital expenditures for the buildout of our networks and approximately $300.0 million to fund operating losses;

     - approximately $649.4 million in connection with our pending acquisitions of wireless licenses; and

     - approximately $17.7 million for general corporate overhead and other expenses.

     Interest under our senior notes, senior discount notes and vendor facilities is either deferred and added to principal or otherwise paid from our restricted cash and restricted investment accounts. Our actual expenditures may vary significantly depending upon whether we purchase additional wireless licenses, the progress of the buildout of our networks and other factors, including unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

     As of December 31, 2000, we had a total of approximately $2,099.6 million in unused capital resources for our future cash needs as follows:

     - approximately $635.1 million in consolidated unrestricted cash, cash equivalents, investments and deposits on hand;

     - approximately $102.2 million of proceeds (net of taxes and reserves) from the notes receivable received from the sale of Smartcom; and

     - approximately $1,362.3 million in commitments (net of capitalized interest) under vendor financing arrangements with Lucent Technologies, Inc., Nortel Networks, Inc. and Ericsson Wireless Communications, Inc., with availability based on a ratio of the total amounts of products and services purchased.

     In addition, in January 2001 we entered into a secured loan agreement with Qualcomm for up to approximately $125 million to support our acquisition of C-Block and F-Block wireless licenses in the FCC's recent broadband PCS auction that closed on January 26, 2001. We also received $55 million from the sale of common stock to Acqua Wellington North American Equities Fund, Ltd. under a common stock purchase agreement with Acqua Wellington we entered into in December 2000.

     According to our estimates, we believe we have sufficient capital resources to build and launch networks and fund operating losses in markets with approximately 36 million total potential customers. Our networks in these markets are expected to cover approximately 24 million potential customers. If we launch additional markets, invest in any new voice or data services or ventures or make additional license purchases for cash, we will need to raise substantial additional capital.

     Although we expect some of our markets to be cash flow positive during 2001, we expect to incur significant operating losses and to generate significant negative cash flow from operating activities in the future while we continue to build out our networks and build our customer base. Our ability to satisfy our debt repayment obligations and covenants depends upon our future performance, which is subject to a number of factors, many of which are beyond our control. We cannot guarantee that we will generate sufficient cash flow from our operating activities to meet our debt service and working capital requirements. We plan to refinance our vendor indebtedness when market conditions are attractive. However, our ability to refinance our indebtedness will depend on, among other things, our financial condition, the state of the public and private debt and equity markets, the restrictions in the instruments governing our indebtedness and other factors, some of which may be beyond our control. In addition, if we do not generate sufficient cash flow to meet our debt service requirements or if we fail to comply with the covenants governing our indebtedness, we may need additional financing in order to service or extinguish our indebtedness. We may not be able to obtain financing or refinancing on terms that are acceptable to us, or at all.

     We expect that we will require significant additional financing over the next several years to substantially complete the buildout of our planned wireless networks in the U.S., the planned acquisition of additional licenses and the buildout of markets related to those additional licenses. These capital requirements include license acquisition costs, capital expenditures for network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. As is typical for start-up wireless communications networks, we expect our networks to incur operating expenses significantly in excess of revenues in their early years of operations. We are exploring other public and private debt and equity financing alternatives, including the sale from time to time of convertible preferred stock, convertible debentures and other debt and equity securities. However, we may not be able to raise additional capital on terms that are acceptable to us, or at all.

     In February 2000, we completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters' discounts and commissions and other offering expenses, we received $330.0 million.

     In December 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. under which we may, at our discretion, sell registered common stock from time to time over the succeeding 28 month period. Under the agreement, we may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of our common stock, during one or more 18 trading day periods. In addition, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended) allowed the first sale of common stock under the agreement to be up to $55.0 million. On January 23, 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million in cash.
                                       C-13
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CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS

     Units Offering. In February 2000, we completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 (Senior Note) and one warrant to purchase our common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 (Senior Discount Note) and one warrant to purchase our common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants issued in the units offering are exercisable for an aggregate of 2,829,854 shares of our common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010. The terms and conditions of the warrants are more fully described in the warrant agreement for the warrants, which is filed as an exhibit to our Annual Report on Form 10-K.

     Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. We may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, Leap may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. The terms of the notes include certain covenants that restrict Leap's ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets and effect a consolidation or merger. The terms and conditions of the notes are more fully described in the indenture for the notes, which is filed as an exhibit to our Annual Report on Form 10-K.

     Vendor Financing. Cricket Communications has entered into purchase agreements and credit facilities with each of Lucent Technologies, Inc., Nortel Networks, Inc. and Ericsson Wireless Communications, Inc. for the purchase of network infrastructure products and services and the financing of these purchases plus additional working capital. Cricket Communications has agreed to purchase up to $900.0 million of infrastructure products and services from Lucent. The purchase agreement is subject to early termination at Cricket Communications' convenience subject to payments for products and services purchased from Lucent. The Lucent credit facility permits up to $1,350.0 million in total borrowings by Cricket Communications. Lucent is not required to make loans under the facility if the total of the loans held directly or supported by Lucent is an amount greater than $815.0 million. In August 2000, Cricket Communications entered into a three-year supply agreement with Nortel for the purchase of infrastructure products and services, and a related credit facility that permits up to $525.0 million in total borrowings. In October 2000, Cricket Communications entered into a three-year supply agreement with Ericsson for the purchase of up to $330.0 million of infrastructure products and services, and a related credit facility with Ericsson Credit AB that permits up to $495.0 million in total borrowings. Lucent, Nortel and Ericsson have agreed to share collateral and limit total loans by the three vendors to $1,845.0 million.

     Borrowing availability under each credit agreement is generally based on a ratio of the total amount of products and services purchased from the vendor. Each of the credit agreements contain various covenants and conditions typical for loans of this type, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, limits on annual capital expenditures, dividend restrictions (other than the Nortel Agreement) and other financial ratio tests. The obligations under the credit agreements are secured by all of the stock of Cricket Communications, its subsidiaries and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses used in Cricket Communications' business, and all of their respective assets. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket Communications must pay a commitment fee equal to 1.25% per annum on the unused commitment under the facilities, decreasing to 0.75% per annum. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is
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weighted to the later years of the repayment schedule. We plan to refinance these loans when market conditions are attractive; however, we may not be able to refinance these loans at that time. At December 31, 2000, Cricket Communications had $378.7 million outstanding under the vendor credit agreements, at a weighted-average interest rate of 10.88%. In addition, at December 31, 2000, we had amounts payable to the vendors that will be financed under the vendor credit agreements of $34.0 million, which have been included in other long-term liabilities.

     Because Leap's new Cricket markets were launched later in the fourth quarter of 2000 than anticipated and because of reduced equipment sales revenues as a result of holiday promotions, Cricket revenue was below the minimum required level contained in the financial covenants in the vendor loan facilities. Leap has received waivers of its failure to meet this revenue target from all of the required lenders. We expect to make up this revenue shortfall and to be in compliance with the revenue covenant by the end of the first quarter of 2001. There can be no assurance that additional delays in market launches and/or other adverse results in our business will not result in a failure to meet our financial or operating covenants in the future.

     Qualcomm Term Loan. In January 2001, we entered into a secured loan agreement with Qualcomm under which Qualcomm will loan to us approximately $125.0 million to finance our acquisition of wireless licenses in the FCC's broadband PCS auction completed in January 2001. Qualcomm has agreed to fund borrowings under the agreement by the transfer to us of an FCC auction discount voucher, or, at Qualcomm's option, cash. Under the terms of the agreement, we must repay the outstanding principal and accrued interest to Qualcomm in a single payment no later than five years after the date of the initial borrowing. The loan is subject to mandatory prepayments in certain circumstances, including as a result of our receiving net cash proceeds in excess of $400.0 million from issuances of debt or equity securities by Leap or its subsidiaries (other than certain excluded issuances such as equipment vendor financing, and sales under the Acqua Wellington common stock purchase agreement which are used to acquire wireless licenses). The loan bears interest at a variable rate depending on the collateral we provide. We expect this rate to be at LIBOR plus 7.5%. As security for the loan, we have agreed to pledge in favor of Qualcomm the stock of subsidiaries holding licenses acquired in the January 2001 FCC auction with an aggregate purchase price of at least 150% of the outstanding principal amount of the loan. The loan is subject to the same covenants that are contained in the Indenture for the high-yield notes issued in our February 2000 units offering, and other customary covenants and conditions.

     Debt Obligations to the FCC. We have assumed $93.0 million ($84.5 million, net of discount) in debt obligations to the FCC as part of the purchase price for wireless licenses from January to December 2000 and assumed in the acquisition of the assets of Chase Telecommunications Holdings. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management's best estimate of the prevailing market interest rate to us at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum.

     Pegaso Guarantee. In May 1999, Pegaso entered into a loan agreement with several banks with credit support from Qualcomm. We guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100.0 million. In connection with the guarantee, Leap has received an option to subscribe for and purchase limited voting series "N" treasury shares of Pegaso. The number of shares that may be purchased by Leap under the option will be calculated as a proportion of the number of options granted to the lenders to provide a total internal rate of return of 20% to the lenders on the average outstanding balance of the bridge loan, subject to a maximum of 418,518 shares of series "N" treasury shares issuable to Leap. The options have an exercise price of $0.01 per share and expire 10 years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full. At December 31, 2000, the maximum amount of the loan had been increased to approximately $300.0 million although the amount of our guarantee was not increased.

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OPERATING ACTIVITIES

     We used $166.4 million in cash for operating activities during the year ended December 31, 2000 compared to $52.2 million in the corresponding period of the prior year. The increase was primarily attributable to the increase in operating expenses associated with the launch of network service in additional markets in the U.S. We expect that cash used in operating activities will increase substantially in the future as a result of our planned development and launch of Cricket service in multiple U.S. markets.

     We used $31.6 million in cash for operating activities during the four-month period ended December 31, 1999, compared to $13.5 million in the corresponding period of the prior year. The increase was primarily attributable to our net loss, as well as the effect of the full consolidation of Smartcom.

     We used $34.1 million in cash for operating activities in the year ended August 31, 1999, compared to $18.4 million in the year ended August 31, 1998. Cash used in operating activities in the year ended August 31, 1999 included $8.5 million attributable to the consolidation of Smartcom during the fourth quarter.

INVESTING ACTIVITIES

     Cash used in investing activities was $225.6 million during the year ended December 31, 2000 compared to $96.0 million in the corresponding period of the prior year. Investments during the year ended December 31, 2000 consisted primarily of $44.9 million of net restricted cash equivalents and investments, which have been pledged to provide for the payment of the first seven scheduled interest payments on the senior notes payable through April 2003, the net purchase of investments of $204.4 million, the purchase of wireless licenses totaling $94.2 million, capital expenditures of $72.2 million, and loans to unconsolidated wireless operating companies of $18.5 million, offset by $210.1 million of net proceeds from the sale of Smartcom and $4.3 million of proceeds from the liquidation of our Russian investee companies. Investments in the corresponding prior year consisted primarily of loans and advances of $40.4 to our operating companies, the acquisition of the remaining 50% interest in Smartcom for $26.9 million (net of cash acquired), and the purchase of wireless licenses totaling $19.0 million, offset by $16.0 million of proceeds received from the liquidation of our Russian investee companies. In 2001, we expect to make significant investments in capital assets, including network infrastructure and wireless licenses.

     Cash used in investing activities was $27.8 million during the four month period ended December 31, 1999 compared to $90.2 million in the corresponding period of the prior year. Investments during the four month period ended December 31, 1999 consisted primarily of $20.5 million held as restricted cash to secure a Smartcom line of credit and capital expenditures, primarily by Smartcom, of $4.6 million. Investments in the corresponding period of the prior year consisted primarily of a $60.7 million capital contribution to Pegaso and loans and advances of $26.1 million to our operating companies.

     Cash used in investing activities was $158.3 million in the year ended August 31, 1999, compared to $140.7 million in the year ended August 31, 1998. Significant investments in the year ended August 31, 1999 consisted of $124.5 million of investments in and loans to our unconsolidated operating companies (of which $71.4 million was made before we began to operate as an independent company), $28.0 million for our acquisition of the remaining shares of Smartcom, and $18.7 million for U.S. license acquisitions. Cash used in investing activities was partially offset by $16.0 million provided from the sale of our OzPhone subsidiary. Substantially all investments in the year ended August 31, 1998 consisted of investments in and loans to our operating companies.

FINANCING ACTIVITIES

     Cash provided by financing activities during the year ended December 31, 2000 was $701.3 million and consisted primarily of proceeds from our public equity offering and units offering and loans from equipment vendors and banks totaling $964.8 million, offset by repayment of our credit agreements with Qualcomm and banks totaling $248.2 million. Cash provided by financing activities in the prior year ended December 31, 1999 was $161.2 million, primarily from borrowings under our credit agreement with Qualcomm.

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     Cash provided by financing activities during the four month period ended
December 31, 1999 consisted primarily of proceeds from our borrowings under the credit agreement with Qualcomm of $63.4 million. Cash provided by financing activities in the corresponding period of the prior year was $118.7 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities prior to the distribution of our common stock to Qualcomm's stockholders in September 1998, and $23.3 million of borrowings under the Qualcomm credit agreement. Cash provided by financing activities during the year ended August 31, 1999 amounted to $216.5 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities before the distribution of our common stock to Qualcomm's stockholders in September 1998 and $111.1 million of net borrowings under the credit agreement with Qualcomm after the distribution. Cash provided by financing activities during the year ended August 31, 1998 amounted to $159.1 million, substantially all of which represented funding from Qualcomm.

INFLATION

     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and could have negative effects on our foreign subsidiaries and any new start-up projects in foreign countries, including their ability to obtain financing. Mexico, for example, has periodically experienced relatively high rates of inflation. We expect that our foreign subsidiaries, where permitted and subject to competitive pressures, would increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the wireless license, they may not successfully mitigate the impact of inflation on their operations.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for our year ending December 31, 2001. In June 2000, the FASB issued SFAS No. 138 which amended SFAS No. 133 for certain derivative instruments and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We do not expect that the adoption of SFAS No. 133 will have a material impact on our consolidated financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Currency Fluctuation and Foreign Exchange Market Risk. We report our financial statements in U.S. dollars. Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the Mexican peso may affect our results of operations as well as the value of our ownership interest in Pegaso. Generally, Pegaso generates revenues that are paid in Mexican pesos, but its major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the Mexican peso could result in a significant increase in its expenses and could have a material adverse effect on Pegaso and on us. In some emerging markets, including Mexico, significant devaluations of the local currency have occurred and may occur again in the future.

     Leap has accrued for taxes payable to the Chilean government denominated in Chilean pesos related to its June 2000 sale of Smartcom. This liability is subject to the effects of currency fluctuations that may affect reported earnings and losses. A significant depreciation in the value of the U.S. dollar against the Chilean peso could result in a significant increase in our consolidated expenses. As of December 31, 2000, this liability amounted to approximately $29.7 million. Our results of operations would be negatively impacted by approximately $3.3 million if the U.S. dollar was to depreciate against the Chilean peso by 10%. This hypothetical amount is only suggestive of the effect of currency fluctuations on our results of operations. This liability is due and payable by no later than April 2001.

     Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our variable rate long-term debt obligations. The general level of U.S. interest rates and/or LIBOR affect the

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interest expense that we recognize on our variable rate long-term debt obligations. As of December 31, 2000, the principal amounts of our variable rate long-term debt obligations amounted to approximately $377.6 million. An increase of 10% in interest rates would increase our interest expense for the year 2001 by approximately $4.1 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on our results of operations for the year 2001.

     Hedging Policy. As required by our vendor loan agreements, Leap will maintain hedging agreements which fix or limit the interest cost to Cricket Communications and the Leap subsidiaries that guarantee the vendor loans (other than Cricket Communications Holdings, Inc.) to a portion of their long-term indebtedness sufficient to cause 50% of their consolidated long-term indebtedness to be comprised of a combination of (a) indebtedness bearing interest at a fixed rate and (b) indebtedness covered by such hedging agreements. Other than this, Leap does not have a policy to systematically hedge against foreign currency exchange rate or interest rate risks.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

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                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY

     We have operated as an independent company since September 1998 and we acquired and/or launched all of our existing Cricket markets beginning in January 2000. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

THE CRICKET BUSINESS STRATEGY IS UNPROVEN

     Our business strategy in the U.S., marketed under the brand name Cricket, is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for an affordable, flat monthly rate. This strategy, which has been introduced in a limited number of markets, is a new approach to marketing wireless services and may not prove to be successful. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options, including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

     Leap experienced net losses of approximately $269.3 million (excluding the gain on the sale of Smartcom, net of related taxes and foreign currency impact) in the year ended December 31, 2000, $75.8 million in the transition period from September 1, 1999 to December 31, 1999, $164.6 million in the year ended August 31, 1999, $46.7 million in the year ended August 31, 1998 and $5.2 million in the year ended August 31, 1997. Losses are likely to be significant for the next several years as we launch service in new markets and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.

IF WE EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, OUR COSTS COULD INCREASE

     Many providers in the U.S. personal communications services, or PCS, industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. In some markets, our competitors have chosen to provide a service plan with pricing similar to the Cricket service, and these competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business and financial condition.

WE FACE SIGNIFICANT COMPETITION

     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the

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telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully. Some competitors have announced rate plans substantially similar to the Cricket service plan in markets in which we have launched or expect to launch service. These competitive plans could adversely affect our ability to maintain our pricing, market penetration and customer retention.

     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of which have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. Furthermore, the FCC is actively pursuing policies designed to increase the number of wireless competitors in each of our markets. For example, the FCC will soon auction licenses that will authorize the entry of two additional wireless providers in each market. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses, and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Verizon, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. Pegaso also competes against landline carriers, including government-owned telephone companies. We also expect the prices that Pegaso may charge for its products and services in some regions will decline over the next few years as competition increases in its markets. Our competitors in Mexico have greater financial resources and more established operations than Pegaso. Pegaso is at an early stage of development and may not be able to compete successfully.

     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services. In addition, energy companies, utility companies and cable operators may expand their services to offer communications services.

LEAP MAY FAIL TO RAISE REQUIRED CAPITAL

     We require significant additional capital to build out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs, network buildout of newly-acquired licenses and the planned development and rollout of our wireless data services. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in licenses, or in one or more of our subsidiaries or other ventures earlier than planned or at a "distressed sale" price.

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YOUR OWNERSHIP INTEREST IN LEAP WILL BE DILUTED UPON ISSUANCE OF SHARES WE HAVE
RESERVED FOR FUTURE ISSUANCE

     On February 22, 2001, 30,032,912 shares of our common stock were outstanding, and 19,828,396 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

     The following shares were reserved for issuance as of February 22, 2001:

     - 3,375,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exercisable in whole or in part at any time between now and September 2008;

     - 7,458,749 shares reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under Leap's equity incentive plans;

     - 2,972,938 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap's common stock to the stockholders of Qualcomm;

     - 2,203,691 shares reserved for issuance upon consummation of our pending acquisitions of wireless licenses in Utica, New York, Visalia, California, Birmingham and Tuscaloosa, Alabama, Jonesboro, Arkansas, and Jackson, Mississippi, and up to 785,598 shares (subject to certain adjustments based upon changes in the market value of wireless licenses) reserved for issuance in connection with our pending acquisition of wireless licenses in Buffalo and Syracuse, New York, all of which acquisitions are subject to FCC approval and other conditions;

     - 202,566 shares of common stock reserved for issuance upon exercise of a warrant held by Chase Telecommunications Holdings, Inc.; and

     - 2,829,854 shares of common stock reserved for issuance upon exercise of the warrants issued in connection with our February 2000 units offering.

     We have also committed to issue $9 million of our common stock in a license acquisition transaction, with the exact number of shares to be set at the closing of the license acquisition. Under certain circumstances, the number of shares to be issued in connection with our acquisitions of wireless licenses is subject to change based on the value of wireless licenses and the market price of our common stock at the time of the closing of the acquisition.

     In January 2001, the Board approved, subject to stockholder approval, an amendment to Leap's Employee Stock Purchase Plan which would increase the number of shares reserved for issuance under the plan from 200,000 to 500,000. In addition, the Board approved, subject to stockholder approval, a new executive officer deferred bonus stock plan under which 275,000 shares of common stock would be reserved for issuance. Both of these matters will be voted on by the stockholders at the annual meeting in April 2001.

     In December 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. under which we may, at our discretion, sell registered common stock from time to time over the succeeding 28 month period. Under the agreement, we may require Acqua Wellington to purchase between $10 and $25 million of common stock, depending on the market price of our common stock, during one or more 18 trading day periods. In addition, we may grant to Acqua Wellington an option to purchase up to an equal amount of common stock during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on our market capitalization at the time we require Acqua Wellington to purchase our common stock. A special provision in the agreement (as amended) allowed the first sale of common stock under the agreement to be up to $55 million. On January 23, 2001, we completed the first sale of our common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million in cash.

     Dilution of the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

     We have agreed to file registration statements to register for resale up to 2,989,289 shares reserved for issuance upon consummation of our pending acquisitions of wireless licenses, plus an additional $9 million of shares of our common stock in connection with a license acquisition, with the exact number of shares to be set at the closing of the license acquisition. Under certain circumstances, the number of shares for which registration rights have been granted is subject to change based on the value of wireless licenses and the market price of our common stock at the time of the closing of the transactions pursuant to which the shares to be registered are issued.

HIGH LEVELS OF DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

     We have obtained and expect to continue to obtain much of our required capital through debt financing. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear interest at a variable rate, exposing us to interest rate risk.

     Our high leverage could have important consequences, including the following:

     - our ability to obtain additional financing may be impaired;

     - a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;

     - our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and

     - high levels of debt may reduce the value of stockholders' investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.

We may not have sufficient future cash flows to meet our debt payments, and may not be able to refinance any of our debt at maturity.

     In addition, our vendors have a right and may choose to sell outstanding debt under our vendor financing agreements to third parties at a discount. Such sales could affect the prices at which our outstanding notes trade and could adversely affect the market's perception of Leap's creditworthiness.

OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR ABILITY TO PURSUE BORROWING OPPORTUNITIES

     The restrictions contained in the indenture governing the notes issued in our February 2000 units offering, and the restrictions contained in our vendor facilities, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions, such as the acquisition of wireless licenses. Such senior debt, among other things, restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     - incur additional indebtedness;

     - create liens;

     - make certain payments, including payments of dividends and distributions in respect of capital stock;

     - consolidate, merge and sell assets;

     - engage in certain transactions with affiliates; and

     - fundamentally change our business.

     In addition, such senior debt requires us to maintain certain ratios, including:

     - leverage ratios;

     - interest coverage ratios; and

     - fixed charges ratios;

and to satisfy certain tests, including tests relating to:

     - maximum annual capital expenditures;

     - minimum covered population in order to incur additional indebtedness;

     - minimum number of subscribers to our services in order to incur additional indebtedness; and

     - minimum quarterly revenues and, commencing in 2004, minimum annual revenues.

     We may not satisfy the financial ratios, tests and other covenants under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios, tests, or other covenants, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on our outstanding notes. In addition, if we fail to meet performance requirements, our equipment financing may be restricted or cancelled. Because Leap's new Cricket markets were launched later in the fourth quarter of 2000 than anticipated and because of reduced equipment sales revenues as a result of holiday promotions, Cricket revenue was below the minimum required level contained in the financial covenants in the vendor loan facilities. Leap has received waivers of its failure to meet this revenue target from all of the required lenders. We expect to make up this revenue shortfall and to be in compliance with the revenue covenant by the end of the first quarter of 2001. There can be no assurance that additional delays in market launches and/or other adverse results in our business will not result in a failure to meet our financial or operating covenants in the future. Any defaults that result in a suspension of further borrowings under the vendor facilities or acceleration of our obligations to repay the outstanding balances under the vendor facilities would have a material adverse effect on our business and our financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS

     We will need to construct new telecommunications networks and expand existing networks. We will depend heavily on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. We also will depend on third parties not under our control or the control of our contractors to provide backhaul and interconnection facilities on a timely basis. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. There are pressures to limit growth and tower and other construction in many of our markets. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Pegaso's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits from local authorities for cell site construction and some planned 2000 launches were delayed. Some of our planned Cricket launches were delayed and launched with fewer cell sites than desirable and therefore reduced coverage, as well.

     We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

     Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business and financial condition.

WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS

     As is typical with newly-constructed and rapidly expanding wireless networks, we have experienced reliability problems with respect to network infrastructure equipment, reliability of third party suppliers and capacity limitations of our networks. If our networks ultimately fail to perform as expected, that failure could have a material adverse effect on our business and financial condition.

CALL VOLUME UNDER CRICKET FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS

     Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. Our current plans assume, and our experience has shown, that our Cricket customers use their phones approximately 1,000 minutes per month. We design our U.S. networks to accommodate this expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers, or incur substantial capital expenditures to expand network capacity. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. could be materially adversely affected.

THE FCC'S DECISION THAT WE ARE QUALIFIED TO HOLD C-BLOCK AND F-BLOCK LICENSES IS SUBJECT TO REVIEW AND APPEAL

     Our business plan depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We may acquire and operate C-Block and F-Block licenses only if we qualify as a "designated entity" under FCC rules.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses which cover portions of North Carolina from AirGate Wireless, L.L.C. to one of our subsidiaries, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition, in March 2000, the FCC approved the transfer to us of 11 C-Block licenses from Chase Telecommunications and one F-Block license from PCS Devco. Subsequently, the FCC has approved the transfer to us of various other C-Block and F-Block licenses.

     The FCC's grants of our C-Block and F-Block licenses are subject to certain conditions. Each of the conditions imposed by the FCC in the opinion and order has been satisfied. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure could have a material adverse effect on our business and financial condition.

     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, requested that the FCC review its order, as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco. That wireless operating company also has opposed all of our subsequent assignment or transfer applications at the FCC. In July 2000, the FCC affirmed its July 1999 order as well as the order consenting to the transfer of licenses to us from Chase Telecommunications and PCS Devco, and the wireless operating company subsequently appealed the FCC's decision with the Court of Appeal for the D.C. Circuit, which appeal is currently pending. Further judicial review of the FCC's orders granting us licenses is possible. In addition, licenses awarded to us at auction may be subject to the outcome of pending judicial proceedings by parties challenging the auction process or the FCC's decision or authority to auction or reauction certain C-Block and F-Block licenses. We may also be affected by other pending or future FCC, legislative or judicial proceedings that generally affect the rules governing C-Block and F-Block licensees or other designated entities. For example, recent FCC rules changes have made it easier for large companies to acquire C-Block and F-Block licenses at auction and in the aftermarket.

     In a recent reauction of C-Block and F-Block PCS spectrum that closed on January 26, 2001, we were named the high bidder on 22 licenses covering 22.4 million potential customers. These licenses have not yet been granted to us, and we cannot predict what effect any challenges before the FCC or in court to the reauction generally, or the grant of these licenses to us specifically, will have on us. NextWave Telecommunications, Inc. is a party to litigation challenging the validity of the auction. Other parties have indicated publicly that they intend to challenge the validity of the auction and grants thereunder, as well.

     We may not prevail in connection with any such challenges, appeals or proceedings. If the FCC or a court determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that some or all of our licenses should be divested, cancelled or reauctioned, or that we should pay certain financial penalties.

WE MAY NOT SATISFY THE BUILDOUT DEADLINES AND GEOGRAPHIC COVERAGE REQUIREMENTS APPLICABLE TO OUR LICENSES, WHICH MAY RESULT IN THE REVOCATION OF SOME OF OUR LICENSES OR THE IMPOSITION OF FINES AND/OR OTHER SANCTIONS

     Each of our licenses is subject to an FCC mandate that we construct PCS networks that provide adequate service to specified percentages of the population in the areas covered by that license, or make a showing of substantial service in that area, within five and ten years after the license grant date. For 30 MHz C-Block licenses, this initial requirement is met when adequate service is offered to at least one-third of the population of the licensed service area. For 15 MHz and 10 MHz C-Block licenses and 10 MHz F-Block licenses, the initial requirement is met when adequate service is provided to at least one-quarter of the population in the licensed service area. Because we obtained many of our wireless licenses from third parties subject to existing buildout requirements, some of our licenses have buildout deadlines in 2001 and several other licenses have buildout deadlines in the first half of 2002. We are unable to predict whether the required coverage will be achieved. Failure to comply with these buildout requirements could cause the revocation of some of our licenses or the imposition of fines and/or other sanctions.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES

     We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license if we fail to construct or operate a wireless network as required by the license. If we lose a license, that loss could have a material adverse effect on our business and financial condition.

     State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

     The FCC recently held a reauction of 422 C-Block and F-Block licenses that closed in January 2001. In connection with that reauction, the FCC made a number of changes to its wireless and PCS licensing rules, and to the size of the licenses being sold. Specifically, the FCC subdivided the C-Block licenses slated for reauction into three 10 MHz licenses. For this reauction, the FCC also subdivided the BTA service areas to which Entrepreneur's Block eligibility restrictions would continue to apply into two tiers according to population. In so-called "Tier 1" BTAs, service areas with a population equal to or greater than 2.5 million, the FCC removed all eligibility restrictions on two of the newly-created 10 MHz C-Block licenses, and sold them in open bidding to any entity that could afford to purchase them, no matter how large. In these Tier 1

BTAs, one 10 MHz C-Block license remained subject to a closed bidding process, such that only entities meeting Entrepreneur's Block eligibility requirements were permitted to bid. In Tier 2 BTAs, service areas with a population less than
2.5 million, two of the 10 MHz C-Block licenses remained subject to C-Block and F-Block eligibility rules and thus were reserved for closed bidding by designated entities, while one 10 MHz C-Block license per BTA was sold at open bidding. Several 15 MHz C-Block licenses and a number of F-Block licenses slated for reauction also were sold at open bidding, such that previous C-Block and F-Block eligibility requirements no longer applied.

     The FCC's recent reauction represented a compromise that made some additional spectrum available to large carriers, but also continued to preserve C-Block and F-Block spectrum for designated entities. The FCC's C-Block and F-Block rules, the recent reauction, and FCC actions taken in connection with previous C-Block auctions and reauctions, remain subject to pending FCC and judicial proceedings. These proceedings, and continuing changes to the C-Block and F-Block rules, could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses. In addition, in the reauction, we were named the high bidder on 22 licenses covering 22.4 million potential customers. These licenses have not yet been granted to us, and we cannot predict what effects any challenges before the FCC or in court to the reauction generally, or the grant of these licenses to us specifically, will have on us. NextWave Telecommunications, Inc. is a party to litigation challenging the validity of the auction. Other parties have indicated publicly that they intend to challenge the validity of the auction and grants thereunder, as well.

     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

     We believe that the process of acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or cannot otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

RISKS ASSOCIATED WITH PEGASO COULD ADVERSELY AFFECT OUR BUSINESS

     We face many risks from our international activities. Pegaso in Mexico largely depends on the Mexican economy. The Mexican market is subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.

     Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis that began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.

     In addition, foreign laws and courts govern many of the agreements of Pegaso. Other parties may breach or may make it difficult to enforce these agreements.

     Pegaso requires substantial additional capital to continue its planned growth and operations. Leap may contribute capital to Pegaso in the future. If Leap does not contribute additional capital to Pegaso, Leap's ownership interest in Pegaso may be diluted due to additional capital contributions of other investors.

     If presented with attractive opportunities, Leap may invest in additional international markets in the future. Any such international investment would create risks associated with the applicable foreign country's economic condition, including but not limited to currency exchange rates, inflation, employment levels and gross domestic product.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS

     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso reports its results in Mexican pesos. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the Mexican peso will affect our results of operations as well as the value of our ownership interest in Pegaso. We do not currently hedge against foreign currency exchange rate risks.

     Pegaso generates revenues that are paid in Mexican pesos. However, many of Pegaso's major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the Mexican peso could significantly increase Pegaso's expenses and could have a material adverse effect on our business and financial condition. For example, Pegaso may be unable to satisfy its obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and Pegaso may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.

     If we invest in other foreign ventures in the future, we will face similar risks relating to the applicable foreign currency of the foreign venture as well as other country-specific risks.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

     We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spin-off to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition.

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that wireless technologies pose health concerns and cause interference with airbags, hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     We believe our success depends on the contributions of a number of our key personnel. These key personnel include but are not limited to Harvey P. White, Chairman of the Board and Chief Executive Officer, and Susan G. Swenson, President and Chief Operating Officer. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.

OUR STOCK PRICE IS VOLATILE

     The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated widely in the past quarter and calendar year and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of Leap common stock include:

     - future announcements concerning Leap or its competitors, including the announcement of joint development efforts;

     - changes in the prospects of our business partners or equipment suppliers;

     - delays in the construction of planned Cricket networks and in general implementation of our business plan;

     - failure to achieve planned levels of subscriber growth and other operating targets;

     - deficiencies in our networks;

     - results of technological innovations;

     - government regulation, including the FCC's review of our acquisition of wireless licenses;

     - changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors;

     - the impact of an economic slowdown on existing and future customers; and

     - public perception of risks associated with our international operations.

     Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues, earnings or subscriber growth or delays in network buildout in any given period relative to the levels and schedule expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of the indenture governing the notes issued in our February 2000 units offering restrict our ability to declare or pay dividends. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS

     Our ownership interest in Pegaso was 20.1% as of February 28, 2001, and we expect that future investments in ventures will include ownership interests of less than 50% and that our interests will vary over time as the ventures raise additional capital. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock. Because we intend to actively participate in the business operations of our subsidiaries and other ventures, we do not believe that we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our ventures to the extent practical to avoid being subject to the Investment Company Act of 1940. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.

WE HAVE IMPLEMENTED OR ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY AN ACQUISITION OF LEAP THAT IS BENEFICIAL TO OUR STOCKHOLDERS

     Our charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of our common stock resulting from takeover attempts. In addition, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of our businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     We have adopted a rights plan that could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of our common stock which will cause substantial dilution to a person or group acquiring 15% or more of our stock if the acquisition is not approved by our board of directors.

     The transfer restrictions imposed on the U.S. wireless licenses we own also adversely affect the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of our C-Block and F-Block licenses for five years after grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities, unless we have met the first network buildout deadline applicable to such license. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving us would be subject to regulatory approval.

     In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Leap Wireless International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the year ended December 31, 2000, for the period from September 1, 1999 to December 31, 1999 and for each of the two years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Diego, California
February 28, 2001

                       LEAP WIRELESS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------    ---------
ASSETS
Cash and cash equivalents...................................  $  338,878    $  44,109
Restricted cash equivalents and short-term investments......      13,575       20,550
Short-term investments......................................     199,106           --
Accounts receivable, net....................................          --        2,742
Inventories.................................................       9,032        4,329
Notes receivable, net.......................................     138,907           --
Other current assets........................................      12,746       15,411
                                                              ----------    ---------
     Total current assets...................................     712,244       87,141
Property and equipment, net.................................     430,193      113,059
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................      34,691       85,878
Wireless licenses, net......................................     265,635       56,484
Goodwill and other intangible assets, net...................      30,297       14,991
Restricted investments......................................      51,896           --
Deposits and other assets...................................     122,451        3,212
                                                              ----------    ---------
     Total assets...........................................  $1,647,407    $ 360,765
                                                              ==========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities....................  $   58,735    $  19,097
Loans payable to banks......................................          --       17,683
Other current liabilities...................................      65,690           --
                                                              ----------    ---------
     Total current liabilities..............................     124,425       36,780
Long-term debt..............................................     897,878      303,818
Other long-term liabilities.................................      41,846        9,275
                                                              ----------    ---------
     Total liabilities......................................   1,064,149      349,873
                                                              ----------    ---------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares; $.0001
     par value, no shares issued and outstanding............          --           --
  Common stock -- authorized 300,000,000 shares; $.0001 par
     value, 28,348,694 and 20,039,556 shares issued and
     outstanding at December 31, 2000 and 1999,
     respectively...........................................           3            2
  Additional paid-in capital................................     893,401      292,933
  Unearned stock-based compensation.........................     (10,019)          --
  Accumulated deficit.......................................    (302,898)    (277,720)
  Accumulated other comprehensive income (loss).............       2,771       (4,323)
                                                              ----------    ---------
     Total stockholders' equity.............................     583,258       10,892
                                                              ----------    ---------
     Total liabilities and stockholders' equity.............  $1,647,407    $ 360,765
                                                              ==========    =========

          See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  PERIOD FROM
                                                                 SEPTEMBER 1,
                                                 YEAR ENDED         1999 TO        YEAR ENDED AUGUST 31,
                                                DECEMBER 31,     DECEMBER 31,      ----------------------
                                                    2000             1999             1999        1998
                                                ------------   -----------------   ----------   ---------
Revenues:
  Service revenues............................   $  40,599         $  6,733        $   3,619    $     --
  Equipment revenues..........................       9,718               39              288          --
                                                 ---------         --------        ---------    --------
          Total revenues......................      50,317            6,772            3,907          --
                                                 ---------         --------        ---------    --------
Operating expenses:
  Cost of service.............................     (20,821)          (2,409)          (1,355)         --
  Cost of equipment...........................     (54,883)          (7,760)          (2,455)         --
  Selling, general and administrative
     expenses.................................    (117,349)         (19,344)         (28,745)    (23,888)
  Depreciation and amortization...............     (24,563)          (6,926)          (5,824)         --
                                                 ---------         --------        ---------    --------
          Total operating expenses............    (217,616)         (36,439)         (38,379)    (23,888)
                                                 ---------         --------        ---------    --------
  Operating loss..............................    (167,299)         (29,667)         (34,472)    (23,888)
Equity in net loss of and write-down of
  investments in and loan receivable from
  unconsolidated wireless operating
  companies...................................     (78,624)         (23,077)        (127,542)    (23,118)
Interest income...............................      48,477              764            2,505         273
Interest expense..............................    (112,358)         (12,283)         (10,356)         --
Foreign currency transaction gains (losses),
  net.........................................      13,966           (8,247)          (7,211)         --
Gain on sale of wholly-owned subsidiaries.....     313,432               --            9,097          --
Gain on issuance of stock by unconsolidated
  wireless operating company..................      32,602               --            3,609          --
Other income (expense), net...................       1,913           (3,336)            (243)         --
                                                 ---------         --------        ---------    --------
Income (loss) before income taxes and
  extraordinary items.........................      52,109          (75,846)        (164,613)    (46,733)
Income taxes..................................     (47,540)              --               --          --
                                                 ---------         --------        ---------    --------
Income (loss) before extraordinary items......       4,569          (75,846)        (164,613)    (46,733)
Extraordinary loss on early extinguishment of
  debt........................................      (4,737)              --               --          --
                                                 ---------         --------        ---------    --------
          Net loss............................   $    (168)        $(75,846)       $(164,613)   $(46,733)
                                                 =========         ========        =========    ========
Basic net income (loss) per common share:
  Income (loss) before extraordinary items....   $    0.18         $  (4.01)       $   (9.19)   $  (2.65)
  Extraordinary loss..........................       (0.19)              --               --          --
                                                 ---------         --------        ---------    --------
          Net loss............................   $   (0.01)        $  (4.01)       $   (9.19)   $  (2.65)
                                                 =========         ========        =========    ========
Diluted net income (loss) per common share:
  Income (loss) before extraordinary items....   $    0.14         $  (4.01)       $   (9.19)   $  (2.65)
  Extraordinary loss..........................       (0.15)              --               --          --
                                                 ---------         --------        ---------    --------
          Net loss............................   $   (0.01)        $  (4.01)       $   (9.19)   $  (2.65)
                                                 =========         ========        =========    ========
Shares used in per share calculations:
  Basic.......................................      25,398           18,928           17,910      17,648
                                                 =========         ========        =========    ========
  Diluted.....................................      32,543           18,928           17,910      17,648
                                                 =========         ========        =========    ========

          See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              PERIOD FROM
                                                             YEAR ENDED    SEPTEMBER 1, 1999   YEAR ENDED AUGUST 31,
                                                            DECEMBER 31,    TO DECEMBER 31,    ----------------------
                                                                2000             1999            1999         1998
                                                            ------------   -----------------   ---------   ----------
Operating activities:
  Net loss................................................   $    (168)        $(75,846)       $(164,613)  $  (46,733)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.........................      24,563            6,926            5,824           --
    Gain on sale of wholly-owned subsidiaries.............    (313,432)              --           (9,097)          --
    Gain on issuance of stock by unconsolidated wireless
       operating company..................................     (32,602)              --           (3,609)          --
    Extraordinary loss on early extinguishment of debt....       4,737               --               --           --
    Equity in net loss of and write-down of investments in
       and loan receivable from unconsolidated wireless
       operating companies................................      78,624           23,077          127,542       23,118
    Interest accrued to loans receivable and payable,
       net................................................      83,910            7,023            8,251         (273)
    Stock-based compensation..............................      13,946               --               --           --
    Other.................................................      (3,065)            (381)            (386)          --
    Changes in assets and liabilities, net of effects of
       acquisitions:
       Accounts receivable, net...........................       2,742             (491)          (1,203)          --
       Inventories........................................      (7,969)              25            1,873           --
       Deposits and other assets..........................    (112,729)           2,194           (6,588)          --
       Accounts payable and accrued liabilities...........      47,436              493            9,671        5,510
       Other liabilities..................................      47,630            5,410           (1,770)          --
                                                             ---------         --------        ---------   ----------
         Net cash used in operating activities............    (166,377)         (31,570)         (34,105)     (18,378)
                                                             ---------         --------        ---------   ----------
Investing activities:
  Purchase of property and equipment......................     (72,245)          (4,568)          (3,935)          --
  Investments in and loans to unconsolidated wireless
    operating companies...................................     (18,533)          (2,744)        (124,471)    (133,904)
  Acquisitions, net of cash acquired......................      (5,802)              --          (26,942)        (564)
  Purchase of wireless licenses...........................     (94,153)              --          (19,009)      (6,274)
  Net proceeds from disposal of subsidiaries..............     214,455               --           16,024           --
  Purchase of investments.................................    (332,987)              --               --           --
  Sale and maturity of investments........................     128,540               --               --           --
  Restricted cash equivalents and investments, net........     (44,921)         (20,500)              --           --
                                                             ---------         --------        ---------   ----------
         Net cash used in investing activities............    (225,646)         (27,812)        (158,333)    (140,742)
                                                             ---------         --------        ---------   ----------
Financing activities:
  Proceeds from issuance of senior and senior discount
    notes.................................................     550,102               --               --           --
  Proceeds from loans payable to banks and long-term
    debt..................................................      59,324           61,650          135,304        9,000
  Repayment of loans payable to banks and long-term
    debt..................................................    (248,204)              --          (17,500)          --
  Issuance of common stock................................     341,949            1,721            3,404           --
  Payment of debt financing costs.........................     (15,222)              --               --           --
  Former parent company's investment......................          --               --           95,268      150,120
  Book overdraft..........................................      13,386               --               --           --
                                                             ---------         --------        ---------   ----------
         Net cash provided by financing activities........     701,335           63,371          216,476      159,120
                                                             ---------         --------        ---------   ----------
Effect of exchange rate changes on cash and cash
  equivalents.............................................      (8,998)           7,210            2,177           --
Effect of change in foreign company reporting lag on cash
  and cash equivalents....................................      (5,545)           6,695               --           --
                                                             ---------         --------        ---------   ----------
Net increase in cash and cash equivalents.................     294,769           17,894           26,215           --
Cash and cash equivalents at beginning of period..........      44,109           26,215               --           --
                                                             ---------         --------        ---------   ----------
Cash and cash equivalents at end of period................   $ 338,878         $ 44,109        $  26,215   $       --
                                                             =========         ========        =========   ==========

          See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                       ACCUMULATED
                                                                              FORMER                                      OTHER
                                            COMMON STOCK       ADDITIONAL     PARENT       UNEARNED                   COMPREHENSIVE
                                         -------------------    PAID-IN     COMPANY'S    STOCK-BASED    ACCUMULATED      INCOME
                                           SHARES     AMOUNT    CAPITAL     INVESTMENT   COMPENSATION     DEFICIT        (LOSS)
                                         ----------   ------   ----------   ----------   ------------   -----------   -------------
Balance at August 31, 1997.............          --    $--      $     --    $  47,478      $     --      $  (5,550)      $    60
  Components of comprehensive loss:
    Net loss...........................          --     --            --           --            --        (46,733)           --
    Foreign currency translation
      adjustment.......................          --     --            --           --            --             --        (2,412)
      Total comprehensive loss.........
  Transfers from former parent.........          --     --            --      150,120            --             --            --
                                         ----------    ---      --------    ---------      --------      ---------       -------
Balance at August 31, 1998.............          --     --            --      197,598            --        (52,283)       (2,352)
  Components of comprehensive loss:
    Net loss...........................          --     --            --           --            --       (164,613)           --
    Foreign currency translation
      adjustment.......................          --     --            --           --            --             --        (1,043)
      Total comprehensive loss.........
  Transfers from former parent.........          --     --            --       95,268            --             --            --
  Distribution by former parent (Note
    1).................................  17,647,685      2       292,864     (292,866)           --             --            --
  Repurchase of warrant................          --     --        (5,355)          --            --             --            --
  Issuance of common stock.............     723,289     --         2,356           --            --             --            --
  Effect of subsidiary and
    unconsolidated wireless operating
    company equity transactions........          --     --         1,324           --            --             --            --
                                         ----------    ---      --------    ---------      --------      ---------       -------
Balance at August 31, 1999.............  18,370,974      2       291,189           --            --       (216,896)       (3,395)
  Components of comprehensive loss:
    Net loss...........................          --     --            --           --            --        (75,846)           --
    Foreign currency translation
      adjustment.......................          --     --            --           --            --             --          (928)
      Total comprehensive loss.........
  Issuance of common stock.............   1,668,582     --         1,744           --            --             --            --
  Effect of change in foreign company
    reporting lag (Note 2).............          --     --            --           --            --         15,022            --
                                         ----------    ---      --------    ---------      --------      ---------       -------
Balance at December 31, 1999...........  20,039,556      2       292,933           --            --       (277,720)       (4,323)
  Components of comprehensive loss:
    Net loss...........................          --     --            --           --            --           (168)           --
    Foreign currency translation
      adjustment.......................          --     --            --           --            --             --        (1,271)
    Unrealized holding gains on
      investments, net.................          --     --            --           --            --             --            89
      Total comprehensive loss.........          --     --            --           --            --             --            --
  Issuance of common stock:
    Equity offering (Note 8)...........   4,000,000      1       329,980           --            --             --            --
    Warrants exercised.................   1,015,700     --         3,435           --            --             --            --
    Employee stock options and benefit
      plans............................   1,678,598     --         4,601           --            --             --            --
    Tax benefit from exercise of non-
      qualified options................          --     --         1,426           --            --             --            --
    Acquisitions.......................   1,614,840     --        72,695           --            --             --            --
  Issuance of warrants (Note 6)........          --     --       164,366           --            --             --            --
  Lag period results of Smartcom (Note
    2).................................          --     --            --           --            --        (25,010)           --
  Realization of cumulative translation
    adjustment of Smartcom.............          --     --            --           --            --             --         8,276
  Unearned stock-based compensation....          --     --        24,306           --       (24,306)            --            --
  Amortization of stock-based
    compensation.......................          --     --          (341)          --        14,287             --            --
                                         ----------    ---      --------    ---------      --------      ---------       -------
Balance at December 31, 2000...........  28,348,694    $ 3      $893,401    $      --      $(10,019)     $(302,898)      $ 2,771
                                         ==========    ===      ========    =========      ========      =========       =======


                                           TOTAL
                                         ---------
Balance at August 31, 1997.............  $  41,988
  Components of comprehensive loss:
    Net loss...........................    (46,733)
    Foreign currency translation
      adjustment.......................     (2,412)
                                         ---------
      Total comprehensive loss.........    (49,145)
                                         ---------
  Transfers from former parent.........    150,120
                                         ---------
Balance at August 31, 1998.............    142,963
  Components of comprehensive loss:
    Net loss...........................   (164,613)
    Foreign currency translation
      adjustment.......................     (1,043)
                                         ---------
      Total comprehensive loss.........   (165,656)
                                         ---------
  Transfers from former parent.........     95,268
  Distribution by former parent (Note
    1).................................         --
  Repurchase of warrant................     (5,355)
  Issuance of common stock.............      2,356
  Effect of subsidiary and
    unconsolidated wireless operating
    company equity transactions........      1,324
                                         ---------
Balance at August 31, 1999.............     70,900
  Components of comprehensive loss:
    Net loss...........................    (75,846)
    Foreign currency translation
      adjustment.......................       (928)
                                         ---------
      Total comprehensive loss.........    (76,774)
                                         ---------
  Issuance of common stock.............      1,744
  Effect of change in foreign company
    reporting lag (Note 2).............     15,022
                                         ---------
Balance at December 31, 1999...........     10,892
  Components of comprehensive loss:
    Net loss...........................       (168)
    Foreign currency translation
      adjustment.......................     (1,271)
    Unrealized holding gains on
      investments, net.................         89
                                         ---------
      Total comprehensive loss.........     (1,350)
                                         ---------
  Issuance of common stock:
    Equity offering (Note 8)...........    329,981
    Warrants exercised.................      3,435
    Employee stock options and benefit
      plans............................      4,601
    Tax benefit from exercise of non-
      qualified options................      1,426
    Acquisitions.......................     72,695
  Issuance of warrants (Note 6)........    164,366
  Lag period results of Smartcom (Note
    2).................................    (25,010)
  Realization of cumulative translation
    adjustment of Smartcom.............      8,276
  Unearned stock-based compensation....         --
  Amortization of stock-based
    compensation.......................     13,946
                                         ---------
Balance at December 31, 2000...........  $ 583,258
                                         =========

          See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

THE COMPANY AND NATURE OF BUSINESS

     Leap Wireless International, Inc., a Delaware corporation, together with its wholly-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that offers digital wireless service in the United States under the brand "Cricket." Cricket service is operated by the Company's wholly-owned subsidiary, Cricket Communications, Inc. ("Cricket Communications"), a wholly-owned subsidiary of Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"). Under a license from Leap, Chase Telecommunications, Inc. ("Chase Telecommunications"), a company that Leap acquired in March 2000, introduced the Cricket service in Chattanooga, Tennessee in March 1999 (see Note 3). Leap has introduced Cricket service in additional markets in the United States in 2000 and plans to introduce Cricket service in additional markets in the United States in 2001 and beyond. The Company also has a 20.1% interest in Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), a Mexican corporation which operates a wireless network in Mexico. From April 1999 to June 2, 2000, the Company owned 100% of Smartcom, S.A. ("Smartcom"), a Chilean corporation which operates a nationwide wireless network in Chile (see
Note 3).

THE DISTRIBUTION

     The Company was incorporated in Delaware on June 24, 1998 as a wholly-owned subsidiary of Qualcomm Incorporated ("Qualcomm"). On September 23, 1998 (the "Distribution Date"), Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm's stockholders as a taxable dividend (the "Distribution"). Following the Distribution, the Company and Qualcomm operate as independent companies. Qualcomm transferred to the Company its equity interests in certain operating companies. Qualcomm also transferred to the Company cash and its right to receive payment from working capital and other loans Qualcomm made to the operating companies, as well as other miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by Qualcomm to the Company in connection with the Distribution was approximately $236.0 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

CHANGE IN YEAR END

     On July 31, 2000, the Board of Directors of the Company elected to change the Company's fiscal year from a year ending on August 31 to a year ending on December 31. The first new twelve-month fiscal year ended on December 31, 2000. As a result of the change in year end, the Company issued consolidated financial statements as of December 31, 1999 and for the period from September 1, 1999 to December 31, 1999.

FINANCING RISKS

     The Company expects to incur significant operating losses and to generate significant negative cash flow from operations in the future while it continues to launch new markets. There is no guarantee that the Company will be able to generate sufficient cash flows from operations to meet its debt service requirements. As a result, the Company plans to refinance its vendor indebtedness when market conditions are attractive and may also need to obtain additional financing in order to service or extinguish its indebtedness. In addition, the Company will require significant additional financing to complete the buildout of its planned networks, to acquire new licenses and to launch markets related to new licenses. The Company may not be able to obtain additional financing or refinancing on acceptable terms, or at all.

     The Company's revenues in the fourth quarter of 2000 were below the minimum required level contained in the financial covenants in its vendor loan facilities (see Note 6). The Company has received waivers of its failure to meet this revenue target from all of the required lenders. The Company expects to make up this

                       LEAP WIRELESS INTERNATIONAL, INC.

revenue shortfall and to be in compliance with the revenue covenant by the end of the first quarter of 2001. There can be no assurance that delays in market launches or other adverse results in the Company's business will not result in a failure to meet its financial or operating covenants in the future. Any defaults that result in a suspension of further borrowings under the vendor facilities or acceleration of the Company's obligations to repay the outstanding balances under the vendor facilities would have a material adverse effect on its business and its financial condition.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Leap and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Investments in entities in which Leap exercises significant influence but does not control are accounted for using the equity method. To accommodate the different fiscal periods of the Company and its foreign investees, the Company historically recognized its share of net earnings or losses of such foreign companies on a two month lag. In conjunction with the Company's change in fiscal year end, this lag was extended to three months beginning in the period from September 1, 1999 to December 31, 1999. The effect of this change on previously reported amounts was adjusted in accumulated deficit in the period from September 1, 1999 to December 31, 1999.

     The financial statements of Smartcom were consolidated in the Company's financial statements from June 1, 1999 to March 31, 2000 as a result of the Company's acquisition of the remaining 50% of Smartcom that it did not already own in April 1999 and the sale of all the issued and outstanding shares of Smartcom on June 2, 2000. Due to the lag period, the results of Smartcom for April and May 2000 have been reflected in accumulated deficit during the year ended December 31, 2000.

USE OF ESTIMATES IN FINANCIAL STATEMENT PREPARATION

     The consolidated financial statements are prepared using accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

ISSUANCE OF STOCK BY SUBSIDIARIES AND EQUITY INVESTEES

     The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its results of operations, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in "effect of subsidiary and unconsolidated wireless operating company equity transactions" in stockholders' equity.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average exchange rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.

     The functional currency of the Company's foreign investees that operate in highly inflationary economies is the U.S. dollar. The monetary assets and liabilities of these foreign investees are re-measured into

                       LEAP WIRELESS INTERNATIONAL, INC.

U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. Resulting re-measurement gains or losses are recognized in results of operations. Mexico ceased to be considered a highly inflationary economy as of January 1, 1999 and, as a result, Pegaso changed its functional currency from the U.S. dollar to its local currency on that date.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2000, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts, commercial paper and U.S. government securities. The Company has not experienced any losses on its cash and cash equivalents.

RESTRICTED CASH EQUIVALENTS AND INVESTMENTS

     Restricted cash equivalents at December 31, 1999 consisted of debt securities with original maturities of three months or less which were pledged to collateralize the Company's obligations under a letter of credit agreement with a bank. Restricted cash equivalents and investments at December 31, 2000 consisted of U.S. government debt securities that have been pledged to provide for the payment of the first seven scheduled interest payments on long-term notes payable and are classified as held-to-maturity and carried at amortized cost, which approximates fair value. At December 31, 2000, the Company's non-restricted investments consisted of government and corporate fixed income securities and commercial paper. While it is the Company's general intent to hold such securities until maturity, management may occasionally sell particular securities prior to maturity. As such, investments are classified as available-for-sale and stated at fair value as determined by the most recent traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss). The specific identification method is used to compute the realized gains and losses on debt and equity securities. Investments at December 31, 2000 consisted of the following (in thousands):

                                                  SHORT-TERM       LONG-TERM
                                                  ----------       ---------
RESTRICTED INVESTMENTS
U.S. government securities.....................    $ 13,575         $51,896
                                                   ========         =======
INVESTMENTS
Commercial paper...............................    $117,297         $    --
Corporate notes................................      28,452           5,341
U.S. government securities.....................      28,070              --
Certificates of deposit........................      14,149              --
Corporate bonds................................       8,131              --
Foreign debt securities........................       3,007              --
                                                   --------         -------
                                                   $199,106         $ 5,341
                                                   ========         =======

As of December 31, 2000, the contractual maturities of debt securities were as follows (in thousands):

                                                      YEARS TO MATURITY
                                                 ----------------------------
                                                 LESS THAN ONE    ONE TO FIVE
                                                 -------------    -----------
Held-to-maturity (restricted investments)......    $ 13,575         $51,896
Available-for-sale.............................    $190,220         $    78

                       LEAP WIRELESS INTERNATIONAL, INC.

     Available-for-sale securities were comprised as follows at December 31, 2000 (in thousands):

                                                               UNREALIZED   UNREALIZED
                                                      COST        GAIN         LOSS      FAIR VALUE
                                                    --------   ----------   ----------   ----------
Debt securities...................................  $190,209      $117         $(28)      $190,298
Certificates of deposit...........................    14,149        --           --         14,149
                                                    --------      ----         ----       --------
                                                    $204,358      $117         $(28)      $204,447
                                                    ========      ====         ====       ========

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash equivalents and short-term investments, accounts receivable, notes receivable and accounts payable, approximate fair value due to their short-term maturities. Loans payable to banks, vendors and the U.S. government approximate fair value due to their risk adjusted market rates of interest. The Company's senior notes and senior discount notes had an aggregate estimated market value of $264.1 million at December 31, 2000 compared to an aggregate book value of $437.7 million (see Note 6).

INVENTORIES

     Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market using the first-in, first-out method.

INVESTMENTS IN UNCONSOLIDATED WIRELESS OPERATING COMPANIES

     The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company's investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company's equity in the net assets of the investee. For those equity investees where the Company is the only contributor of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Additions and improvements are capitalized, while expenditures that do not enhance or extend the asset's useful life are charged to operating expenses as incurred. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are 5 to 15 years for buildings and network infrastructure assets, 3 to 7 years for equipment, which includes furniture and fixtures, and 3 years for computer equipment. Leasehold improvements, which are included in buildings and infrastructure, are amortized over the shorter of their estimated useful lives or the remaining term of the related lease.

     The Company's network construction expenditures are recorded as assets under construction until the network or assets are placed in service, at which time the assets are transferred to the appropriate property and equipment category. As a component of construction-in-progress, the Company capitalizes interest and salaries and related costs of engineering employees, to the extent time and expense are contributed to the construction effort, during the construction period. At December 31, 2000, the Company had capitalized $3.9 million in interest to property and equipment.

                       LEAP WIRELESS INTERNATIONAL, INC.

WIRELESS LICENSES

     Wireless licenses are recorded at cost and amortized using the straight-line method over their estimated useful lives upon commencement of commercial service, generally 40 years. Accumulated amortization related to wireless licenses totaled $1.2 million and $0.7 million at December 31, 2000 and 1999, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price and related costs over the fair value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over its estimated useful life, generally 20 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives of generally 3 years. Accumulated amortization of goodwill and other intangible assets totaled $2.2 million and $0.8 million at December 31, 2000 and 1999, respectively.

LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets and intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations.

DEBT DISCOUNT AND DEFERRED FINANCING COSTS

     Debt discount and deferred financing costs are amortized and recognized as interest expense under the interest method.

REVENUES AND COST OF REVENUES

     Wireless services are provided on a month-to-month basis and are generally billed in advance. The Company does not charge fees for the initial activation of service. Revenues from wireless services are recognized as services are rendered. Amounts received in advance are recorded as deferred revenue. Cost of service generally includes direct costs and related overhead, excluding depreciation and amortization, of operating the Company's networks.

     Equipment revenues arise from the sale of handsets and accessories. Revenues and related costs from the sale of handsets are recognized when service is activated by customers. Revenues and related costs from the sale of accessories are recognized at the point of sale. The costs of handsets and accessories sold are recorded in cost of equipment. Handsets sold to third party resellers are included in inventory until they are sold to and activated by customers. Amounts due from third party resellers for handsets are recorded as deferred revenue upon shipment by the Company and are recognized as equipment revenues when service is activated by customers.

     Sales incentives offered without charge to customers related to the sale of handsets are recognized as a reduction of revenue when the related equipment revenue is recognized. Customers have the right to return handsets and accessories within 30 days of purchase or 30 minutes of usage, whichever occurs first. The Company records an estimate for returns at the time of recognizing revenue. Returns have historically been insignificant.

                       LEAP WIRELESS INTERNATIONAL, INC.

ADVERTISING AND PROMOTION COSTS

     Advertising and promotion costs are expensed as incurred. Advertising costs totaled $3.0 million, $0.2 million and $0.1 million during the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999.

STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and director stock-based compensation plans using the intrinsic value method. The Company provides pro forma disclosures of net income (loss) and net income (loss) per share as if a fair value method had been applied in measuring compensation expense. Stock-based compensation is amortized over the related vesting periods of the stock awards.

INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

     Basic earnings per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share reflect the potential dilutive effect of additional common shares that are issuable upon exercise of outstanding stock options and warrants calculated using the treasury stock method and the conversion of Qualcomm Trust Convertible Preferred Securities. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at the Distribution were outstanding for the periods prior to the Distribution. A reconciliation of weighted-average shares outstanding used in calculating basic and diluted net income (loss) per share is as follows (in thousands):

                                                                  PERIOD FROM
                                                                  SEPTEMBER 1,       YEAR ENDED
                                                   YEAR ENDED       1999 TO          AUGUST 31,
                                                  DECEMBER 31,    DECEMBER 31,    ----------------
                                                      2000            1999         1999      1998
                                                  ------------    ------------    ------    ------
Weighted average shares outstanding -- basic
  earnings per share...........................      25,398          18,928       17,910    17,648
Effect of dilutive securities:                           --              --           --
  Employee stock options.......................       2,985              --           --        --
  Qualcomm warrant.............................       3,980              --           --        --
  Warrant to Chase Telecommunications
     Holdings..................................         103              --           --        --
  Qualcomm Trust Convertible Preferred
     Securities................................          77              --           --        --
                                                     ------          ------       ------    ------
Adjusted weighted average shares outstanding --
  diluted earnings per share...................      32,543          18,928       17,910    17,648
                                                     ======          ======       ======    ======

                       LEAP WIRELESS INTERNATIONAL, INC.

     The following shares were not included in the computation of diluted earnings per share as their effect would be antidilutive (in thousands):

                                                                     PERIOD FROM
                                                                     SEPTEMBER 1,     YEAR ENDED
                                                      YEAR ENDED       1999 TO        AUGUST 31,
                                                     DECEMBER 31,    DECEMBER 31,    -------------
                                                         2000            1999        1999     1998
                                                     ------------    ------------    -----    ----
Employee stock options.............................     1,214           5,697        5,940    --
Qualcomm warrant...................................        --           4,500        4,500    --
Senior and senior discount unit warrants...........     2,830              --           --    --
Qualcomm Trust Convertible Preferred Securities....        --             925        2,271    --

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to the current year presentation.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the Company's year ending December 31, 2001. In June 2000, the FASB issued SFAS No. 138 which amended SFAS No. 133 for certain derivative instruments and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. RECENT AND PENDING ACQUISITIONS AND DISPOSITION

CHASE TELECOMMUNICATIONS HOLDINGS

     In March 2000, the Company completed the acquisition of substantially all of the assets of Chase Telecommunications Holdings, Inc., including wireless licenses. The purchase price included $6.3 million in cash, the assumption of principal amounts of liabilities that totaled $138.0 million (with a fair value of $131.3 million), a warrant now exercisable to purchase 202,566 shares of Leap common stock at an aggregate exercise price of $1.0 million (which had a fair value of $15.3 million at the acquisition date), and contingent earn out payments of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. Under the purchase method of accounting, the total estimated fair value of the acquisition was $152.9 million, of which $43.2 million was allocated to property and equipment and other assets and $109.7 million was allocated to intangible assets. Intangible assets consist primarily of wireless licenses that are amortized over their estimated useful lives of 40 years following commencement of commercial service.

                       LEAP WIRELESS INTERNATIONAL, INC.

     Unaudited pro forma results of operations are provided to reflect the acquisition as if it had occurred as of September 1, 1998 (in thousands, except per share data):

                                                                      YEAR ENDED
                                                              --------------------------
                                                              DECEMBER 31,    AUGUST 31,
                                                                  2000           1999
                                                              ------------    ----------
Revenues....................................................    $53,288       $   8,296
                                                                =======       =========
Income (loss) before extraordinary items....................    $ 2,811       $(171,192)
                                                                =======       =========
Net loss....................................................    $(1,926)      $(171,192)
                                                                =======       =========
Pro forma basic net loss per common share...................    $ (0.08)      $   (9.56)
                                                                =======       =========
Pro forma diluted net loss per common share.................    $ (0.06)      $   (9.56)
                                                                =======       =========

     The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

CRICKET COMMUNICATIONS HOLDINGS

     On June 15, 2000, through a subsidiary merger, the Company acquired the remaining 5.11% of Cricket Communications Holdings that it did not already own. These shares were owned by individuals and entities, including directors and employees of the Company and Cricket Communications Holdings. Each issued and outstanding share of Cricket Communications Holdings common stock not held by the Company was converted into the right to receive 0.315 of a fully paid and non-assessable share of the Company's common stock. As a result, 1,048,635 shares of the Company's common stock were issued. The Company also assumed Chase Telecommunications Holdings' warrant to purchase 1% of the common stock of Cricket Communications Holdings, which was converted into a warrant to acquire 202,566 shares of the Company's common stock, at an aggregate exercise price of $1.0 million. The aggregate fair value of the shares issued and warrant assumed in excess of the carrying value of the minority interest was allocated to goodwill. As a result, goodwill of $29.2 million was recorded in June 2000 and is being amortized over 20 years. In addition, the Company assumed all unexpired and unexercised Cricket Communications Holdings stock options outstanding at the time of the merger, whether vested or unvested, which upon conversion amounted to options to purchase 407,784 shares of the Company's common stock. The Company recorded unearned stock-based compensation of $24.3 million for the excess of the fair value of the Company's common stock on the date of the merger over the exercise price of the options exchanged. Amortization of stock-based compensation amounted to $13.9 million for the year ended December 31, 2000.

WIRELESS LICENSES

     The Company acquired 36 licenses in the federal government's 1999 reauction of broadband PCS spectrum licenses for $18.7 million in cash. From January 2000 through February 2001, the Company completed the purchase of several additional licenses in the United States from various third parties for an aggregate of $99.1 million in cash, 566,205 shares of the Company's common stock with an aggregate fair value at the time of purchase of $26.7 million and the assumption of $13.8 million in debt, net of discount, owed to the Federal Communications Commission ("FCC") related to the licenses. In November 2000, the Company entered into an agreement with CenturyTel, Inc. to purchase wireless licenses in various markets in exchange for $118.7 million in cash and promissory notes in the aggregate face amount of $86.5 million payable with interest at the rate of 10% per annum in quarterly installments with $48.0 million due 90 days after close and the final payment due one year after close. In addition, from January 2000 through February 2001, the Company entered into various agreements with third parties to purchase additional licenses in exchange for cash, shares of common stock and the assumption of FCC debt with an aggregate estimated fair

                       LEAP WIRELESS INTERNATIONAL, INC.

value of $197.6 million as of February 22, 2001, subject to certain adjustments based upon changes in the market value of wireless licenses and the market price of the Company's common stock at the time of closing of some acquisitions. Each of the pending agreements is subject to customary closing conditions, including FCC approval, and may not be closed on schedule or at all. The Company was also the high bidder on 22 wireless licenses in the FCC's broadband PCS auction completed in January 2001 for an aggregate purchase price of $350.0 million. The transfer of these licenses to the Company remains subject to FCC approval.

SALE OF SMARTCOM

     On June 2, 2000, the Company completed the sale of all of the issued and outstanding shares of Smartcom to Endesa, S.A. ("Endesa") for gross consideration of $381.5 million, consisting of $156.8 million in cash, three one-year promissory notes totaling $143.2 million, subject to certain post-closing adjustments, the repayment of intercompany debt owed to the Company by Smartcom totaling $53.3 million and the release of cash collateral posted by the Company securing Smartcom indebtedness of $28.2 million. In addition, the Company's loans payable to banks in Chile of $10.3 million and $7.6 million were repaid by the Company. The sale of the Smartcom shares resulted in the removal of approximately $191.4 million of Smartcom liabilities from the Company's consolidated balance sheet. The Company recognized a gain on the sale of $313.4 million before related income tax expense of $34.5 million. One of the promissory notes is subject to a one year right of set-off to secure the indemnification obligations of the Company under the share purchase agreement between the parties. Another of the promissory notes is subject to adjustment based upon an audit of the closing balance sheet of Smartcom completed following the closing of the agreement. The final audit is not yet completed and the Company is in discussions with Endesa concerning a potential adjustment, which it does not expect to be material. In February 2001, the Company sold the third note which had an original principal amount of $58.2 million to a third party for $60.7 million including accrued interest. Each of the two remaining promissory notes matures on June 2, 2001 and bears interest at a rate equal to the 3-month LIBOR, compounded semi-annually.

     Unaudited pro forma results of operations are provided to reflect the acquisition of substantially all of the assets of Chase Telecommunications Holdings and the sale of Smartcom as if they had occurred as of September 1, 1998 (in thousands, except per share data):

                                                                      YEAR ENDED
                                                              --------------------------
                                                              DECEMBER 31,    AUGUST 31,
                                                                  2000           1999
                                                              ------------    ----------
Revenues....................................................   $  31,642      $   4,389
                                                               =========      =========
Loss before extraordinary items.............................   $(228,522)     $(135,450)
                                                               =========      =========
Net loss....................................................   $(232,944)     $(135,450)
                                                               =========      =========
Pro forma basic and diluted net loss per common share.......   $   (9.17)     $   (7.56)
                                                               =========      =========

     The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition and the sale occurred on the date indicated, or which may result in the future.

NOTE 4. INVESTMENTS IN AND LOANS RECEIVABLE FROM WIRELESS OPERATING COMPANIES

     The Company has equity interests in companies that directly or indirectly operate wireless communications networks. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent on receiving the consent of lenders and the other participants, over which the Company has no control.

                       LEAP WIRELESS INTERNATIONAL, INC.

     Commencing in June 1999, the Company began fully consolidating Smartcom as a result of the Company's acquisition of the remaining 50% of Smartcom that it did not already own. Prior to June 1999, Smartcom was accounted for under the equity method. The Company recorded equity losses from Smartcom of $13.1 million and $3.1 million during the years ended August 31, 1999 and 1998, respectively.

     Prior to the Company's completion of its acquisition of substantially all the assets of Chase Telecommunications Holdings in March 2000, Chase Telecommunications Holdings was accounted for under the equity method. The Company recorded equity losses from Chase Telecommunications Holdings of $10.4 million, $9.7 million, $20.9 million and $11.8 million during the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the years ended August 31, 1999 and 1998, respectively.

     At December 31, 2000, the Company has a 20.1% interest in Pegaso. The Company invested $100.0 million in Pegaso from June to September 1998 as a founding shareholder. In July 1999, several of the other investors purchased an additional $50.0 million of capital stock of Pegaso. In April 2000, Sprint PCS invested $200.0 million in Pegaso by purchasing shares from Pegaso and shareholders other than Leap. Several of the other existing investors contributed an additional $50.0 million of capital in August 2000, reducing the Company's percentage interest to 20.1%. Pegaso requires substantial additional capital to continue its planned growth and operations. As a result, Pegaso is seeking additional debt and equity financing, including additional vendor financing. Leap may contribute capital to Pegaso in the future. If Leap does not contribute additional capital to Pegaso, Leap's ownership interest in Pegaso may be diluted due to additional capital contributions of other investors. The Company has recorded gains in results of operations due to these transactions of $32.6 million during the year ended December 31, 2000, and for the year ended August 31, 1999, the Company recognized a gain in results of operations of $3.6 million and recorded $0.8 million directly to additional paid-in capital for the change in interest that occurred during Pegaso's development stage. The Company recorded equity losses from Pegaso of $68.2 million, $13.4 million, $23.6 million and $2.1 million during the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the years ended August 31, 1999 and 1998, respectively.

     Condensed combined financial information for the operating companies accounted for under the equity method is summarized as follows (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
Current assets..............................................  $ 106,751    $  33,940
Non-current assets..........................................    678,628      578,326
Current liabilities.........................................   (300,424)     (91,217)
Non-current liabilities.....................................   (312,489)    (349,262)
                                                              ---------    ---------
          Total stockholders' capital.......................    172,466      171,787
Other stockholders' share of capital........................    137,775       85,909
                                                              ---------    ---------
Company's share of capital..................................  $  34,691    $  85,878
                                                              =========    =========
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................  $  34,691    $  85,878
                                                              =========    =========

                       LEAP WIRELESS INTERNATIONAL, INC.

                                                                 PERIOD FROM
                                                              SEPTEMBER 1, 1999
                                                YEAR ENDED           TO           YEAR ENDED AUGUST 31,
                                               DECEMBER 31,     DECEMBER 31,      ----------------------
                                                   2000             1999             1999        1998
                                               ------------   -----------------   ----------   ---------
Operating revenues...........................   $  80,909         $  4,955        $   8,190    $     22
                                                ---------         --------        ---------    --------
Operating expenses...........................    (318,329)         (70,804)        (153,062)    (20,739)
Other income (expense), net..................     (52,621)         (14,516)         (22,471)    (18,403)
Foreign currency transaction gains (losses),
  net........................................       1,917            8,612           (1,489)     (3,970)
                                                ---------         --------        ---------    --------
          Net loss...........................    (288,124)         (71,753)        (168,832)    (43,090)
Other stockholders' share of net loss........    (208,002)         (47,212)         (62,491)    (19,402)
                                                ---------         --------        ---------    --------
Company's share of net loss..................     (80,122)         (24,541)        (106,341)    (23,688)
Write-down of investments....................          --               --          (27,242)         --
Amortization of excess cost of investment....          --               --             (630)         --
Elimination of intercompany transactions.....       1,498            1,464            6,671         570
                                                ---------         --------        ---------    --------
          Equity in net loss of and
            write-down of investments in and
            loan receivable from
            unconsolidated wireless operating
            companies........................   $ (78,624)        $(23,077)       $(127,542)   $(23,118)
                                                =========         ========        =========    ========

NOTE 5. LOANS PAYABLE TO BANKS

     Between July and November 1998, the Company borrowed $15.7 million under notes payable to banks in Chile. The loans of $9.0 million and $6.7 million, along with capitalized interest and fees of $1.9 million, at December 31, 1999 bore interest at rates of 8.1% and 8.5% per annum, respectively. The loans were repaid in June 2000.

     In November 1999, the Company and Smartcom entered into a loan arrangement with a bank. At December 31, 1999, the Company deposited funds with the bank totaling $20.6 million as collateral for borrowings under the credit arrangement. These funds were recorded as restricted cash equivalents in the accompanying consolidated balance sheet. At December 31, 1999, borrowings from the bank totaled $14.1 million, which are not included in the consolidated financial statements due to the three month reporting lag for Smartcom. The borrowings bore interest at the weighted-average rate of 7.01% per annum and were repaid in July 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 6. LONG-TERM DEBT

     Long-term debt is summarized as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
12.5% senior notes, due 2010, effective interest rate of
  15.8%.....................................................  $162,939    $     --
14.5% senior discount notes, face amount of $668.0 million,
  due 2010, effective interest rate of 16.3%................   274,776          --
Vendor financing agreements, weighted average interest rate
  of 10.88%.................................................   378,668      10,421
U. S. government financing..................................    83,140          --
Qualcomm credit agreement, net of facility fee..............        --     187,570
Smartcom payment agreement..................................        --      89,220
Note payable, net of discount...............................        --      16,607
                                                              --------    --------
                                                               899,523     303,818
Less current portion........................................    (1,645)         --
                                                              --------    --------
                                                              $897,878    $303,818
                                                              ========    ========

UNITS OFFERING

     In February 2000, the Company completed an offering of 225,000 senior units, each senior unit consisting of one 12.5% senior note due 2010 ("Senior Note") and one warrant to purchase the Company's common stock, and 668,000 senior discount units, each senior discount unit consisting of one 14.5% senior discount note due 2010 ("Senior Discount Note") and one warrant to purchase the Company's common stock. The total gross proceeds from the sale of the senior units and senior discount units were $225.0 million and $325.1 million, respectively, of which $164.4 million of the total proceeds were allocated to the fair value of the warrants, estimated using the Black-Scholes option pricing model. The warrants are exercisable for an aggregate of 2,829,854 shares of the Company's common stock at an exercise price of $96.80 per share from February 23, 2001 to prior to April 15, 2010.

     Interest on the Senior Notes is payable semi-annually. The Senior Discount Notes begin accruing cash interest on April 15, 2005, with the first semi-annual interest payment due October 15, 2005. Each Senior Discount Note has an initial accreted value of $486.68 and a principal amount at maturity of $1,000. The Company may redeem any of the notes beginning April 15, 2005. The initial redemption price of the Senior Notes is 106.25% of their principal amount plus accrued interest. The initial redemption price of the Senior Discount Notes is 107.25% of their principal amount at maturity plus accrued interest. In addition, before April 15, 2003, the Company may redeem up to 35% of both the Senior Notes and the Senior Discount Notes using proceeds from certain qualified equity offerings at 112.5% of their principal amount and 114.5% of their accreted value, respectively. The notes are guaranteed by Cricket Communications Holdings. The terms of the notes include certain covenants that restrict the Company's ability to, among other things, incur additional indebtedness, create liens, pay dividends, make investments, sell assets and effect a consolidation or merger.

QUALCOMM CREDIT AGREEMENT

     The Company entered into a credit facility with Qualcomm on September 23, 1998 (the "Qualcomm Credit Agreement"). In February 2000, the Company used a portion of the net proceeds from the Units Offering and Equity Offering (see
Note 8) to repay in full $226.7 million outstanding under the Qualcomm Credit Agreement. In connection with the repayment of the Qualcomm Credit Agreement, the related unamortized debt issue costs of $4.4 million were written off and reported as an extraordinary loss in the accompanying consolidated statements of operations.

                       LEAP WIRELESS INTERNATIONAL, INC.

VENDOR FINANCING AGREEMENTS

     Cricket Communications has entered into purchase agreements and credit facilities with each of Lucent Technologies, Inc. ("Lucent"), Nortel Networks, Inc. ("Nortel") and Ericsson Wireless Communications, Inc. ("Ericsson") for the purchase of network infrastructure products and services and the financing of these purchases plus additional working capital. Cricket Communications has agreed to purchase up to $900.0 million of infrastructure products and services from Lucent. The purchase agreement is subject to early termination at Cricket Communications' convenience subject to payments for products and services purchased from Lucent. The Lucent credit facility permits up to $1,350.0 million in total borrowings by Cricket Communications. Lucent is not required to make loans under the facility if the total of the loans held directly or supported by Lucent is an amount greater than $815.0 million. In August 2000, Cricket Communications entered into a three-year supply agreement with Nortel for the purchase of infrastructure products and services, and a related credit facility that permits up to $525.0 million in total borrowings. In October 2000, Cricket Communications entered into a three-year supply agreement with Ericsson for the purchase of up to $330.0 million of infrastructure products and services, and a related credit facility with Ericsson Credit AB that permits up to $495.0 million in total borrowings. Lucent, Nortel and Ericsson have agreed to share collateral and limit total loans by the three vendors to $1,845.0 million.

     Borrowing availability under each credit agreement is generally based on a ratio of the total amount of products and services purchased from the vendor. Each of the credit agreements contains various covenants and conditions typical for loans of this type, including minimum levels of customers and covered potential customers that must increase over time, minimum revenues, limits on annual capital expenditures, dividend restrictions (other than the Nortel agreement) and other financial ratio tests. The obligations under the credit agreements are secured by all of the stock of Cricket Communications, its subsidiaries and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses used in Cricket Communications' business, and all of their respective assets. Borrowings under each of the credit facilities accrue interest at a rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket Communications must pay a commitment fee equal to 1.25% per annum on the unused commitment under the facilities, decreasing to 0.75% per annum. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. At December 31, 2000, $378.7 million was outstanding under the vendor credit agreements at a weighted average interest rate of 10.88%. In addition, at December 31, 2000, the Company had amounts payable to the vendors that will be financed under the vendor credit agreements of $34.0 million, which have been included in other long-term liabilities.

U.S. GOVERNMENT FINANCING

     As part of the consideration for wireless licenses acquired from January to December 2000 and assumed in the acquisition of the assets of Chase Telecommunications Holdings, the Company assumed $93.0 million ($84.5 million, net of discount) of U.S. government financing with the FCC. The terms of the notes include interest rates ranging from 6.25% to 9.75% per annum and quarterly principal and interest payments until maturity through July 2007. The notes were discounted using management's best estimate of the prevailing market interest rate to the Company at the time of purchase of the wireless licenses ranging from 9.75% to 10.75% per annum.

SMARTCOM DEFERRED PAYMENT AND CREDIT AGREEMENTS

     Smartcom entered into a deferred payment agreement with Qualcomm related to Smartcom's purchase of equipment, software and services from Qualcomm. Under the agreement, Qualcomm agreed to defer collection of amounts up to a maximum of $115.7 million, including capitalized interest, until September 2006. In February 2000, Smartcom and Qualcomm entered into a credit agreement related to Smartcom's

                       LEAP WIRELESS INTERNATIONAL, INC.

equipment supply and service agreements with a vendor, which permitted up to $38.5 million in borrowings, including capitalized interest. Also in February 2000, Smartcom and Qualcomm entered into a deferred payment agreement related to Smartcom's purchase of handsets and accessories and test equipment from Qualcomm, under which Qualcomm had agreed to defer collection of amounts up to a maximum of $11.2 million, including capitalized interest. In connection with the sale of Smartcom in June 2000, the Company was released of its obligations under these agreements.

DEBT REPAYMENT SCHEDULE

     The scheduled principal repayments for long-term debt at December 31, 2000 were as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------
2001........................................................  $    1,645
2002........................................................      19,511
2003........................................................      64,299
2004........................................................      85,497
2005........................................................     105,911
Thereafter..................................................     785,050
                                                              ----------
                                                               1,061,913
Less:
  Current portion...........................................      (1,645)
  Unamortized discount......................................    (162,390)
                                                              ----------
          Total.............................................  $  897,878
                                                              ==========

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 7. INCOME TAXES

     Federal, state and foreign components of the Company's income tax provision for the year ended December 31, 2000 were $3.0 million, $0.6 million and $44.0 million, respectively. The components of the Company's deferred tax assets (liabilities) are summarized as follows (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000         1999
                                                              ---------    --------
U.S. deferred tax assets:
  Net operating loss carryforwards..........................  $  34,100    $ 36,939
  Equity in net loss of unconsolidated wireless operating
     company................................................         --      21,312
  Deferred charges..........................................     17,130       5,339
  Credit carryforwards......................................     38,541          --
  Reserves and allowances...................................     34,491       3,820
                                                              ---------    --------
                                                                124,262      67,410
Foreign deferred tax assets:
  Net operating loss carryforwards..........................         --      10,682
  Reserves and allowances...................................         --         210
                                                              ---------    --------
                                                                     --      10,892
                                                              ---------    --------
Gross deferred tax assets...................................    124,262      78,302
Valuation allowance.........................................   (114,109)    (70,377)
U.S. deferred tax liabilities:
  Wireless licenses.........................................     (6,473)         --
  Property and equipment....................................     (6,728)         --
Foreign deferred tax liabilities:
  Intangible assets.........................................         --      (7,925)
                                                              ---------    --------
Net deferred tax liability..................................  $  (3,048)   $     --
                                                              =========    ========

     Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

     The net operating losses generated prior to the Distribution were retained by Qualcomm. At December 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $86.6 million and $64.2 million, which will begin to expire in 2021 and 2006, respectively. The Company also has foreign tax credit carryforwards of approximately $36.6 million, which begin to expire in 2004. Should a substantial change in the Company's ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss and credit carryforwards.

     Deferred tax assets of approximately $17.0 million and $4.8 million at December 31, 2000 and 1999, respectively, resulted from the exercise of employee stock options. When recognized, the tax benefit of these assets will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows (in thousands):

                                                                   PERIOD FROM
                                                                   SEPTEMBER 1,
                                                     YEAR ENDED      1999 TO      YEAR ENDED AUGUST 31,
                                                    DECEMBER 31,   DECEMBER 31,   ---------------------
                                                        2000           1999         1999        1998
                                                    ------------   ------------   ---------   ---------
Amounts computed at statutory federal rate........    $ 16,581       $(26,304)    $(57,615)   $(16,357)
Non-deductible losses of foreign subsidiaries and
  investees.......................................      25,312         17,387       16,649       2,150
State income tax, net of federal benefit..........      (3,758)           563       (5,740)     (1,428)
Foreign income tax benefit........................     (33,272)        (2,844)        (123)         --
Non-deductible expenses...........................      10,196             --           --          --
Other.............................................         940            163          508        (487)
Increase in valuation allowance...................      31,541         11,035       46,321      16,122
                                                      --------       --------     --------    --------
                                                      $ 47,540       $     --     $     --    $     --
                                                      ========       ========     ========    ========

NOTE 8. STOCKHOLDERS' EQUITY

EQUITY OFFERING

     In February 2000, the Company completed a public equity offering of 4,000,000 shares of common stock at a price of $88.00 per share. Net of underwriters' discounts and commissions and offering expenses, the Company received $330.0 million.

COMMON STOCK PURCHASE AGREEMENT

     In December 2000, the Company entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") under which the Company may, at its discretion, sell registered common stock from time to time over the succeeding 28 month period. Under the agreement, the Company may require Acqua Wellington to purchase between $10.0 and $25.0 million of common stock, depending on the market price of its common stock, during one or more 18 trading day periods. In addition, the Company may grant to Acqua Wellington an option to purchase up to an equal amount of common stock during the same 18 trading day period. Acqua Wellington purchases the common stock at a discount to its then current market price, ranging from 4.0% to 5.5%, depending on the Company's market capitalization at the time the Company requires Acqua Wellington to purchase its common stock. A special provision in the agreement (as amended) allowed the first sale of common stock under the agreement to be up to $55.0 million. On January 23, 2001, the Company completed the first sale of its common stock under the agreement, issuing 1,564,336 shares to Acqua Wellington in exchange for $55.0 million in cash.

AUTHORIZED SHARES

     In September 2000, the Company's shareholders approved the amendment of the Company's Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of common stock from 75,000,000 to 300,000,000.

STOCKHOLDER RIGHTS PLAN

     In September 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a "Right") for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect to common stock subsequently issued. Each Right entitles the registered holder to purchase from

                       LEAP WIRELESS INTERNATIONAL, INC.

the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value, at a purchase price of $90 (subject to adjustment). The Rights are exercisable only if a person or group (an "Acquiring Person"), other than Qualcomm with respect to its exercise of the warrants granted to it in connection with the Distribution or acquired by it in connection with the Company's February 2000 units offering, acquires beneficial ownership of 15% or more of the Company's outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person, will have the right (subject to termination) to receive the Company's common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company's option at any time for a price of $.01 per Right. In conjunction with the distribution of the Rights, the Company's Board of Directors designated 75,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At December 31, 2000, no shares of Preferred Stock were outstanding.

     In March 2000, the Company's Board of Directors approved an amendment to the Company's Rights Plan that increased the purchase price from $90 to $350 for each one one-thousandth share of Series A Junior Participating Preferred Stock.

WARRANT

     In connection with the Distribution, the Company issued to Qualcomm a warrant to purchase 5,500,000 shares of its common stock. In March 1999, Qualcomm agreed to reduce the number of shares which may be acquired on exercise to 4,500,000 for consideration of $5.4 million, which was the estimated fair value of the warrant repurchase as determined by an option pricing model. In December 2000, Qualcomm received 1,015,700 shares of the Company's common stock upon exercising portions of the warrant for cash proceeds of $3.4 million and the surrender of rights to purchase 109,300 shares in partial payment of the exercise price. The remaining number of shares which may be acquired upon exercise of the warrant is 3,375,000. This warrant is currently exercisable and remains exercisable until September 2008.

TRUST CONVERTIBLE PREFERRED SECURITIES

     Under the conversion agreement between the Company and Qualcomm, Leap agreed to issue up to 2,271,060 shares of its common stock upon the conversion of the Trust Convertible Preferred Securities of a wholly-owned statutory business trust of Qualcomm. After conversion of the Trust Convertible Preferred Securities, Qualcomm will have some of its debt reduced, but Leap will receive no benefit or other consideration. At December 31, 2000 and 1999, respectively, substantially all of the shares and 1,345,707 shares of the Company's common stock had been issued upon conversion.

NOTE 9. BENEFIT PLANS

EMPLOYEE SAVINGS AND RETIREMENT PLAN

     In September 1998, the Company adopted a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company's contribution expense for the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999 was $139,000, $52,000 and $133,000, respectively.

STOCK OPTION PLANS

     In September 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to the Company to purchase shares of the Company's common stock. A total of 8,000,000 shares of common stock were reserved

                       LEAP WIRELESS INTERNATIONAL, INC.

for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. The Company also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Non-Employee Directors Plan"), under which options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

     In September 2000, the Company's shareholders approved the adoption of the 2000 Stock Option Plan (the "2000 Plan"). A total of 2,250,000 shares of common stock have been reserved for issuance under the 2000 Plan. Terms of the 2000 Plan are comparable to the 1998 Plan.

     A summary of stock option transactions for the 1998 Plan and the 1998 Non-Employee Directors Plan follows (number of shares in thousands):

                                                                      OPTIONS OUTSTANDING
                                                                 -----------------------------
                                            OPTIONS AVAILABLE    NUMBER OF    WEIGHTED AVERAGE
                                                FOR GRANT         SHARES       EXERCISE PRICE
                                            -----------------    ---------    ----------------
Options authorized........................        8,500
Options granted at Distribution...........       (5,542)           5,542           $ 3.73
Options granted after Distribution........       (1,768)           1,768            10.52
Options cancelled.........................          513             (720)            4.03
Options exercised.........................           --             (650)            3.11
                                                 ------            -----
  August 31, 1999.........................        1,703            5,940             5.78
Options granted...........................         (127)             127            36.23
Options cancelled.........................           67              (67)            8.17
Options exercised.........................           --             (303)            7.88
                                                 ------            -----
  December 31, 1999.......................        1,643            5,697             6.56
Options granted...........................       (1,372)           1,372            60.04
Options cancelled.........................          155             (155)            8.23
Options exercised.........................           --             (714)            3.58
                                                 ------            -----
  December 31, 2000.......................          426            6,200           $18.70
                                                 ======            =====

     In June 1999, Cricket Communications Holdings adopted its own 1999 Stock Option Plan (the "1999 Cricket Plan") that allowed the Cricket Communications Holdings Board of Directors to grant options to selected employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date.

     In June 1999, a total of 1,205,000 options to purchase Cricket Communications Holdings common stock were granted to two directors of the Company, exercisable at $1.00 per share with accelerated vesting provisions. In July 1999, all of these options vested and were fully exercised. In addition, 795,000 other options granted in June 1999 at $1.00 per share were exercised in July 1999. Cricket Communications Holdings

                       LEAP WIRELESS INTERNATIONAL, INC.

received promissory notes totaling $0.9 million and cash of $1.1 million as consideration for the issuance of the shares.

     In connection with Leap's purchase of the remaining 5.11% of Cricket Communications Holdings that it did not already own in a subsidiary merger on June 15, 2000 (see Note 3), each outstanding unexpired and unexercised option under the 1999 Cricket Plan was converted into a stock option to purchase 0.315 shares of Leap common stock. The intrinsic value of the Leap replacement options on the date of the transaction was $24.3 million and was recorded as unearned stock-based compensation. Subsequent to June 15, 2000, the 1999 Cricket Plan has been used to grant options in Leap common stock.

     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

                                                                       OPTIONS OUTSTANDING
                                                                   ---------------------------
                                              OPTIONS AVAILABLE    NUMBER OF       AVERAGE
                                                  FOR GRANT         SHARES      EXERCISE PRICE
                                              -----------------    ---------    --------------
Options authorized..........................        7,600
Options granted.............................       (3,335)           3,335          $ 1.16
Options cancelled...........................            2               (2)           1.00
Options exercised...........................           --           (2,000)           1.00
                                                   ------           ------
  August 31, 1999...........................        4,267            1,333            1.41
Options granted.............................         (600)             600            4.53
Options cancelled...........................           21              (21)           3.82
                                                   ------           ------
  December 31, 1999.........................        3,688            1,912            2.35
Options granted.............................         (239)             239            6.00
Options exercised...........................           --             (856)           2.49
                                                   ------           ------
  June 14, 2000.............................        3,449            1,295            2.93
  June 15, 2000, as converted...............        1,086              408            9.30
Options granted.............................       (1,138)           1,138           51.40
Options cancelled...........................           52              (51)          46.16
Options exercised...........................           --               (7)           3.23
                                                   ------           ------
  December 31, 2000.........................           --            1,488          $40.27
                                                   ======           ======

                       LEAP WIRELESS INTERNATIONAL, INC.

     The following table summarizes information about stock options outstanding under the 1998 Plan, the 1998 Non-Employee Directors Plan and the 1999 Cricket Plan at December 31, 2000 (number of shares in thousands):

                        OPTIONS OUTSTANDING
                  -------------------------------
                            WEIGHTED                OPTIONS EXERCISABLE
                             AVERAGE                -------------------
                            REMAINING    WEIGHTED             WEIGHTED
                  NUMBER   CONTRACTUAL   AVERAGE    NUMBER     AVERAGE
                    OF        LIFE       EXERCISE     OF      EXERCISE
EXERCISE PRICES   SHARES   (IN YEARS)     PRICE     SHARES      PRICE
---------------   ------   -----------   --------   -------   ---------
$ 0.78 to $ 3.63  2,191       5.50        $ 2.85     1,508      $2.73
$ 3.64 to $ 5.04  1,382       6.58          4.49       671       4.37
$ 5.05 to $12.70    670       7.34          6.38       244       5.74
$12.71 to $19.26    786       8.60         18.93       132      19.02
$19.27 to $28.91    214       9.04         22.02        26      19.80
$28.92 to $43.36    207       9.87         33.95        --         --
$43.37 to $65.04  2,031       9.54         57.70        24       53.9
$65.05 to $92.50    207       9.58         74.00        --         --
                  -----                              -----
                  7,688       7.57        $22.87     2,605      $4.91
                  =====                              =====

EMPLOYEE STOCK PURCHASE PLAN

     In September 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 ESP Plan") for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock were reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. For the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, a total of 24,613, 17,366 and 63,779 shares were issued under the 1998 ESP Plan at a weighted average price of $35.64, $15.51 and $3.83 per share, respectively. At December 31, 2000, 94,242 shares were available for future issuance.

EXECUTIVE RETIREMENT PLAN

     In September 1998, the Company adopted a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorized up to 100,000 shares of common stock to be allocated to participants. For the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, 6,107, 3,953 and 8,718 shares, respectively, were allocated under the plan and the Company's matching contribution amounted to $625,000, $162,000 and $86,000, respectively. At December 31, 2000, 81,222 shares were available for future allocation.

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, the Company established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company's common stock on the bonus

                       LEAP WIRELESS INTERNATIONAL, INC.

payday. Share units represent the right to receive shares of the Company's common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participants' accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. For the year ended December 31, 2000, 4,710 shares were issued under the Executive Officer Deferred Stock Plan. At December 31, 2000, 20,290 shares were available for future issuance.

PRO FORMA INFORMATION

     For purposes of pro forma disclosures, the fair value of options granted has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                                 PERIOD FROM
                                                                 SEPTEMBER 1,
                                                  YEAR ENDED       1999 TO       YEAR ENDED
                                                 DECEMBER 31,    DECEMBER 31,    AUGUST 31,
                                                     2000            1999           1999
                                                 ------------    ------------    ----------
Risk-free interest rate:
  1998 Stock Option Plan.......................      6.01%           6.55%           5.0%
  1999 Cricket Plan............................      5.85%           6.55%           5.0%
  1998 ESP Plan................................      6.31%           5.74%           4.5%
Volatility:
  1998 Stock Option Plan.......................      60.0%           50.0%          50.0%
  1999 Cricket Plan............................      60.0%            0.0%           0.0%
  1998 ESP Plan................................     105.0%           55.0%          55.0%
Dividend yield (all plans).....................       0.0%            0.0%           0.0%
Expected life (years):
  1998 Stock Option Plan.......................       5.0             6.0            6.0
  1999 Cricket Plan............................       5.0             6.0            6.0
  1998 ESP Plan................................       0.5             0.5            0.5

     The weighted average estimated grant date fair values of stock options were as follows:

                                                                 PERIOD FROM
                                                                 SEPTEMBER 1,
                                                  YEAR ENDED       1999 TO       YEAR ENDED
                                                 DECEMBER 31,    DECEMBER 31,    AUGUST 31,
                                                     2000            1999           1999
                                                 ------------    ------------    ----------
1998 Stock Option Plan.........................     $33.53          $20.35         $1.57
1999 Cricket Plan (grants prior to merger).....     $ 2.99          $ 1.42         $0.12
1999 Cricket Plan (grants subsequent to
  merger)......................................     $28.31          $   --         $  --
1998 ESP Plan..................................     $35.64          $ 3.46         $2.37

                       LEAP WIRELESS INTERNATIONAL, INC.

     The Company's pro forma information is as follows (in thousands, except per share data):

                                                                    PERIOD FROM
                                                                    SEPTEMBER 1,
                                                      YEAR ENDED      1999 TO      YEAR ENDED
                                                     DECEMBER 31,   DECEMBER 31,   AUGUST 31,
                                                         2000           1999          1999
                                                     ------------   ------------   ----------
Net loss:
  As reported......................................    $  (168)       $(75,846)    $(164,613)
  Pro forma........................................    $(8,929)       $(76,815)    $(171,415)
Diluted net loss per common share:
  As reported......................................    $ (0.01)       $  (4.01)    $   (9.19)
  Pro forma........................................    $ (0.27)       $  (4.06)    $   (9.57)

NOTE 10. COMMITMENTS AND CONTINGENCIES

     In May 1999, Pegaso entered into a loan agreement with several banks with credit support from Qualcomm. The Company guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100.0 million. In connection with the guarantee, the Company has received an option to subscribe for and purchase limited voting series "N" treasury shares of Pegaso. The number of shares that may be purchased by the Company under the option will be calculated as a proportion of the number of options granted to the lenders to provide a total internal rate of return of 20% to the lenders on the average outstanding balance of the bridge loan, subject to a maximum of 418,518 shares of series "N" treasury shares issuable to Leap. The options have an exercise price of $0.01 per share and expire 10 years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full. At December 31, 2000, the maximum amount of the loan had been increased to approximately $300.0 million although the amount of the Company's guarantee was not increased.

     The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and rental of sites for towers and antennas required for the operation of its wireless networks in the United States. Future minimum rental payments required for all non-cancelable operating leases at December 31, 2000 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
------------------------------------------------------------
2001........................................................    $16,868
2002........................................................     17,242
2003........................................................     17,183
2004........................................................     16,905
2005........................................................     12,250
Thereafter..................................................     18,671
                                                                -------
          Total.............................................    $99,119
                                                                =======

     Rent expense totaled $5.5 million, $0.9 million and $1.2 million for the year ended December 31, 2000, the period from September 1, 1999 to December 31, 1999 and the year ended August 31, 1999, respectively. No rent expense was incurred by the Company prior to the Distribution.

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 11. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable.................................  $     --    $  3,455
  Allowance for doubtful accounts...........................        --        (713)
                                                              --------    --------
                                                              $     --    $  2,742
                                                              ========    ========
Other current assets:
  Recoverable taxes.........................................  $     --    $  6,592
  Other.....................................................    12,746       8,819
                                                              --------    --------
                                                              $ 12,746    $ 15,411
                                                              ========    ========
Property and equipment, net:
  Land......................................................  $     --    $    302
  Buildings and infrastructure..............................   217,793     103,882
  Computer equipment and other..............................    21,597      24,962
  Construction-in-progress..................................   202,859          --
                                                              --------    --------
                                                               442,249     129,146
  Accumulated depreciation and amortization.................   (12,056)    (16,087)
                                                              --------    --------
                                                              $430,193    $113,059
                                                              ========    ========
Deposits and other assets:
  Deposits for wireless licenses............................  $ 91,772    $     --
  Other.....................................................    30,679       3,212
                                                              --------    --------
                                                              $122,451    $  3,212
                                                              ========    ========
Accounts payable and accrued liabilities:
  Trade accounts payable....................................  $ 12,678    $  4,167
  Accrued payroll and related benefits......................     9,750       4,827
  Accrued loss on handset purchase commitment...............        --       5,074
  Other accrued liabilities.................................    36,307       5,029
                                                              --------    --------
                                                              $ 58,735    $ 19,097
                                                              ========    ========
Other current liabilities:
  Income taxes payable......................................  $ 39,214    $     --
  Book overdraft............................................    13,386          --
  Interest payable..........................................     6,922          --
  Other.....................................................     6,168          --
                                                              --------    --------
                                                              $ 65,690    $     --
                                                              ========    ========

                       LEAP WIRELESS INTERNATIONAL, INC.

  SUPPLEMENTARY CASH FLOW INFORMATION (IN THOUSANDS):

                                                                 PERIOD FROM
                                               YEAR ENDED     SEPTEMBER 1, 1999    YEAR ENDED AUGUST 31,
                                              DECEMBER 31,     TO DECEMBER 31,     ----------------------
                                                  2000              1999              1999         1998
                                              ------------    -----------------    -----------    -------
Supplementary disclosure of cash flow
  information:
  Cash paid for interest....................   $  36,964           $   --           $     --       $ --
  Cash paid for income taxes................   $   3,705           $   --           $     --       $ --
Supplementary disclosure of non-cash
  investing and financing activities:
  Loans to unconsolidated wireless operating
     companies converted to equity
     investment.............................   $      --           $   --           $ 50,196       $ --
  Long-term financing to purchase
     equipment..............................     457,960               --              8,791         --
  Long-term financing to purchase wireless
     licenses...............................      12,410               --                 --         --
  Facility fee due on long-term debt........       1,800               --              5,300         --
  Repurchase of warrant.....................          --               --              5,355         --
  Issuance of common stock to purchase
     wireless licenses......................      26,734               --                 --         --
  Issuance of common stock to purchase
     minority interest in subsidiary........      45,961               --                 --         --
  Effect of change in foreign company
     reporting lag on investment in
     unconsolidated wireless operating
     company................................          --            2,913                 --         --
  Long-term financing for loans to
     unconsolidated wireless operating
     company................................      10,338            8,562                 --         --
  Issuance of notes receivable for sale of
     Smartcom...............................     143,173               --                 --         --
Supplementary disclosure of cash used for
  acquisitions:
  Total purchase price......................     159,044               --             43,699        564
  Warrant issued for subsidiary company
     common stock...........................     (15,353)              --                 --         --
  Notes payable issued, net of discount.....        (750)              --            (15,699)        --
  Liabilities assumed at present value......    (132,166)              --                 --         --
  Cash acquired.............................      (4,973)              --             (1,058)        --
                                               ---------           ------           --------       ----
  Cash used for acquisitions................   $   5,802           $   --           $ 26,942       $564
                                               =========           ======           ========       ====

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 12. COMPARATIVE FINANCIAL INFORMATION

     The following is summarized results of operations and cash flows information for the periods from September 1, 1999 to December 31, 1999 and from September 1, 1998 to December 31, 1998 (unaudited) (in thousands):

                                                         PERIOD FROM          PERIOD FROM
                                                      SEPTEMBER 1, 1999    SEPTEMBER 1, 1998
                                                       TO DECEMBER 31,      TO DECEMBER 31,
                                                            1999                 1998
                                                      -----------------    -----------------
                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION:
  Operating revenues................................      $  6,772             $     --
  Operating expenses................................       (36,439)              (5,502)
                                                          --------             --------
     Operating loss.................................       (29,667)              (5,502)
  Equity in net loss of unconsolidated wireless
     operating companies............................       (23,077)             (19,908)
  Other income (expense), net.......................       (23,102)                (697)
                                                          --------             --------
     Net loss.......................................      $(75,846)            $(26,107)
                                                          ========             ========
  Basic and diluted net loss per common share.......      $  (4.01)            $  (1.48)
                                                          ========             ========
CASH FLOWS INFORMATION:
Operating activities:
  Net loss..........................................      $(75,846)            $(26,107)
  Equity in net loss of unconsolidated wireless
     operating companies............................        23,077               19,908
  Other.............................................        21,199               (7,318)
                                                          --------             --------
       Net cash used in operating activities........       (31,570)             (13,517)
                                                          --------             --------
Investing activities:
  Investments in and loans to unconsolidated
     wireless operating companies...................        (2,744)             (86,791)
  Restricted cash equivalents.......................       (20,500)                  --
  Other.............................................        (4,568)              (3,399)
                                                          --------             --------
       Net cash used in investing activities........       (27,812)             (90,190)
                                                          --------             --------
Financing activities:
  Proceeds from long-term debt......................        61,650               23,315
  Former parent company's investment................            --               95,268
  Other.............................................         1,721                  104
                                                          --------             --------
       Net cash provided by financing activities....        63,371              118,687
                                                          --------             --------
  Effect of exchange rate changes on cash and cash
     equivalents....................................         7,210                   --
  Effect of change in foreign company reporting lag
     on cash and cash equivalents...................         6,695                   --
                                                          --------             --------
       Net increase in cash and cash equivalents....      $ 17,894             $ 14,980
                                                          ========             ========

NOTE 13. SEGMENT DATA

     The Company's current reportable segments are countries in which it manages, supports, operates and participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region presents different marketing strategies and operational issues, as well as

                       LEAP WIRELESS INTERNATIONAL, INC.

distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of its consolidated and unconsolidated U.S. subsidiaries and Pegaso in Mexico. As a result of the sale of Smartcom, segment data has been restated for all periods presented to exclude Smartcom.

     Summary information by segment is as follows (in thousands):

                                                                       AS OF
                                                                    DECEMBER 31,
                                                                  1999 AND FOR THE
                                                                    PERIOD FROM
                                              AS OF AND FOR THE     SEPTEMBER 1,     AS OF AND FOR THE YEAR
                                                 YEAR ENDED           1999 TO           ENDED AUGUST 31,
                                                DECEMBER 31,          DECEMBER       ----------------------
                                                    2000                1999            1999        1998
                                              -----------------   ----------------   ----------   ---------
UNITED STATES:
Revenues....................................     $   31,643           $  3,142       $   3,337    $     22
Operating loss..............................       (105,669)           (22,951)        (22,414)    (20,017)
Depreciation and amortization...............        (19,177)           (13,863)         (2,033)       (120)
Capital expenditures........................       (422,226)           (15,691)         (6,177)    (12,852)
Purchase of wireless licenses...............       (184,452)                --         (18,920)         --
          Total assets......................      1,157,175            113,205         109,437      88,991
MEXICO:
Revenues....................................         77,938              1,813           1,203          --
Operating loss..............................       (227,090)           (47,169)        (68,847)     (5,350)
Depreciation and amortization...............        (39,976)            (3,337)         (2,320)         --
Capital expenditures........................       (171,536)           (36,279)         (8,315)       (822)
Purchase of wireless licenses...............             --                 --        (175,864)    (57,666)
          Total assets......................        785,379            514,918         551,098      71,760

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the Company's segment revenues, operating expenses, depreciation and amortization and total assets to the corresponding consolidated amounts is as follows (in thousands):

                                                               AS OF DECEMBER 31,
                                                                1999 AND FOR THE
                                           AS OF AND FOR THE      PERIOD FROM       AS OF AND FOR THE YEAR
                                              YEAR ENDED       SEPTEMBER 1, 1999       ENDED AUGUST 31,
                                             DECEMBER 31,       TO DECEMBER 31,     -----------------------
                                                 2000                 1999             1999         1998
                                           -----------------   ------------------   ----------   ----------
Segment revenues.........................     $  109,581           $   4,955        $   4,540    $      22
Revenues of unconsolidated wireless
  operating companies....................        (80,909)             (4,955)          (8,190)         (22)
Smartcom.................................         21,645               6,644            7,444           --
Other unallocable revenues...............             --                 128              113           --
                                              ----------           ---------        ---------    ---------
  Consolidated revenues..................     $   50,317           $   6,772        $   3,907    $      --
                                              ==========           =========        =========    =========
Segment operating losses.................     $ (332,759)          $ (70,120)       $ (91,261)   $ (25,367)
Operating losses of unconsolidated
  wireless operating companies...........        237,420              65,850          125,176       21,224
Smartcom.................................        (38,137)            (20,096)         (27,479)      (4,380)
Discontinued foreign ventures............             --                  --          (23,648)      (6,073)
Corporate and eliminations...............        (33,823)             (5,301)         (17,260)      (9,292)
                                              ----------           ---------        ---------    ---------
  Consolidated operating loss............     $ (167,299)          $ (29,667)       $ (34,472)   $ (23,888)
                                              ==========           =========        =========    =========
Segment depreciation and amortization....     $  (59,153)          $ (17,200)       $  (4,353)   $    (120)
Depreciation and amortization of
  unconsolidated wireless operating
  companies..............................         45,119              17,200           28,124          180
Smartcom.................................        (10,017)             (6,714)          (9,409)         (60)
Discontinued foreign ventures............             --                  --          (19,623)          --
Corporate depreciation and
  amortization...........................           (512)               (212)            (563)          --
                                              ----------           ---------        ---------    ---------
  Consolidated depreciation and
     amortization........................     $  (24,563)          $  (6,926)       $  (5,824)   $      --
                                              ==========           =========        =========    =========
Segment total assets.....................     $1,942,554           $ 628,123        $ 660,535    $ 160,751
Total assets of unconsolidated wireless
  operating companies....................       (785,379)           (612,266)        (717,664)    (285,365)
Investments in and loans receivable from
  unconsolidated wireless operating
  companies..............................         34,691              85,878           94,429      150,914
Smartcom.................................             --             190,297          186,645      124,614
Discontinued foreign ventures............             --                  --           77,926           --
Corporate assets.........................        455,541              68,733           33,460        6,838
                                              ----------           ---------        ---------    ---------
  Consolidated total assets..............     $1,647,407           $ 360,765        $ 335,331    $ 157,752
                                              ==========           =========        =========    =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     Revenues and long-lived assets related to operations in the United States and other countries are as follows (in thousands):

                                                                         AS OF
                                                                     DECEMBER 31,
                                                                     1999 AND FOR
                                                                      THE PERIOD
                                                                         FROM          AS OF AND FOR THE
                                                AS OF AND FOR THE    SEPTEMBER 1,         YEAR ENDED
                                                   YEAR ENDED           1999 TO          DECEMBER 31,
                                                  DECEMBER 31,       DECEMBER 31,     -------------------
                                                      2000               1999           1999       1998
                                                -----------------   ---------------   --------   --------
REVENUES:
United States.................................      $ 28,672           $     --       $     --   $     --
Other countries...............................        21,645              6,772          3,907         --
                                                    --------           --------       --------   --------
          Total consolidated revenues.........      $ 50,317           $  6,772       $  3,907   $     --
                                                    ========           ========       ========   ========
LONG-LIVED ASSETS:
United States.................................      $734,782           $ 33,147       $ 23,599   $     --
Other countries...............................        34,691            240,477        264,369    104,557
                                                    --------           --------       --------   --------
          Total consolidated long-lived
            assets............................      $769,473           $273,624       $287,968   $104,557
                                                    ========           ========       ========   ========

NOTE 14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Summarized quarterly data for the years ended December 31, 2000 and August 31, 1999 is as follows (in thousands, except per share data):

                                                              YEAR ENDED DECEMBER 31, 2000
                                                       ------------------------------------------
                                                          Q1         Q2         Q3         Q4
                                                       --------   --------   --------   ---------
Revenues(1)..........................................  $  9,991   $ 18,524   $  7,540   $  14,262
Gross loss(2)........................................    (6,040)      (177)    (2,849)    (16,321)
Income (loss) before extraordinary items.............   (72,403)   234,575    (54,072)   (103,531)
Net income (loss)....................................   (76,825)   234,260    (54,072)   (103,531)

Basic net income (loss) per common share:
  Income (loss) before extraordinary items...........  $  (3.23)  $   9.18   $  (2.04)  $   (3.82)
  Extraordinary loss.................................     (0.20)     (0.01)        --          --
                                                       --------   --------   --------   ---------
     Net income (loss)...............................  $  (3.43)  $   9.17   $  (2.04)  $   (3.82)
                                                       ========   ========   ========   =========
Diluted net income (loss) per common share:
  Income (loss) before extraordinary items...........  $  (3.23)  $   7.21   $  (2.04)  $   (3.82)
  Extraordinary loss.................................     (0.20)     (0.01)        --          --
                                                       --------   --------   --------   ---------
     Net income (loss)...............................  $  (3.43)  $   7.20   $  (2.04)  $   (3.82)
                                                       ========   ========   ========   =========

                                                               YEAR ENDED AUGUST 31, 1999
                                                       ------------------------------------------
                                                          Q1         Q2         Q3         Q4
                                                       --------   --------   --------   ---------
Revenues.............................................  $     --   $     --   $     --   $   3,907
Gross profit(2)......................................        --         --         --          97
Net loss.............................................   (20,982)   (23,063)   (46,809)    (73,759)
Basic and diluted net loss per common share..........  $  (1.19)  $  (1.30)  $  (2.61)  $   (4.04)

---------------
(1) The decrease in revenues from the second quarter to the third quarter of the year ended December 31, 2000 was due to the Company's sale of Smartcom in June 2000.

(2) Gross loss is calculated by subtracting cost of service and cost of equipment from total revenues.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 15. SUBSEQUENT EVENT

QUALCOMM TERM LOAN

     In January 2001, the Company entered into a loan agreement with Qualcomm under which Qualcomm will loan to the Company approximately $125.0 million to finance the acquisition of wireless licenses in the FCC's broadband PCS auction completed in January 2001. Qualcomm has agreed to fund borrowings under the agreement by the transfer to the Company of an FCC auction discount voucher, or, at Qualcomm's option, cash. Under the terms of the agreement, the Company must repay the outstanding principal and accrued interest to Qualcomm in a single payment no later than five years after the date of the initial borrowing. The loan is subject to mandatory prepayments in certain circumstances, including as a result of the Company receiving net cash proceeds in excess of $400.0 million from issuances of debt or equity securities by the Company (other than certain excluded issuances such as equipment vendor financing, and sales under the Acqua Wellington common stock purchase agreement which are used to acquire wireless licenses). The loan bears interest at a variable rate, depending on the collateral the Company provides. The Company expects this rate to be at LIBOR plus 7.5%. As security for the loan, the Company agreed to pledge in favor of Qualcomm the stock of subsidiaries holding licenses acquired in the January 2001 FCC auction with an aggregate purchase price of at least 150% of the outstanding principal amount of the loan. The loan is subject to the same covenants that are contained in the Indenture for the Senior Notes and Senior Discount Notes issued in the Units Offering, and other customary covenants and conditions.

NOTE 16. SUBSIDIARY GUARANTEE

     The Company's Senior Notes and Senior Discount Notes are guaranteed by Cricket Communications Holdings. Because Cricket Communications Holdings is wholly-owned by the Company and the guarantee provided by Cricket Communications Holdings is full and unconditional, full financial statements of Cricket Communications Holdings are not required to be issued. Condensed consolidating financial information of Leap, Cricket Communications Holdings and non-guarantor subsidiaries of Leap as of December 31, 2000 and 1999, for the year ended December 31, 2000, for the period from September 1, 1999 to December 31, 1999 and for the years ended August 31, 1999 and 1998 is presented below. The subsidiaries of Cricket Communications Holdings are not guarantors of the Senior Notes and Senior Discount Notes and are therefore reflected as investments accounted for under the equity method of accounting in the Cricket Communications Holdings financial information.

                       LEAP WIRELESS INTERNATIONAL, INC.

     BALANCE SHEET INFORMATION AS OF DECEMBER 31, 2000 (IN THOUSANDS):

                                                  CRICKET
                                               COMMUNICATIONS   NON-GUARANTOR
                                     LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                  ----------   --------------   -------------   ------------   ------------
ASSETS
Cash and cash equivalents.......  $  106,504     $      --       $  232,374     $        --     $  338,878
Restricted cash equivalents and
  short-term investments........      13,575            --               --              --         13,575
Short-term investments..........      16,237            --          182,869              --        199,106
Inventories.....................          --            --            9,032              --          9,032
Notes receivable, net...........          --            --          138,907              --        138,907
Other current assets............       1,631            --           11,115              --         12,746
                                  ----------     ---------       ----------     -----------     ----------
          Total current
            assets..............     137,947            --          574,297              --        712,244
Property and equipment, net.....       5,763            --          424,430              --        430,193
Investments in subsidiaries and
  unconsolidated wireless
  operating companies...........     705,455       352,364           34,691      (1,057,819)        34,691
Wireless licenses, net..........      25,107            --          240,528              --        265,635
Goodwill and other intangible
  assets, net...................       3,800            --           61,162         (34,665)        30,297
Restricted investments..........      51,896            --               --              --         51,896
Deposits and other assets.......     114,040            --            8,411              --        122,451
                                  ----------     ---------       ----------     -----------     ----------
          Total assets..........  $1,044,008     $ 352,364       $1,343,519     $(1,092,484)    $1,647,407
                                  ==========     =========       ==========     ===========     ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable and accrued
  liabilities...................  $    8,618     $      --       $   57,150     $    (7,033)    $   58,735
Other current liabilities.......      12,319            --           53,371              --         65,690
                                  ----------     ---------       ----------     -----------     ----------
          Total current
            liabilities.........      20,937            --          110,521          (7,033)       124,425
Long-term debt..................     438,143            --          459,735              --        897,878
Other long-term liabilities.....       1,670            --           40,176              --         41,846
                                  ----------     ---------       ----------     -----------     ----------
          Total liabilities.....     460,750            --          610,432          (7,033)     1,064,149
                                  ----------     ---------       ----------     -----------     ----------
Stockholders' Equity:
  Common stock..................           3            --               --              --              3
  Additional paid-in capital....     893,401       539,578          788,898      (1,328,476)       893,401
  Unearned stock-based
     compensation...............     (10,019)           --               --              --        (10,019)
  Accumulated deficit...........    (302,898)     (187,214)         (58,524)        245,738       (302,898)
  Accumulated other
     comprehensive income.......       2,771            --            2,713          (2,713)         2,771
                                  ----------     ---------       ----------     -----------     ----------
          Total stockholders'
            equity..............     583,258       352,364          733,087      (1,085,451)       583,258
                                  ----------     ---------       ----------     -----------     ----------
          Total liabilities and
            stockholders'
            equity..............  $1,044,008     $ 352,364       $1,343,519     $(1,092,484)    $1,647,407
                                  ==========     =========       ==========     ===========     ==========

                       LEAP WIRELESS INTERNATIONAL, INC.

     BALANCE SHEET INFORMATION AS OF DECEMBER 31, 1999 (IN THOUSANDS):

                                                   CRICKET
                                                COMMUNICATIONS   NON-GUARANTOR
                                      LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    ---------   --------------   -------------   ------------   ------------
ASSETS
Cash and cash equivalents.........  $  35,713      $     --        $   8,396      $      --      $  44,109
Restricted cash equivalents.......     20,550            --               --             --         20,550
Accounts receivable, net..........        717            --            2,025             --          2,742
Inventories.......................         --            --            4,329             --          4,329
Other current assets..............      2,967            --           12,444             --         15,411
                                    ---------      --------        ---------      ---------      ---------
          Total current assets....     59,947            --           27,194             --         87,141
Property and equipment, net.......      2,467            --          110,592             --        113,059
Investments in and loans
  receivable from subsidiaries and
  unconsolidated wireless
  operating companies.............    118,506        (7,414)          85,878       (111,092)        85,878
Wireless licenses, net............     18,920            --           37,564             --         56,484
Goodwill and other intangible
  assets, net.....................         --            --           14,991             --         14,991
Deposits and other assets.........      2,496                            716             --          3,212
                                    ---------      --------        ---------      ---------      ---------
          Total assets............  $ 202,336      $ (7,414)       $ 276,935      $(111,092)     $ 360,765
                                    =========      ========        =========      =========      =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable and accrued
  liabilities.....................  $   3,810      $     --        $  22,970      $  (7,683)     $  19,097
Loans payable to banks............         --            --           17,683             --         17,683
                                    ---------      --------        ---------      ---------      ---------
          Total current
            liabilities...........      3,810            --           40,653         (7,683)        36,780
Long-term debt....................    187,570            --          132,988        (16,740)       303,818
Other long-term liabilities.......         64            --            9,211             --          9,275
                                    ---------      --------        ---------      ---------      ---------
          Total liabilities.......    191,444            --          182,852        (24,423)       349,873
                                    ---------      --------        ---------      ---------      ---------
Stockholders' Equity:
  Common stock....................          2             6               --             (6)             2
  Additional paid-in capital......    292,933       125,839          265,656       (391,495)       292,933
  Notes receivable from
     stockholders.................         --       (55,304)              --         55,304             --
  Accumulated deficit.............   (277,720)      (77,955)        (167,250)       245,205       (277,720)
  Accumulated other comprehensive
     loss.........................     (4,323)           --           (4,323)         4,323         (4,323)
                                    ---------      --------        ---------      ---------      ---------
          Total stockholders'
            equity................     10,892        (7,414)          94,083        (86,669)        10,892
                                    ---------      --------        ---------      ---------      ---------
          Total liabilities and
            stockholders'
            equity................  $ 202,336      $ (7,414)       $ 276,935      $(111,092)     $ 360,765
                                    =========      ========        =========      =========      =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     STATEMENT OF OPERATIONS INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2000 (IN THOUSANDS):

                                            CRICKET
                                         COMMUNICATIONS    NON-GUARANTOR
                              LEAP          HOLDINGS       SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                            ---------    --------------    -------------    ------------    ------------
Revenues:
  Service revenues........  $      --      $      --         $  40,599        $    --        $  40,599
  Equipment revenues......         --             --             9,718             --            9,718
                            ---------      ---------         ---------        -------        ---------
          Total
            revenues......         --             --            50,317             --           50,317
                            ---------      ---------         ---------        -------        ---------
Operating expenses:
  Cost of service.........         --             --           (22,111)         1,290          (20,821)
  Cost of equipment.......         --             --           (54,883)            --          (54,883)
  Selling, general and
     administrative
     expenses.............    (35,233)            --           (82,116)            --         (117,349)
  Depreciation and
     amortization.........       (815)            --           (23,748)            --          (24,563)
                            ---------      ---------         ---------        -------        ---------
          Total operating
            expenses......    (36,048)            --          (182,858)         1,290         (217,616)
                            ---------      ---------         ---------        -------        ---------
  Operating loss..........    (36,048)            --          (132,541)         1,290         (167,299)
Equity in net income
  (loss) of subsidiaries
  and unconsolidated
  wireless operating
  companies...............    110,229       (110,762)          (78,624)           533          (78,624)
Interest income...........     23,490          1,503            23,484             --           48,477
Interest expense..........    (81,622)            --           (30,736)            --         (112,358)
Foreign currency
  transaction gains,
  net.....................        361             --            13,605             --           13,966
Gain on sale of wholly-
  owned subsidiary........     (4,484)            --           317,916             --          313,432
Gain on issuance of stock
  by unconsolidated
  wireless operating
  company.................         --             --            32,602             --           32,602
Other income, net.........      2,021             --             1,182         (1,290)           1,913
                            ---------      ---------         ---------        -------        ---------
Income (loss) before
  income taxes and
  extraordinary items.....     13,947       (109,259)          146,888            533           52,109
Income taxes..............     (9,693)            --           (37,847)            --          (47,540)
                            ---------      ---------         ---------        -------        ---------
Income (loss) before
  extraordinary items.....      4,254       (109,259)          109,041            533            4,569
Extraordinary loss on
  early extinguishment of
  debt....................     (4,422)            --              (315)            --           (4,737)
                            ---------      ---------         ---------        -------        ---------
          Net
          income (loss)...  $    (168)     $(109,259)        $ 108,726        $   533        $    (168)
                            =========      =========         =========        =======        =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     STATEMENT OF OPERATIONS INFORMATION FOR THE PERIOD FROM SEPTEMBER 1, 1999 TO DECEMBER 31, 1999 (IN THOUSANDS):

                                                   CRICKET
                                                COMMUNICATIONS   NON-GUARANTOR
                                       LEAP        HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                     --------   --------------   -------------   ------------   ------------
Revenues:
  Service revenues.................  $     --      $     --        $  6,733        $    --        $  6,733
  Equipment revenues...............        --            --              39             --              39
                                     --------      --------        --------        -------        --------
          Total revenues...........        --            --           6,772             --           6,772
                                     --------      --------        --------        -------        --------
Operating expenses:
  Cost of service..................        --            --          (2,409)            --          (2,409)
  Cost of equipment................        --            --          (7,760)            --          (7,760)
  Selling, general and
     administrative expenses.......    (4,883)           --         (14,461)            --         (19,344)
  Depreciation and amortization....      (212)           --          (6,714)            --          (6,926)
                                     --------      --------        --------        -------        --------
          Total operating
            expenses...............    (5,095)           --         (31,344)            --         (36,439)
                                     --------      --------        --------        -------        --------
  Operating loss...................    (5,095)           --         (24,572)            --         (29,667)
Equity in net loss of subsidiaries
  and unconsolidated wireless
  operating companies..............   (62,351)      (15,822)        (23,077)        78,173         (23,077)
Interest income....................     1,022            --            (258)            --             764
Interest expense...................    (6,196)           --          (6,087)            --         (12,283)
Foreign currency transaction
  losses, net......................        --            --          (8,247)            --          (8,247)
Other expense, net.................    (3,226)           --            (110)            --          (3,336)
                                     --------      --------        --------        -------        --------
          Net loss.................  $(75,846)     $(15,822)       $(62,351)       $78,173        $(75,846)
                                     ========      ========        ========        =======        ========

                       LEAP WIRELESS INTERNATIONAL, INC.

     STATEMENT OF OPERATIONS INFORMATION FOR THE YEAR ENDED AUGUST 31, 1999 (IN THOUSANDS):

                                                   CRICKET
                                                COMMUNICATIONS   NON-GUARANTOR
                                      LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    ---------   --------------   -------------   ------------   ------------
Revenues:
  Service revenues................  $      --      $     --        $   3,619       $     --      $   3,619
  Equipment revenues..............         --            --              288             --            288
                                    ---------      --------        ---------       --------      ---------
          Total revenues..........         --            --            3,907             --          3,907
                                    ---------      --------        ---------       --------      ---------
Operating expenses:
  Cost of service.................         --            --           (1,355)            --         (1,355)
  Cost of equipment...............         --            --           (2,455)            --         (2,455)
  Selling, general and
     administrative expenses......    (17,004)           --          (11,741)            --        (28,745)
  Depreciation and amortization...       (563)           --           (5,261)            --         (5,824)
                                    ---------      --------        ---------       --------      ---------
          Total operating
            expenses..............    (17,567)           --          (20,812)            --        (38,379)
                                    ---------      --------        ---------       --------      ---------
  Operating loss..................    (17,567)           --          (16,905)            --        (34,472)
Equity in net loss of and
  write-down of investments in and
  loan receivable from
  subsidiaries and unconsolidated
  wireless operating companies....   (150,897)      (37,436)       $(127,542)       188,333       (127,542)
Interest income...................        960            --            1,545             --          2,505
Interest expense..................     (6,102)           --           (4,254)            --        (10,356)
Foreign currency transaction
  losses, net.....................         --            --           (7,211)            --         (7,211)
Gain on sale of wholly-owned
  subsidiary......................      9,097            --               --             --          9,097
Gain on issuance of stock by
  unconsolidated wireless
  operating company...............         --            --            3,609             --          3,609
Other expense, net................       (104)           --             (139)            --           (243)
                                    ---------      --------        ---------       --------      ---------
          Net loss................  $(164,613)     $(37,436)       $(150,897)      $188,333      $(164,613)
                                    =========      ========        =========       ========      =========

     STATEMENT OF OPERATIONS INFORMATION FOR THE YEAR ENDED AUGUST 31, 1998 (IN THOUSANDS):

                                                   CRICKET
                                                COMMUNICATIONS   NON-GUARANTOR
                                      LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    ---------   --------------   -------------   ------------   ------------
Operating expenses:
  Selling, general and
     administrative expenses......  $  (9,292)     $     --        $ (14,596)      $     --      $ (23,888)
                                    ---------      --------        ---------       --------      ---------
  Operating loss..................     (9,292)           --          (14,596)            --        (23,888)
Equity in net loss of subsidiaries
  and unconsolidated wireless
  operating companies.............    (38,284)      (20,697)         (23,118)        58,981        (23,118)
Interest income...................        843            --               --           (570)           273
                                    ---------      --------        ---------       --------      ---------
          Net loss................  $ (46,733)     $(20,697)       $ (37,714)      $ 58,411      $ (46,733)
                                    =========      ========        =========       ========      =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     CASH FLOW INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2000 (IN THOUSANDS):

                                               CRICKET
                                            COMMUNICATIONS    NON-GUARANTOR
                                 LEAP          HOLDINGS       SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                               ---------    --------------    -------------    ------------    ------------
Operating activities:
         Net cash provided by
            (used in)
            operating
            activities.......  $(128,328)     $   1,503         $ (49,317)      $   9,765       $(166,377)
                               ---------      ---------         ---------       ---------       ---------
Investing activities:
  Purchase of property and
    equipment................     (1,944)            --           (70,301)             --         (72,245)
  Investments in and loans to
    subsidiaries and
    unconsolidated wireless
    operating companies......   (400,536)      (370,161)          (11,033)        763,197         (18,533)
  Acquisitions, net of cash
    acquired.................     (4,475)            --            (1,327)             --          (5,802)
  Purchase of wireless
    licenses.................    (14,934)            --           (79,219)             --         (94,153)
  Net proceeds from disposal
    of subsidiaries..........      4,311             --           210,144              --         214,455
  Purchase of investments....   (125,657)            --          (207,330)             --        (332,987)
  Sale and maturity of
    investments..............    104,410             --            24,130              --         128,540
  Restricted cash equivalents
    and investments, net.....    (44,921)            --                --              --         (44,921)
                               ---------      ---------         ---------       ---------       ---------
         Net cash used in
            investing
            activities.......   (483,746)      (370,161)         (134,936)        763,197        (225,646)
                               ---------      ---------         ---------       ---------       ---------
Financing activities:
  Proceeds from issuance of
    senior and senior
    discount notes...........    550,102             --                --              --         550,102
  Proceeds from loans payable
    to banks and long-term
    debt.....................     31,022             --            28,302              --          59,324
  Repayment of loans payable
    to banks and long-term
    debt.....................   (226,708)            --           (21,496)             --        (248,204)
  Issuance of common stock...    341,949             --             3,738          (3,738)        341,949
  Payment of debt financing
    costs....................    (13,500)            --            (1,722)             --         (15,222)
  Parent company investment
    and advances.............         --        368,658           400,566        (769,224)             --
  Book overdraft.............         --             --            13,386              --          13,386
                               ---------      ---------         ---------       ---------       ---------
         Net cash provided by
            financing
            activities.......    682,865        368,658           422,774        (772,962)        701,335
                               ---------      ---------         ---------       ---------       ---------
Effect of exchange rate
  changes on cash and cash
  equivalents................         --             --            (8,998)             --          (8,998)
Effect of change in foreign
  company reporting lag on
  cash and cash
  equivalents................         --             --            (5,545)             --          (5,545)
                               ---------      ---------         ---------       ---------       ---------
Net increase in cash and cash
  equivalents................     70,791             --           223,978              --         294,769
Cash and cash equivalents at
  beginning of period........     35,713             --             8,396              --          44,109
                               ---------      ---------         ---------       ---------       ---------
Cash and cash equivalents at
  end of period..............  $ 106,504      $      --         $ 232,374       $      --       $ 338,878
                               =========      =========         =========       =========       =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     CASH FLOW INFORMATION FOR THE PERIOD FROM SEPTEMBER 1, 1999 TO DECEMBER 31, 1999 (IN THOUSANDS):

                                                   CRICKET
                                                COMMUNICATIONS   NON-GUARANTOR
                                       LEAP        HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                     --------   --------------   -------------   ------------   ------------
Operating activities:
          Net cash used in
            operating activities...  $ (5,620)     $     --        $(28,551)       $ 2,601        $(31,570)
                                     --------      --------        --------        -------        --------
Investing activities:
  Purchase of property and
     equipment.....................       (50)           --          (4,518)            --          (4,568)
  Investments in and loans to
     subsidiaries and
     unconsolidated wireless
     operating companies...........   (18,990)      (11,087)        (11,744)        39,077          (2,744)
  Restricted cash equivalents......   (20,500)           --              --             --         (20,500)
                                     --------      --------        --------        -------        --------
          Net cash used in
            investing activities...   (39,540)      (11,087)        (16,262)        39,077         (27,812)
                                     --------      --------        --------        -------        --------
Financing activities:
  Proceeds from loans payable to
     bank and long-term debt.......    61,650            --          28,290        (28,290)         61,650
  Issuance of common stock.........     1,721            --              --             --           1,721
  Parent company investment and
     advances......................                  11,087           2,301        (13,388)             --
                                     --------      --------        --------        -------        --------
          Net cash provided by
            financing activities...    63,371        11,087          30,591        (41,678)         63,371
                                     --------      --------        --------        -------        --------
Effect of exchange rate changes on
  cash and cash equivalents........        --            --           7,210             --           7,210
Effect of change in foreign company
  reporting lag on cash and cash
  equivalents......................        --            --           6,695             --           6,695
                                     --------      --------        --------        -------        --------
Net increase (decrease) in cash and
  cash equivalents.................    18,211            --            (317)            --          17,894
Cash and cash equivalents at
  beginning of period..............    17,502            --           8,713             --          26,215
                                     --------      --------        --------        -------        --------
Cash and cash equivalents at end of
  period...........................  $ 35,713      $     --        $  8,396        $    --        $ 44,109
                                     ========      ========        ========        =======        ========

                       LEAP WIRELESS INTERNATIONAL, INC.

     CASH FLOW INFORMATION FOR THE YEAR ENDED AUGUST 31, 1999 (IN THOUSANDS):

                                                    CRICKET
                                                 COMMUNICATIONS   NON-GUARANTOR
                                       LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                     ---------   --------------   -------------   ------------   ------------
Operating activities:
          Net cash used in
            operating activities...  $ (17,286)    $      --        $ (16,819)      $     --      $ (34,105)
                                     ---------     ---------        ---------       --------      ---------
Investing activities:
  Purchase of property and
     equipment.....................     (3,182)                          (753)            --         (3,935)
  Investments in and loans to
     subsidiaries and
     unconsolidated wireless
     operating companies...........   (186,707)      (33,969)        (159,484)       255,689       (124,471)
  Acquisition, net of cash
     acquired......................         --            --          (26,942)            --        (26,942)
  Purchase of wireless licenses....         --            --          (19,009)            --        (19,009)
  Net proceeds from disposal of
     subsidiary....................     16,024            --               --             --         16,024
                                     ---------     ---------        ---------       --------      ---------
          Net cash used in
            investing activities...   (173,865)      (33,969)        (206,188)       255,689       (158,333)
                                     ---------     ---------        ---------       --------      ---------
Financing activities:
  Proceeds from loan payable to
     bank and long-term debt.......    128,584            --           16,720        (10,000)       135,304
  Repayment of long-term debt......    (17,500)           --               --             --        (17,500)
  Issuance of common stock.........      2,301         1,103               --             --          3,404
  Parent company investment and
     advances......................     95,268        32,866          212,823       (245,689)        95,268
                                     ---------     ---------        ---------       --------      ---------
          Net cash provided by
            financing activities...    208,653        33,969          229,543       (255,689)       216,476
                                     ---------     ---------        ---------       --------      ---------
Effect of exchange rate changes on
  cash and cash equivalents........         --            --            2,177             --          2,177
                                     ---------     ---------        ---------       --------      ---------
Net increase in cash and cash
  equivalents......................     17,502            --            8,713             --         26,215
Cash and cash equivalents at
  beginning of period..............         --            --               --             --             --
                                     ---------     ---------        ---------       --------      ---------
Cash and cash equivalents at end of
  period...........................  $  17,502     $      --        $   8,713       $     --      $  26,215
                                     =========     =========        =========       ========      =========

                       LEAP WIRELESS INTERNATIONAL, INC.

     CASH FLOW INFORMATION FOR THE YEAR ENDED AUGUST 31, 1998 (IN THOUSANDS):

                                                    CRICKET
                                                 COMMUNICATIONS   NON-GUARANTOR
                                       LEAP         HOLDINGS      SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                     ---------   --------------   -------------   ------------   ------------
Operating activities:
          Net cash used in
            operating activities...  $  (9,322)     $     --        $  (8,486)      $   (570)     $ (18,378)
                                     ---------      --------        ---------       --------      ---------
Investing activities:
  Investments in and loans to
     subsidiaries and
     unconsolidated wireless
     operating companies...........   (140,234)      (16,146)        (129,156)       151,632       (133,904)
  Acquisition......................       (564)           --               --             --           (564)
  Purchase of wireless licenses....         --            --           (6,274)            --         (6,274)
                                     ---------      --------        ---------       --------      ---------
          Net cash used in
            investing activities...   (140,798)      (16,146)        (135,430)       151,632       (140,742)
                                     ---------      --------        ---------       --------      ---------
Financing activities:
  Proceeds from loan payable to
     bank..........................         --            --            9,000             --          9,000
  Parent company investment and
     advances......................    150,120        16,146          134,916       (151,062)       150,120
                                     ---------      --------        ---------       --------      ---------
          Net cash provided by
            financing activities...    150,120        16,146          143,916       (151,062)       159,120
                                     ---------      --------        ---------       --------      ---------
Net increase in cash and cash
  equivalents......................         --            --               --             --             --
Cash and cash equivalents at
  beginning of period..............         --            --               --             --             --
                                     ---------      --------        ---------       --------      ---------
Cash and cash equivalents at end of
  period...........................  $      --      $     --        $      --       $     --      $      --
                                     =========      ========        =========       ========      =========

PROXY                   LEAP WIRELESS INTERNATIONAL, INC.                  PROXY
                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 19, 2001

     The undersigned hereby appoints Harvey P. White and James E. Hoffmann, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Leap Wireless International, Inc. ("Leap") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Leap to be held at the San Diego Marriott La Jolla, 4240 La Jolla Village Drive, La Jolla, California 92037, on Thursday, April 19, 2001 at 3:30 p.m. local time and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all other matters that may properly come before the meeting. With respect to any matter not known to Leap as of March 5, 2001, such proxies are authorized to vote in their discretion.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

  YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE AND
              PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                   (Continued and to be signed on other side)


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                            - FOLD AND DETACH HERE -

                        LEAP WIRELESS INTERNATIONAL, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.


1. To elect three directors to hold office until the Annual Meeting of Stockholders following fiscal year 2003.
     NOMINEES: 01 Harvey P. White, 02 Jeffrey P. Williams and 03 Scot B. Jarvis

                                         For All Except
                        For   Withheld   Nominees Written In Below
                        / /     / /            / /

     Nominee Exceptions _________________________________________________

2. To approve the adoption of Leap's 2001 Executive Officer Deferred Bonus Stock Plan.

                             For   Against   Abstain
                             / /     / /       / /


3.   To approve an amendment to Leap's 1998 Employee Stock Purchase Plan.

                             For   Against   Abstain
                             / /     / /       / /


4. To ratify the selection of PricewaterhouseCoopers LLP as Leap's independent accountants for the fiscal year ending December 31, 2001.

                             For   Against   Abstain
                             / /     / /       / /



I PLAN TO ATTEND THE MEETING                                                 / /

Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature_________________ Dated:______ Signature__________________ Dated:______

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